UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SM&A

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December 8, 2008
SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear SM&A Stockholder:

You are cordially invited to attend a special meeting of stockholders of SM&A (“SM&A”) to be held at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660, on December 29, 2008, at 9:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 31, 2008 (the “merger agreement”), by and among SM&A, Project Victor Holdings, Inc., a Delaware corporation (“Parent”), and Project Victor Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent is controlled by a private investment fund affiliated with Odyssey Investment Partners, LLC.

The merger agreement contemplates the merger of Merger Sub with and into SM&A, with SM&A continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “merger”). Upon the completion of the merger, each share of our common stock (other than shares held by stockholders who perfect their appraisal rights in accordance with Delaware law, and shares held by SM&A, Parent, Merger Sub and their respective wholly-owned subsidiaries), and each share of our common stock underlying outstanding restricted stock units, will be converted into the right to receive $6.25 in cash, without interest and less any applicable withholding taxes. In addition, each outstanding option to purchase SM&A common stock that has an exercise price less than $6.25 (other than any assumed by Parent by mutual agreement of SM&A and Parent) will be converted into the right to receive a cash amount, without interest and less any applicable withholding taxes, equal to $6.25 less the exercise price of the option, multiplied by the number of shares subject to the option.

After careful consideration, our board of directors has unanimously determined that the merger is advisable and in the best interests of SM&A and its stockholders. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote “FOR” the approval and adoption of the merger agreement at the special meeting. Our board of directors’ recommendation is based, in part, upon the unanimous recommendation of the special committee of our board of directors, which consists of five independent and disinterested directors and was organized to review, evaluate and negotiate a possible transaction relating to the sale of SM&A to Parent.

Our board of directors also recommends that you vote “FOR” approval of adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger agreement by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the merger and provide specific information concerning the special meeting. We encourage you to read those materials carefully.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

/s/ Robert J. Untracht Robert J. Untracht Chairman of the Special Committee of the Board of Directors	/s/ Cathy L. McCarthy Cathy L. McCarthy President and Chief Executive Officer

This proxy statement is dated December 8, 2008, and is first being mailed to our stockholders on or about December 8, 2008.

4695 MacArthur Court, 8th Floor
Newport Beach, California 92660
(949) 975-1550

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on December 29, 2008

Dear SM&A Stockholder:

Notice is hereby given that on December 29, 2008, at 9:00 a.m., local time, SM&A (“SM&A”) will hold a special meeting of its stockholders (the “special meeting”) at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 31, 2008 (the “merger agreement”), by and among SM&A, Project Victor Holdings, Inc. (“Parent”) and Project Victor Merger Sub, Inc. (“Merger Sub”), and to approve Parent’s acquisition of SM&A through a merger of Merger Sub, which is a wholly-owned subsidiary of Parent, with and into SM&A, as contemplated by the merger agreement; and

2. To consider and vote upon a proposal to approve any adjournments of the special meeting, if determined necessary by SM&A, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve and adopt the merger agreement.

The merger proposal is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

Only holders of record of SM&A common stock at the close of business on December 5, 2008, the record date for the special meeting, or their proxies can vote at the special meeting or any adjournment or postponement thereof. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of SM&A common stock issued and outstanding on the record date. The list of stockholders entitled to vote at the special meeting is available, upon request, at SM&A’s corporate headquarters at the address indicated above, for examination by any SM&A stockholder.

Your vote is important.  Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card, or vote by telephone or the Internet by following the instructions contained on the enclosed proxy card, at your earliest convenience. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Instructions for voting your shares are included on the enclosed proxy card or voting instruction card. If you are a record holder and you send in your proxy, or vote by telephone or the Internet, and then decide to attend the special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting. If you have any questions about the proposals or about your shares, please contact MacKenzie Partners, Inc. by telephone at (800) 322-2885 (toll-free) if you are an individual stockholder or at (212) 929-5500 (collect) if you are a bank or broker, or by e-mail at winsproxy@mackenziepartners.com.

If the merger is completed, SM&A stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of SM&A common stock, as determined by the Delaware Court of Chancery under applicable provisions of Delaware law. A copy of the applicable Delaware statutory provisions is included as Annex C to the proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” beginning on page 41 of the proxy statement.

By Order of the Board of Directors,

/s/ James R. Eckstaedt
James R. Eckstaedt
Executive Vice President, Finance
Chief Financial Officer and Secretary

Newport Beach, California
December 8, 2008

i

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on our expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include, among other things, statements under the heading “The Merger — Projected Financial Data,” statements concerning whether and when the merger will close, whether conditions to the merger will be satisfied, the effect of the merger on our business and operating results, and other statements qualified by words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “should,” and similar words indicating future events. These forward-looking statements are based on our expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

•	the failure of the merger to be completed;

•	the time at which the merger is completed;

•	approval and adoption of the merger agreement by our stockholders; and

•	failure by SM&A or by Parent or Merger Sub to satisfy the other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that SM&A has filed with the Securities and Exchange Commission (the “SEC”) under “Where You Can Find More Information.”

iii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the provisions of the merger agreement, you should read carefully this entire proxy statement, including its annexes, and the other documents to which we refer you. See “Where You Can Find More Information.” References to captioned sections in this summary term sheet and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this summary term sheet section. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Throughout this proxy statement, “SM&A,” “we,” “us” and “our” refer to SM&A, “Parent” refers to Project Victor Holdings, Inc. and “Merger Sub” refers to Project Victor Merger Sub, Inc. Also, we refer to the merger between SM&A and Merger Sub as the “merger,” and the Agreement and Plan of Merger, dated as of October 31, 2008, by and among SM&A, Parent and Merger Sub as the “merger agreement.”

The Companies

Odyssey Investment Partners, LLC
21650 Oxnard Street, Suite 1650
Woodland Hills, CA 91367
(818) 737-1111

Odyssey Investment Partners, LLC, based in New York, which we refer to as “Odyssey,” is a leading middle-market private equity firm with more than $1.2 billion under management. Odyssey makes majority, control investments primarily in established middle-market companies in a variety of industries, including industrial manufacturing, business, financial and healthcare services, aerospace products, and localized and route-based service businesses.

Project Victor Holdings, Inc.
c/o Odyssey Investment Partners, LLC
21650 Oxnard Street, Suite 1650
Woodland Hills, CA 91367
(818) 737-1111

Project Victor Holdings, Inc., which we refer to as “Parent,” is a newly-formed Delaware corporation. Parent was formed solely for the purpose of effecting the merger and the transactions related to the merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the merger agreement. Following completion of the merger, based on current commitments, investment vehicles affiliated with Odyssey, including Odyssey Investment Partners Fund III, LP, a Delaware limited partnership, will own the majority of Parent’s equity and control the boards of directors of Parent and SM&A. Caltius Partners IV, LP and its affiliates (which we refer to as “Caltius”), have agreed to provide debt and equity financing in connection with the transaction and will also own an equity interest in Parent. Existing members of SM&A management may also obtain an equity interest in Parent, as a result of participation in equity incentive plans after the merger, the potential exchange of SM&A stock held by management for equity of Parent in transactions not contemplated by the merger agreement, or the assumption of certain options which may occur in connection with the transaction. See “Arrangements with the Surviving Corporation” on page 39.

Project Victor Merger Sub, Inc.
c/o Odyssey Investment Partners, LLC
21650 Oxnard Street, Suite 1650
Woodland Hills, CA 91367
(818) 737-1111

Project Victor Merger Sub, Inc., which we refer to as “Merger Sub,” is a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the merger and the transactions related to the merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the merger agreement.

SM&A
4695 MacArthur Court, 8th Floor
Newport Beach, California 92660
(949) 975-1550

SM&A is the world’s leading provider of Competition Management (business capture and proposal development) services, and a leading provider of Program Services (post-award risk mitigation and profit maximizing) services. Under these two service lines, our approximately 400 employees and consultants provide strategy, proposal management, program management, systems engineering, program planning, and other high-value technical support to major industrial customers in the defense, homeland security, aerospace, systems integration/information technology, and engineering sectors.

Additional information regarding SM&A is contained in our filings with the SEC. See “Where You Can Find More Information” on page 69 of this proxy statement.

The Special Meeting of SM&A Stockholders (see page 13)

Time, Date and Place.  A special meeting of our stockholders will be held on December 29, 2008, at 9:00 a.m., local time, at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660, to consider and vote upon a proposal to approve and adopt the merger agreement. In addition, you may be asked to consider a proposal to approve adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger agreement, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on December 5, 2008, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 18,450,860 shares of our common stock issued and outstanding held by approximately 87 holders of record.

Required Quorum and Votes.  The holders of a majority of the issued and outstanding shares of our common stock must be present, in person or by proxy, at the special meeting for a quorum to be present. The proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock issued and outstanding at the close of business on the record date.

The proposal to approve adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger agreement by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting.

The Merger (see page 15)

The board of directors of SM&A, upon the recommendation of the special committee of the board of directors, has unanimously approved the merger agreement. If the merger agreement is approved and adopted by SM&A stockholders, Merger Sub will be merged with and into SM&A. SM&A will be the surviving company in the merger, and will become a wholly-owned subsidiary of Parent.

If the merger is completed, you will be entitled to receive $6.25 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of SM&A. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

SM&A’s Board of Directors’ and Special Committee’s Recommendation (see page 27)

The special committee is a committee of our board of directors that was formed on August 5, 2008 for the purpose of, among other things, reviewing, evaluating and negotiating a possible transaction relating to the sale of SM&A to Parent. The special committee is comprised of the following five independent and disinterested members of our board of directors: Robert J. Untracht (Chairman), William C. Bowes, Dwight L. Hanger, J. Christopher Lewis and Joseph B. Reagan. The special committee unanimously determined that the merger agreement and the merger are advisable and in the best interests of SM&A and our stockholders and recommended to our board of directors that the merger agreement and the merger be approved and declared advisable by our board of directors and that our board of directors recommend approval and adoption by our stockholders of the merger agreement. The board of directors, upon the recommendation of the special committee, unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Wedbush Morgan Securities Inc. (see page 30)

In connection with the merger, the special committee received a written opinion, dated October 31, 2008, from Wedbush Morgan Securities Inc., which we refer to as Wedbush Morgan, as to the fairness, from a financial point of view and as of the date of such opinion, of the $6.25 per share consideration to be received in the merger by holders of SM&A common stock. The full text of Wedbush Morgan’s written opinion, dated October 31, 2008, is attached to this proxy statement as Annex B. Wedbush Morgan’s opinion was provided for the benefit of the special committee and the board of directors in connection with their evaluation of the proposed merger, and does not address the relative merits of the merger as compared to alternative transactions that might be available to SM&A. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. Holders of SM&A common stock are encouraged to read Wedbush Morgan’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wedbush Morgan.

Interests of SM&A’s Executive Officers and Directors in the Merger (see page 36)

When SM&A stockholders consider the recommendation of our board of directors to vote in favor of the proposal to approve and adopt the merger agreement, they should be aware that officers and directors of SM&A may have interests in the merger that may be different from, or in addition to, the interests of SM&A stockholders generally. These interests include, among others, the acceleration of vesting and removal of restrictions with respect to stock options and other equity awards, the provision of additional severance benefits if their employment is terminated under certain circumstances following the change in control of SM&A, and the continuation of rights to indemnification and liability insurance. In addition, as discussed below under “Arrangements with the Surviving Corporation,” some members of SM&A management may obtain an equity interest in Parent prior to consummation of the merger, or be granted such an equity interest after the merger. SM&A’s board of directors was aware of and considered these interests when it approved the merger agreement and the merger.

As of the record date, directors and executive officers of SM&A, and their affiliates, had the right to vote approximately 376,832 shares of SM&A common stock, or approximately 2.04% of the issued and outstanding SM&A common stock at that date.

Equity Plans (see page 47)

Stock Options.  As of the record date, 2,644,776 options to purchase shares of SM&A common stock were issued and outstanding under our equity incentive plans. At the effective time of the merger, each then outstanding option (whether vested or unvested) will become fully vested and be cancelled, and each holder of such option will be entitled to receive an amount in cash equal to the product of (a) the number of shares for which such option is exercisable and (b) the excess of the per share price of $6.25 to be paid with respect to our common stock in the merger over the per share exercise price of such option, without interest and less any applicable tax withholdings. Notwithstanding the foregoing, pursuant to the terms of the merger agreement, certain options may be assumed by

Parent in connection with the merger and, if so assumed, will not be exchanged for cash. Parent and SM&A will agree prior to the closing as to the options, if any, that will be assumed by Parent in connection with the merger.

Restricted Stock Units.  As of the record date, 420,000 shares of our common stock were subject to issued and outstanding unvested restricted stock units granted under our equity incentive plans. Under the terms of the merger agreement, as of the effective time of the merger, each then issued and outstanding restricted stock unit (whether vested or unvested) will become fully vested and cancelled in exchange for the right to receive an amount in cash equal to the total number of shares of common stock subject to such restricted stock unit multiplied by $6.25, without interest and less any applicable tax withholdings.

Employee Stock Purchase Plan.  Under the terms of the merger agreement, prior to the effective time of the merger we will take all necessary action such that, among other things, our Amended and Restated Employee Stock Purchase Plan will terminate at the effective time of the merger.

Arrangements with the Surviving Corporation (see page 39)

Parent has previously indicated its belief that the continued involvement of our existing management team is integral to SM&A’s future success. However, as of the date of this proxy statement, no members of our current management team have entered into any agreement, arrangement or understanding with SM&A or its subsidiaries (other than their existing employment arrangements in effect as of the date of the merger agreement) or with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert their SM&A equity into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Pursuant to the terms of the merger agreement, Parent and SM&A may agree prior to the closing that Parent will assume certain outstanding options to purchase our common stock. Parent currently does not have any obligation to assume any such options. Further, Parent has informed SM&A that Parent may allow some members of SM&A management to exchange their shares of SM&A common stock for equity of Parent prior to completion of the merger in transactions not contemplated by the merger agreement and/or establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any equity-based compensation plans adopted by Parent would generally vest following completion of the merger over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment with, and the right to exchange their SM&A shares for Parent equity, or purchase or otherwise participate in the equity of Parent (and/or a subsidiary of Parent after the merger), no member of our management has entered into such an arrangement as of the date of this proxy statement, no discussions about specific terms of any such arrangements have occurred between members of our current management and representatives of Parent, and there can be no assurance that any parties will agree as to any such arrangements or whether such arrangements would be put in place before or after the merger is completed. Pursuant to the terms of the merger agreement, Parent has generally agreed to provide continuing SM&A employees (including our management team) certain salary and bonus opportunities, other employee benefits, and severance benefits consistent with similar benefits that were in effect on the date of the merger agreement for one year after the effective time of the merger agreement.

The Merger Agreement (see page 47)

General.  The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement contained in Annex A.

The merger agreement contemplates the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into SM&A, with SM&A surviving the merger. Upon completion of the merger, SM&A will become a wholly-owned subsidiary of Parent. The merger will become effective upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and Parent may agree to and specify in the certificate of merger. Upon completion of the merger, holders of our common stock will be entitled to receive $6.25 in cash, without interest and less applicable withholding taxes, for each share of our common stock held at the effective time of the merger.

The merger agreement contains representations and warranties by SM&A and by Parent and Merger Sub that we believe are customary for agreements of this nature. The merger agreement also contains customary covenants, including SM&A’s covenant to conduct its business in the ordinary and usual course consistent with past practice and to obtain Parent’s consent before engaging in certain activities. In addition, Parent has agreed to use its commercially reasonable efforts to take, or cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange, and to consummate in a timely manner, the equity and debt financing on the terms specified in the financing commitment letters it delivered to us, subject to certain conditions specified in the merger agreement. Parent and Merger Sub are obligated to keep SM&A informed of the status of Parent’ efforts to secure such financing. Similarly, SM&A has agreed to cooperate with Parent in connection with its debt financing.

Acquisition Proposals by Third Parties (see page 53).  During a “go-shop” period ending on December 15, 2008, which is 45 days after the date of the merger agreement, we and our representatives generally have the right to: (i) initiate, solicit and encourage competing “acquisition proposals” (generally meaning inquiries, offers or indications of interest for the acquisition of at least 15% of the equity or assets of SM&A); and (ii) enter into and maintain discussions or negotiations with respect to potential acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

Subject to certain exceptions described below, we have agreed that, upon termination of the go-shop period on December 15, 2008, we will not, and will use our reasonable best efforts to cause our representatives not to:

•	initiate or solicit or knowingly encourage or facilitate the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal;

•	enter into, continue or otherwise engage in any discussions or negotiations with respect to any of the foregoing or otherwise knowingly cooperate with, assist, participate in, facilitate or encourage any such inquiries, proposals, discussions or negotiations; or

•	approve or recommend, or publicly propose to approve or recommend, an acquisition proposal or enter into any merger or other agreement relating to an acquisition proposal or that requires SM&A to abandon, terminate or not consummate the transactions contemplated by the merger agreement or breach our obligations thereunder, or propose or agree to do any of the foregoing.

These restrictions do not apply to “excluded parties” making acquisition proposals prior to the termination of the go-shop period which our board of directors believes to be, or may reasonably be expected to lead to, a “superior proposal”, such that the failure to consider such proposal further would be inconsistent with its fiduciary duties to our stockholders. We have also agreed that, upon termination of the go-shop period, we will immediately cease, and will exercise our reasonable best efforts to cause our representatives to terminate, specified activities with respect to any inquiries, proposals, discussions or negotiations with any third parties (other than excluded parties) previously conducted by SM&A or on our behalf with respect to any acquisition proposal. For purposes of these restrictions, a superior proposal means an acquisition proposal for at least 75% of the equity or assets of SM&A that our board of directors concludes in good faith, after consultation with its outside counsel and financial advisors, and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) is more favorable to our stockholders from a financial point of view than the merger, and (ii) is reasonably likely to be consummated on a timely basis.

However, if after termination of the go-shop period, but before obtaining our stockholders’ approval of the merger agreement (i) we receive a written acquisition proposal from a third party that our board of directors believes in good faith to be bona fide, (ii) such acquisition proposal did not occur as a result of a breach of our non-solicitation obligations in the merger agreement, (iii) our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes or may reasonably be expected to lead to a superior proposal and (iv) after consultation with its outside counsel, our board of directors determines in good faith that the failure to take any of the following actions would be inconsistent with its fiduciary duties to our stockholders, then we may, subject to certain limitations, furnish information (including non-public information) with respect to ourselves to, and participate in discussions or negotiations with, the third party making the acquisition proposal.

Finally, if we receive an acquisition proposal which our board of directors concludes in good faith, after consultation with outside counsel and its financial advisor, and taking into account any adjustments to the terms of the merger agreement that may be offered by Parent in connection with the four business day negotiating period described below, constitutes a superior proposal, our board of directors may take any of the following actions at any time prior to obtaining our stockholders’ approval of the merger agreement, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders:

•	withhold, withdraw, modify, qualify, or amend (or propose publicly to do any of the foregoing), in a manner adverse to Parent or Merger Sub, the recommendation of our board of directors to approve the merger agreement,

•	approve or recommend the superior proposal, and/or

•	terminate the merger agreement with Parent to enter into a definitive agreement with respect to the superior proposal.

However, our board of directors may not take such actions unless:

•	the superior proposal did not result from our breach of our non-solicitation obligations in the merger agreement,

•	we have provided prior written notice to Parent of our intention to take any such action with respect to a superior proposal at least four business days in advance of taking such action, providing specified information regarding the superior proposal, and

•	during such four business day period, we and our advisors negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make adjustments to the terms and conditions of the merger agreement with Parent so that the superior proposal ceases to constitute a superior proposal.

The change of recommendation or termination of the merger agreement described above may obligate us to pay a termination fee to Parent as described below.

Conditions to Completion of the Merger (see page 58).  The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	our stockholders must have approved the merger agreement;

•	any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) must have expired or been terminated without any limitation, restriction or condition that would have a material adverse effect on SM&A; and

•	no injunction, law, rule, legal restraint or prohibition may be in effect preventing, restraining, imposing materially burdensome conditions on, or rendering illegal the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver of each of the following conditions:

•	our representations and warranties contained in the merger agreement must be true and correct, subject to certain exceptions, as of the dates specified in the merger agreement;

•	we must have performed in all material respects all of our obligations required to be performed by SM&A under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, there must not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a “Company Material Adverse Effect” (see “The Merger Agreement — Definition of Company Material Adverse Effect”);

•	the time period for the exercise by any of our stockholders of appraisal rights, including under Section 262 of the Delaware General Corporation Law, must have expired and the holders of shares representing less than

10% of our outstanding shares of common stock must have demanded and perfected their appraisal rights and not withdrawn such demand;

•	Merger Sub must have obtained an aggregate of $75.0 million of debt financing (of which $10.0 million must be available on an undrawn revolving credit facility) on the terms and for the purposes set forth in the debt financing commitments Parent delivered to SM&A in connection with the execution of the merger agreement (provided that if all other conditions to closing are satisfied and Parent or Merger Sub fails to consummate the merger, then Parent may be required to pay the termination fee described below);

•	each of the directors of SM&A and our subsidiaries must have delivered a letter of resignation effective as of the closing;

•	SM&A must have, as of immediately prior to the closing, (i) no less than $5.0 million in cash and cash equivalents and (ii) no outstanding indebtedness for borrowed money, letters of credit or outstanding guarantees of indebtedness for borrowed money; and

•	SM&A must have delivered a solvency certificate to Parent in the form attached to the merger agreement.

The obligations of SM&A to effect the merger are also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement must be true and correct, subject to certain exceptions, as of the dates specified in the merger agreement; and

•	Parent and Merger Sub must have performed in all material respects all of their respective obligations required to be performed by them under the merger agreement at or prior to the closing date.

Any party to the merger agreement may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Termination of the Merger Agreement (see page 60).  The merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding approval of the merger agreement by our stockholders) prior to the effective time of the merger by:

•	the mutual written consent of SM&A and Parent;

•	either SM&A or Parent upon any final and non-appealable legal order, injunction or other restraint permanently restraining, enjoining, otherwise prohibiting or imposing materially burdensome conditions on consummation of the merger, subject to certain requirements regarding the terminating party’s efforts to oppose the applicable restraint;

•	either SM&A or Parent, if the merger is not consummated by April 30, 2009, which we refer to as the “outside date,” subject to limited exceptions regarding the terminating party’s compliance with the terms of the merger agreement;

•	either SM&A or Parent, if the required approval of the merger agreement by our stockholders is not obtained at the special stockholders meeting (including at any adjournments or postponements thereof);

•	us, if Parent or Merger Sub breach of any of their covenants, agreements, representations or warranties set forth in the merger agreement which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of our closing conditions to be satisfied and which is not or cannot be cured within specified time periods, subject to our compliance with the terms of the merger agreement;

•	Parent, if we breach of any of our covenants, agreements, representations or warranties set forth in the merger agreement which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of Parent’s closing conditions to be satisfied and which is not or cannot be cured within specified time periods, subject to Parent’s compliance with the terms of the merger agreement;

•	Parent, if (i) our board of directors changes or is deemed to have changed its recommendation to our stockholders to approve the merger agreement, (ii) our board of directors withholds, withdraws, qualifies, modifies or amends such recommendation in a manner adverse to Parent or Merger Sub, (iii) our board of directors (or any committee thereof) approves, adopts or recommends, or enters into or allows SM&A or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for, any superior proposal or acquisition proposal, (iv) our board of directors fails publicly to reaffirm its recommendation to approve the merger agreement within 10 business days after the date any acquisition proposal or any material modification thereto is first published or sent or given to our stockholders (with the understanding being that taking no position with respect to such acquisition proposal or modification thereto will constitute a failure to reject the acquisition proposal), or (v) we breach specified obligations under the merger agreement (generally relating to non-solicitation, our board of directors’ recommendation and the special meeting) in any manner that adversely affects Parent or Merger Sub;

•	us, at any time prior to our stockholders’ approval of the merger agreement, in accordance with, and subject to the terms and conditions of, certain provisions of the merger agreement described above relating to our entry into an alternative agreement relating to a superior proposal;

•	us, if all of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than the debt financing condition) have been satisfied or waived, and Parent or Merger Sub fail for any reason to consummate the closing on the second business day after all such conditions are satisfied or waived; or

•	Parent, if (i) all of the conditions to its obligations to consummate the merger (other than the applicable conditions relating to the debt financing, our cash position and indebtedness and our delivery of the required solvency certificate) have been satisfied or waived, and (ii) we fail for any reason to satisfy either the condition related to our cash position and indebtedness or the condition related to our delivery of the required solvency certificate, subject to Parent’s furnishing the confirmation of its financing contemplated by the condition related to our delivery of the required solvency certificate, and compliance with the other terms of the merger agreement.

Termination Fee; Limited Guaranty (see page 61).  The merger agreement requires that we pay Parent specified termination and/or expense reimbursement fees in certain circumstances if we or Parent terminate the merger agreement. The termination fee, if any, payable by SM&A to Parent is generally approximately $4.2 million unless the termination is in connection with an acquisition proposal or superior proposal submitted by an excluded party, in which case the termination fee is approximately $1.2 million plus all reasonably documented expenses of Parent, which sum may not exceed approximately $3.6 million in the aggregate.

The merger agreement also requires that Parent pay SM&A a termination fee of approximately $4.2 million if we terminate the merger agreement in specified circumstances. Odyssey Investment Partners Fund III, LP has provided a limited guaranty of Parent’s obligation to pay the applicable termination fee.

In the event the merger agreement is terminated and a termination fee is paid by either Parent or SM&A, the paying party is generally not liable for any amounts above the amount of the termination fee in connection with the merger agreement or the transactions contemplated thereby. In addition, in the event the merger agreement is terminated, Parent will have no liability in excess of approximately $4.2 million under the merger agreement or otherwise with respect to the transactions contemplated by the merger agreement.

No Third Party Beneficiaries (see page 64).  Nothing in the merger agreement confers upon any person other than the parties thereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature, other than certain matters relating to indemnification and insurance, which shall inure to the benefit of certain persons who are intended to be third-party beneficiaries thereof.

Amendment or Modification of the Merger Agreement (see page 64).  Subject to applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and SM&A; provided, however, that, after approval of the merger agreement and the merger by our stockholders, no amendment may be made to the merger agreement which would have the effect of reducing the amount or changing the type of consideration into which our outstanding shares of common stock are converted into the right to receive upon consummation of the merger.

Financing (see page 40)

The payments required to be made by Parent and Merger Sub to complete the merger and the related transactions are expected to be funded by a combination of $50.0 million in equity financing and $65.0 million in debt financing, together with cash on-hand at SM&A. Parent has received an equity commitment letter from Odyssey Investment Partners Fund III, LP with respect to the $50.0 million equity component of its expected financing of the merger, and Merger Sub has received debt commitment letters from certain affiliates of Caltius (for $65.0 million in senior and senior subordinated secured credit facilities) with respect to the debt component of the expected financing of the merger and from City National Bank (for a $10.0 million senior secured revolving line of credit) for working capital needs after the closing of the merger. Affiliates of Caltius have also committed to provide $5.0 million in equity financing, which will comprise a portion of the equity to be provided by the fund. The transactions contemplated by each of the commitment letters are contingent upon, among other things, the closing of the merger, the prior execution of definitive documentation between Parent, Merger Sub and the applicable counterparties with respect to the financing arrangements, and the satisfaction of the closing conditions set forth therein.

Market Price and Dividend Data (see page 65)

Our common stock is quoted on The NASDAQ Stock Market under the symbol “WINS.” On October 30, 2008, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $2.41 per share as quoted on The NASDAQ Stock Market. On December 5, 2008, the last trading day prior to the date of this proxy statement, our common stock closed at $5.79 per share as quoted on The NASDAQ Stock Market. We urge stockholders to obtain a current quotation of our common stock.

Appraisal Rights (see page 41)

Under Delaware law, SM&A stockholders of record who do not vote in favor of the merger and who properly deliver a written demand for appraisal to SM&A will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially-determined fair value of their shares of SM&A common stock if the merger is completed. The provisions of the Delaware General Corporation Law relating to appraisal rights are attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights under Delaware law.

Material United States Federal Income Tax Consequences of the Merger (see page 44)

The exchange of shares of our common stock for the merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes. In general, each stockholder will recognize gain or loss in an amount equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Matters (see page 57)

Under the HSR Act, Parent and SM&A cannot consummate the merger until we have filed the required notification forms and, if requested, furnished additional information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the specified waiting period expires or is terminated. On November 21, 2008, SM&A and Parent filed HSR Act notification forms with the Department of Justice and the Federal Trade Commission. Early termination of the applicable waiting periods under the HSR Act was granted on December 2, 2008.

Delisting and Deregistration of SM&A Common Stock (see page 43)

If the merger is completed, SM&A’s common stock will no longer be traded on The NASDAQ Stock Market and will be deregistered under the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the SM&A special meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of its annexes.

Why am I receiving the proxy materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of SM&A is soliciting your proxy to vote at a special meeting of SM&A stockholders in connection with a proposal to approve and adopt a merger agreement whereby SM&A would become a wholly-owned subsidiary of Parent. You may submit a proxy if you complete, date, sign and return the enclosed proxy card, or if you vote by telephone or the Internet by following the instructions on the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted at the special meeting.

What will I receive in the merger for my shares?

If the merger is completed, you will be entitled to receive $6.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $625.00 in cash, less any applicable withholding taxes, in exchange for those shares.

What will happen in the merger with any options or restricted stock units that I hold to acquire SM&A common stock under SM&A’s stock incentive plans?

At the effective time of the merger, each issued and outstanding option (other than options assumed by Parent by agreement of Parent and SM&A) will become fully vested and cancelled in exchange for the right to receive an amount in cash equal to the number of shares subject to such option, multiplied by the excess of (i) the price of $6.25 to be paid with respect to a share of our common stock in the merger, over (ii) the exercise price per share of such option, less any applicable withholding taxes. At the effective time of the merger, each issued and outstanding restricted stock unit will become fully vested and cancelled in exchange for the right to receive an amount in cash equal to the total number of shares of common stock subject to such restricted stock unit multiplied by $6.25, less any applicable withholding taxes.

How does SM&A’s board of directors recommend I vote?

Our board of directors has unanimously adopted resolutions approving the merger agreement and the merger, determining that the merger and the merger agreement are advisable and in the best interests of SM&A and our stockholders, and directing that the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote “FOR” the approval and adoption of the merger agreement. This recommendation is based, in part, upon the unanimous recommendation of the independent special committee of the board of directors. The reasons for the special committee’s recommendation and our board of directors’ determination are discussed below in this proxy statement. Our board of directors also recommends that you vote “FOR” approval of adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger proposal by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Who will own SM&A after the merger?

After the merger, SM&A will be a wholly-owned subsidiary of Parent, an entity owned substantially by Odyssey Investment Partners Fund III, LP. From and after the effective time of the merger you will no longer benefit from any increase in SM&A’s value, nor will you acquire an ownership interest in Parent or any of the entities that own Parent. Optionees whose options are assumed by Parent in the merger, if any, will retain the opportunity to acquire, upon exercise of those options, an ownership interest in Parent after the effective time and could benefit from any increase in SM&A’s value after the effective time.

What vote is needed to approve and adopt the merger agreement?

The affirmative vote of a majority of the issued and outstanding shares of our common stock is required to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share of stock they held on the record date. Proxies returned to SM&A that are properly signed and dated but not marked to indicate your voting preference will be counted as votes “FOR” approval and adoption of the merger agreement.

What do I need to do now?

We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope, or vote by telephone or by the Internet by following the instructions on the enclosed proxy card as soon as possible so that your shares can be voted at the special meeting.

What happens if I do not return a proxy card or vote by telephone or the Internet?

If you fail to return your proxy card or vote by telephone or the Internet, and do not attend the special meeting in person or through another proxy, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card or otherwise have your shares duly voted for the merger at the special meeting will have the same effect as voting “AGAINST” the merger.

May I vote in person?

Yes. If your shares are not held in “street name” through a broker, bank or other nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker, bank or other nominee in order to attend the special meeting and vote.

Do I need to attend the special meeting in person?

No. You do not have to attend the special meeting in order to vote your shares of common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope or voting by telephone or the Internet by following the instructions on the enclosed proxy card.

If my broker holds my shares in “street name,” will my broker vote my shares for me?

Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Should I send in my SM&A stock certificates now?

No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the applicable merger consideration.

When do you expect the merger to be completed?

We are working toward completing the merger as quickly as possible. We currently expect the merger to be completed near the end of 2008. However, we cannot assure you when or if the merger will occur. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Either Parent or we may terminate the merger agreement if the merger has failed to occur by April 30, 2009, and the terminating party has not caused that failure by its breach of the merger agreement.

What if the proposed merger is not completed?

If the merger is not completed, we will continue our current operations and our status as a publicly held company.

Am I entitled to appraisal rights?

Under Delaware law, SM&A stockholders of record who do not vote in favor of the merger and who properly deliver a written demand for appraisal to SM&A will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially-determined fair value of their shares of SM&A common stock if the merger is completed. The provisions of the Delaware General Corporation Law relating to appraisal rights are attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights under Delaware law.

Will the merger be a taxable transaction for me?

If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your SM&A common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss in an amount equal to the difference between (i) the amount of cash you receive (determined before reduction for any applicable withholding taxes) in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

What other matters will be voted on at the special meeting?

Our stockholders are also being asked to vote at the special meeting in favor of adjourning the meeting, if adjournments are determined necessary by SM&A, to facilitate the approval and adoption of the merger proposal by permitting the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. This proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting to be approved. Pursuant to Delaware law and our bylaws, only matters set forth in the notice of meeting may be considered at the special meeting of stockholders.

Who can help answer my questions?

If you have questions about the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) if you are an individual stockholder or at (212) 929-5500 (collect) if you are a bank or broker, or by e-mail at winsproxy@mackenziepartners.com, or you can contact us at SM&A, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, (949) 975-1550.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660, at 9:00 a.m., local time, on December 29, 2008.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to approve and adopt the merger agreement. Our board of directors has approved resolutions approving the merger agreement and the merger, determining that the merger agreement and the merger are advisable and in the best interests of SM&A and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors, upon the unanimous recommendation of the independent special committee of our board of directors, unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement.

Our board of directors also recommends that our stockholders vote “FOR” the approval of adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger proposal by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on December 5, 2008, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date, 18,450,860 shares of our common stock were issued and outstanding and held by approximately 87 holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. Our bylaws provide that if a quorum is not present at any meeting of our stockholders, then holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have the power to adjourn the meeting to another place (if any), date or time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. However, if the adjournment is to a date that is more than 30 days after the original meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Votes Required

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger proposal. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote in accordance with the instructions you have received from your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against the approval and adoption of the merger agreement.

The proposal to approve adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger proposal by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal.

Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As of the record date, directors and executive officers of SM&A, and their affiliates, had the right to vote 376,832 shares of SM&A common stock, or 2.04% of the issued and outstanding SM&A common stock at that date.

Voting of Proxies

All shares represented by properly executed or submitted proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the approval of adjournments of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger proposal by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. No proxy that is specifically marked “AGAINST” approval and adoption of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting to a later date.

Pursuant to Delaware law, our bylaws and the merger agreement, no matter other than the proposals to approve and adopt the merger agreement and to adjourn the meeting, if determined necessary by SM&A, will be brought before the special meeting.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy or by telephone or the Internet does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

If you require assistance you should contact SM&A or our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) if you are an individual stockholder or at (212) 929-5500 (collect) if you are a bank or broker, or by e-mail at winsproxy@mackenziepartners.com.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by SM&A. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners, Inc. will receive a fee for its services of $10,000 and expense reimbursement. MacKenzie Partners, Inc. will also receive a fee of $2,500 for serving as inspector of elections at the special meeting. Our directors, officers and employees may, without additional compensation, also solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers may have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of SM&A’s Executive Officers and Directors in the Merger.”

To the extent necessary in order to ensure sufficient representation at the special meeting, SM&A may request the return of proxy cards by telecopy. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER

(Proposal 1)

Description of the Merger

The board of directors of SM&A, upon the unanimous recommendation of the independent special committee of the board of directors, has approved a merger agreement and a merger whereby SM&A will become a wholly-owned subsidiary of Parent upon completion of the merger. If the merger agreement is approved and adopted by SM&A stockholders, Merger Sub, a newly-formed merger subsidiary of Parent will be merged with and into SM&A, and SM&A will be the surviving company in the merger. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

If the merger is completed, you will receive the cash merger consideration of $6.25, without interest and less applicable withholding taxes, in exchange for each share of SM&A common stock that you own at the effective time of the merger.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of SM&A. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

SM&A common stock is currently registered under the Exchange Act and is designated for trading on The NASDAQ Stock Market under the symbol “WINS.” Following the merger, SM&A common stock will be delisted from The NASDAQ Stock Market and will no longer be publicly traded, and the registration of SM&A common stock under the Exchange Act will be terminated.

Please see “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

The Proxy Contest

On March 24, 2008, Mr. Steven S. Myers, a founder of SM&A, our former Chief Executive Officer, former Chairman of our board of directors and the beneficial owner of more than 10% of our capital stock, filed a preliminary proxy statement in connection with the nomination of his own slate of four candidates (including himself) for election as directors at our 2008 annual stockholders meeting. Mr. Myers subsequently filed other materials with the SEC, urging stockholders to support his slate of director candidates. Mr. Myers stated that the goal of his director candidates would be to maximize stockholder value. In our proxy materials filed with the SEC, we urged our stockholders to vote in favor of our director nominees, rather than the slate proposed by Mr. Myers.

On May 21, 2008, we entered into a settlement agreement with Mr. Myers. Mr. Myers agreed to terminate his proxy solicitation, withdraw his director nominations for the 2008 annual meeting, and vote all of his shares of our common stock in favor of our director nominees. Mr. Myers also agreed not to engage in any proxy solicitation to elect or remove a director, or make any stockholder proposal, until the earlier of March 1, 2010 and the date that is ten days before the notice deadline for actions to be taken at our 2010 annual meeting. We agreed not to hold our 2010 annual meeting before May 15, 2010. We also agreed to obtain the resignations of two of our directors and appoint two individuals proposed by one or more of our major stockholders (including Mr. Myers) and mutually acceptable to us and our major stockholders to fill the resulting vacancies as soon as practicable. In addition, we agreed not to increase the size of our board of directors before the 2010 annual meeting, unless such increase is approved by the holders of a majority of our outstanding common stock. We also granted certain registration rights to Mr. Myers.

A number of our institutional stockholders were in contact with management during the proxy contest, and several of our largest stockholders inquired about strategic options for SM&A. During the proxy contest, we received a few inquiries from third parties regarding our business; however, none of these inquiries amounted to any serious interest in proceeding with a sale of SM&A.

The Odyssey Proposal

Introduction to Odyssey.  In late May 2008, Michael Kane of Caltius, which had provided financing to SM&A in 2000, provided our Chief Executive Officer, Cathy L. McCarthy, with information regarding Odyssey. Mr. Kane described Odyssey to Ms. McCarthy as a private equity firm focused on middle-market acquisitions with an interest in acquiring companies in the aerospace and defense industries. This introduction led to an initial phone call between Ms. McCarthy and William Hopkins of Odyssey on June 2, 2008. Following the execution by SM&A and Odyssey of a nondisclosure agreement on June 9, 2008, Ms. McCarthy and Mr. Hopkins had an initial meeting on June 12, 2008, which Mr. Kane attended. At this meeting, Ms. McCarthy described SM&A’s business generally, and Mr. Hopkins described the process typically followed by Odyssey to evaluate potential acquisition opportunities and indicated his interest in evaluating further the possibility of Odyssey acquiring SM&A.

On June 16, 2008, Ms. McCarthy, James R. Eckstaedt, our Executive Vice President, Finance, and Chief Financial Officer, and Kevin Reiners, our Executive Vice President, Operations, met with Mr. Hopkins and Randy Paulson of Odyssey and had a general discussion regarding SM&A’s business and strategic plan for the future. Following this discussion, Ms. McCarthy and Mr. Reiners held a telephone conference with Mr. Hopkins and Robert Aikman of Odyssey, and one of Odyssey’s consultants. On July 8, Ms. McCarthy and Mr. Reiners attended a follow-up meeting with Odyssey’s consultant, and provided Odyssey with a copy of our strategic plan. On July 17, a current forecast of our future performance was provided to Odyssey. On July 18 and July 24, Mr. Eckstaedt and representatives of Odyssey had telephone calls regarding SM&A’s financial statements and such forecast. It was expected that Odyssey would use this information in formulating an offer to acquire SM&A, which Mr. Hopkins expected Odyssey would be prepared to deliver within a few weeks.

On July 22, 2008, Ms. McCarthy contacted Wedbush Morgan about potentially retaining Wedbush Morgan as an advisor to SM&A in connection with a potential sale transaction. Wedbush Morgan had no prior relationship with SM&A or our management, other than previous advisory work for which it was not paid, and has expertise in the aerospace and defense industry in which we operate. On July 28, 2008, Ms. McCarthy spoke with Mr. Hopkins, who indicated that, based on information about SM&A received through such date, Odyssey intended to submit an offer for a merger transaction in which our stockholders would receive approximately $6.50 per share in cash. Later that day, Ms. McCarthy met with representatives of Wedbush Morgan to discuss the consequences of such an offer and to arrange for Wedbush Morgan to make a presentation to our board of directors in connection with that offer once it was received. On July 29, 2008, our board of directors met at Ms. McCarthy’s request, and Ms. McCarthy informed the board of directors of her communications with Odyssey to date and of Odyssey’s oral indication of interest in acquiring SM&A.

On July 30, 2008, Odyssey submitted an initial unsigned written proposal to acquire SM&A for $6.50 per share in cash, representing a premium of approximately 70% over the closing price of a share of our common stock on that day ($3.81). During the next few days, Odyssey and SM&A began to negotiate a revised nondisclosure agreement and a proposed exclusivity agreement. On August 2, Odyssey delivered to Mr. Hanger, in his capacity as Chairman of the board of directors, a revised, signed expression of interest in acquiring SM&A, which was dated August 4. The revised proposal stated a price of $6.50 per share, representing an approximately 80% premium over the closing price of a share of our common stock on August 1, 2008 ($3.62). Odyssey assumed for purposes of its offer that we would have $9.0 million in cash and no outstanding indebtedness at closing, and $17.3 million in EBITDA over the twelve months ended September 30, 2008 (excluding certain one-time fees and expenses, and estimated public company expenses). In addition, the August 4 letter stated that retention of our management was a condition of the transaction. Odyssey indicated that, if SM&A was interested in Odyssey’s offer, we should enter into a 90-day exclusivity agreement. Odyssey proposed to complete customary due diligence and obtain commitments for the financing necessary to consummate the merger during the 90-day period. Odyssey noted that it had already engaged in substantial discussions with Caltius regarding it providing financing for the merger and that Caltius was knowledgeable about SM&A and our management, having previously provided financing to us. Odyssey requested a response by 5:00 p.m. (PT) on August 11.

On August 5, 2008, our board of directors met to discuss Odyssey’s August 4 proposal. At that meeting, our board of directors retained Wedbush Morgan to advise it in connection with the proposal from Odyssey. Wedbush Morgan representatives then made a presentation in which they reviewed our profile and financial information and the trading history of our common stock, provided a profile of Odyssey, and presented a preliminary analysis of SM&A’s valuation, strategic alternatives and Odyssey’s proposal. Representatives of Bingham McCutchen LLP, SM&A’s regular corporate counsel, advised the board of directors of its general fiduciary duties relating to a proposal involving a sale or change in control of SM&A. On the advice of its legal advisors, the board of directors concluded that the transaction proposed by Odyssey involved a potential conflict of interest because Odyssey had conditioned its initial offer on retaining management (though Odyssey subsequently dropped this condition) and had indicated its willingness, after acquiring SM&A, to cause SM&A to adopt an equity-based compensation plan for members of senior management. The board of directors therefore authorized the formation of a special committee of independent and disinterested directors to, among other things, evaluate and respond to Odyssey’s proposal and its request for exclusivity (which included the authority to reject the offer), negotiate the terms and conditions of a transaction with Odyssey, and seek alternative transactions, in each case as deemed appropriate by the special committee. The board of directors appointed as the members of this special committee Robert J. Untracht as Chairman, J. Christopher Lewis, Dr. Joseph B. Reagan, William C. Bowes, and Mr. Hanger.

Initial Negotiations with Odyssey.  On August 7, 2008, the special committee convened an initial meeting of its members, in which it retained Munger, Tolles & Olson LLP (“Munger, Tolles”) as its legal advisor and Wedbush Morgan as its financial advisor. In making its determination of the qualifications and independence of the financial and legal advisors, the special committee considered the familiarity of Wedbush Morgan with SM&A and its industry and noted that neither Munger, Tolles nor Wedbush Morgan had separately represented any members of management or Odyssey with respect to the potential sale or any other matters that the special committee believed would compromise the advisors’ independence. The special committee noted that the board of directors (and not management) had just recently engaged Wedbush Morgan to advise the board of directors in connection with the Odyssey proposal, and that engaging Wedbush Morgan to represent the special committee in this matter was in the best interests of SM&A’s stockholders.

In this initial meeting, Munger, Tolles advised the special committee of the general fiduciary duties of directors under Delaware law, including the need for the special committee to represent the interests of our stockholders, and the duties of a special committee evaluating and overseeing a potentially conflicted transaction such as the proposed sale to Odyssey.

The special committee then considered at length Odyssey’s request for a 90-day exclusivity period. The special committee members reviewed the Wedbush Morgan presentation made to the full board of directors on August 5 and discussed various responses to Odyssey’s request, including (i) requesting that Odyssey complete its diligence and affirm its proposal prior to exclusivity being granted, (ii) agreeing to a relatively short exclusivity period of 30 days, subject to an express agreement by Odyssey to a post-signing “go-shop” market check in the event we entered into a definitive merger agreement, or (iii) beginning a limited auction process immediately, prior to entering into substantive discussions with Odyssey.

The special committee concluded that it was not yet prepared to accede to Odyssey’s request for exclusivity. The special committee, however, determined that it would not be in SM&A’s best interests at this time, in light of the instability and uncertainty that might be engendered among SM&A’s employees and customers, to disclose publicly the Odyssey proposal, engage in either a broad or a limited auction, or determine if other bidders might be interested in purchasing SM&A. The special committee noted that no serious interest in proceeding with a sale had emerged in connection with the proxy contest with Mr. Myers. The special committee was also concerned that, by seeking other bids, it might cause Odyssey to become less interested in SM&A, which would not be in the best interests of our stockholders in light of the significant premium over the current market price for our common stock offered by Odyssey. Accordingly, Wedbush Morgan was directed to tell Odyssey that the special committee was prepared to enter into a new nondisclosure agreement, but needed to understand Odyssey’s proposal better and have Odyssey agree to a post-signing go-shop period before SM&A could grant exclusivity.

During the next several days, the special committee’s legal advisors had discussions with Odyssey’s legal counsel, Gibson Dunn & Crutcher LLP. In those discussions, Odyssey’s counsel indicated that Odyssey required an exclusivity agreement in order to proceed with discussions with SM&A and that, in light of the high premium Odyssey was offering, it was unwilling to grant SM&A a post-signing go-shop period.

From August 11 through August 18, the special committee met on six occasions with its financial and legal advisors, primarily to discuss Odyssey’s demand for a 90-day period of exclusivity.

•	On August 11, the special committee’s legal advisors reported on their discussions with Odyssey’s legal counsel. The special committee discussed with its legal and financial advisors their general fiduciary duties in connection with a potential sale or change in control transaction. The special committee specifically considered the benefits of a post-signing go-shop period, noting that the ability to actively solicit potential buyers during the go-shop period would provide a meaningful opportunity for any superior competing proposal to emerge following the execution of any merger agreement. Accordingly, the special committee concluded that it should insist on a post-signing go-shop before entering into an exclusivity agreement. The special committee’s advisors were instructed to present Odyssey with a counterproposal for a 30-day exclusivity period (excepting the special committee’s ability to respond to unsolicited offers) and a post-signing go-shop. The special committee’s advisors were also instructed to communicate clearly that the special committee had not agreed to a price of $6.50 per share, and that it anticipated having further price and value discussions during the exclusivity period.

•	The special committee reconvened later in the day after representatives of Wedbush Morgan and representatives of Odyssey held a telephone conference to further discuss the terms of Odyssey’s proposal. Wedbush Morgan reported that Odyssey also was seeking a financing condition to its obligation to consummate any transaction with SM&A, even if Odyssey had financing commitments in place. The special committee, together with its legal and financial advisors, vigorously discussed the impact of Odyssey’s demand on SM&A’s desire to provide for reasonable certainty that any announced merger agreement would ultimately be consummated. In addition, the special committee considered possible alternatives to a financing contingency, including a reverse termination fee payable by Odyssey to SM&A if the merger agreement were terminated as a result of Odyssey’s failure to secure financing, a back-stop financing agreement with Caltius, or requiring Odyssey to enter into any merger agreement with fully executed financing agreements (rather than commitment letters). The special committee directed its advisors to continue discussions with Odyssey and its representatives.

•	On that same day, in order to supervise management’s interaction with Odyssey, the special committee sent Ms. McCarthy a letter instructing, among other things, that no discussions regarding compensation or equity incentives for management should take place among Odyssey, Caltius or members of management without the prior approval of the special committee.

•	During special committee meetings on August 12 and August 13, the special committee was updated by its legal and financial advisors regarding the negotiations with Odyssey and its representatives concerning the terms on which SM&A would be willing to enter into an exclusivity agreement.

•	On August 16, Odyssey indicated that it would agree to an exclusivity period of 45 days (rather than the 90 days it initially requested), subject to SM&A’s proposed condition that the exclusivity period would immediately terminate if, by September 8, 2008, Odyssey did not meet with SM&A to discuss Odyssey’s offer price and reconfirm its willingness to pay at least $6.50 per share. Odyssey also agreed that, commencing September 8, the special committee would have the ability to respond to unsolicited offers during the exclusivity period in the exercise of its fiduciary duties. Odyssey, however, continued to insist upon a financing condition to its obligation to consummate any transaction.

•	The special committee’s legal and financial advisors reported these developments to the special committee on August 16. The special committee discussed the merits of deferring resolution of the financing contingency issue until the negotiation of a definitive merger agreement, rather than attempting to resolve that particular issue before such negotiations began. The special committee directed its advisors to understand better Odyssey’s plan to finance the transaction and to communicate that SM&A would need sufficient evidence of deal certainty (or an acceptable form of risk-sharing if Odyssey failed to close the merger due to a lack of financing) prior to SM&A executing any definitive merger agreement.

•	On August 18, the special committee’s legal and financial advisors reported that, in their view, Odyssey clearly understood the special committee’s concerns regarding deal certainty and its need to be comfortable with Odyssey’s proposed financing. In addition, the special committee’s advisors reported that they had discussed with Odyssey the concept of the parties’ deferring resolution of these issues until the negotiation of the definitive documentation, including the special committee’s right to revisit reverse termination fees or other mechanisms to align SM&A’s and Odyssey’s interests in closing any transaction, and that Odyssey was agreeable to that compromise. The special committee discussed the advantages and disadvantages of pressing Odyssey for a more specific commitment on these issues in light of the significant premium being offered over the current market price for our common stock. After discussion, the special committee authorized Mr. Untracht, as Chairman of the special committee, to execute and deliver to Odyssey both the exclusivity and nondisclosure agreements that had been negotiated to include the terms set forth below.

The terms of the August 18, 2008 exclusivity agreement provided for a period of exclusivity ending on the earliest to occur of (i) 5:00 p.m. (PT) on October 3, 2008, (ii) September 8, 2008, unless Odyssey submitted a confirmation of its continued interest in a transaction with SM&A at or above $6.50 per share by 5:00 p.m. (PT) on that date, and (iii) the date the parties entered into a definitive agreement regarding a transaction. Beginning September 8, 2008, the special committee retained the ability to respond to unsolicited offers in exercise of its members’ fiduciary duties. Further, the agreement contemplated that any definitive merger agreement would provide for a post-signing go-shop period of at least 30 days, subject to Odyssey’s right to receive a to-be-negotiated “topping fee” in an amount commensurate with such a go-shop provision.

Commencing on August 22, SM&A provided due diligence materials to Odyssey and also made such materials available through an online data room.

Following August 18, the special committee met three times with its legal and financial advisors in advance of the September 8 deadline for a valuation discussion with Odyssey. The primary purpose of these meetings was to prepare for a meaningful discussion with Odyssey regarding pricing. On August 25, Wedbush Morgan made a presentation regarding its valuation analysis of SM&A and the appropriate pricing of a transaction with Odyssey. The special committee probed Wedbush Morgan on its analysis, focusing in particular on Odyssey’s calculation of adjusted EBITDA (on which Odyssey had based its August 4 offer at $6.50 per share), and strategies to induce Odyssey to improve its proposed price.

On August 26, 2008, members of our management and representatives of Odyssey, Caltius and Wedbush Morgan met for dinner and had a general discussion regarding SM&A’s business and strategic plan for the future. On August 28, 2008, Wedbush Morgan spoke with Mr. Hopkins, pressed for an in-person meeting at which pricing could be discussed, and proposed a meeting following Odyssey’s presentation to its prospective lenders, which was scheduled for September 3. On September 3, 2008, Wedbush Morgan attended Odyssey’s meeting with prospective lenders, which management also attended, and had a subsequent in-person meeting with Mr. Hopkins, other representatives of Odyssey, and Mr. Kane of Caltius. Mr. Hopkins stated unequivocally that Odyssey would not increase its offer price above $6.50 per share.

The special committee met with its legal and financial advisors the next day to discuss the results of the September 3 meeting between Wedbush Morgan and Odyssey. Following Wedbush Morgan’s report, the special committee engaged in a vigorous discussion about pricing, strategies to induce Odyssey to improve its offer, and how best to structure the post-signing go-shop period to maximize stockholder value. At the close of the September 4 meeting, the special committee directed Wedbush Morgan to continue refining its valuation analysis.

On September 8, 2008, Odyssey confirmed in writing its continued interest in a merger transaction with SM&A at $6.50 per share in cash, thus preserving its period of exclusivity with SM&A under the existing exclusivity agreement.

Further Negotiations with Odyssey.  On September 9, 2008, the special committee met again with its legal and financial advisors to discuss Wedbush Morgan’s revised valuation analysis (brought forward to be current) and the proposed terms that Messrs. Untracht and Lewis planned to present to Mr. Hopkins, at a dinner with Mr. Hopkins and representatives of Wedbush Morgan that had been arranged for September 10.

Materials relating to Wedbush Morgan’s financial and valuation presentation, potential questions that Odyssey might pose to Messrs. Untracht and Lewis and appropriate responses, and talking points regarding the special committee’s proposed terms were circulated in advance of the meeting. Specific attention was paid to the merits of the terms of the termination fee and a reverse termination fee payable by Odyssey to SM&A. After a lengthy discussion with its advisors, the special committee agreed to propose the following terms to Odyssey:

•	Per Share Price: $7.25.

•	Go-Shop: A period of 30 days would be proposed if Odyssey agreed to a price of $7.25 per share. A period of 45 days would be proposed if the price were below $7.25.

•	Termination Fee: A bifurcated fee that would be lower during the go-shop period, and higher after the go-shop expired.

•	Financing Condition and Reverse Termination Fee: Because a financing contingency was not considered a “market” term, SM&A would receive a reverse termination fee if the merger did not close due to Odyssey’s failure to secure financing or if Odyssey otherwise failed to consummate the merger.

On September 10, 2008, Messrs. Untracht and Lewis met with Messrs. Hopkins and Aikman over dinner (with representatives of Wedbush and Caltius also present) and proposed the foregoing terms including, more specifically, a 2% termination fee during the go-shop period with a 3.75% termination fee thereafter and a 3% reverse termination fee. Among other things, Messrs. Untracht and Lewis stated that SM&A had not made a determination that it was for sale and that they believed Odyssey’s proposed price of $6.50 per share was low relative to other private equity deals in the market, taking into account, among other things, comparisons on the basis of EBITDA multiples. Mr. Hopkins responded that he was awaiting due diligence reports and wanted to review a presentation by management regarding SM&A’s strategic growth plan before further negotiating terms. The management presentation was scheduled to be delivered to Odyssey on September 25.

Between September 10 and September 25, SM&A continued to make due diligence materials available to Odyssey, and the special committee met three times with its legal and financial advisors to review updates on the status of Odyssey’s due diligence and the preparation for the management presentation on September 25.

On September 25, in a meeting attended by Wedbush Morgan, management made an approximately three-hour presentation regarding management’s strategic plan and operational roadmap to representatives of Odyssey and Caltius. The special committee met with its advisors on the same day to receive a report on the management presentation.

On October 8, Odyssey submitted a revised, non-binding letter of intent (the “October 8 LOI”) to Mr. Hanger in his capacity as Chairman of the board of directors. The October 8 LOI proposed an all-cash merger at $6.00 per share, rather than $6.50. The October 8 LOI noted that $6.00 represented an approximately 130% premium over the closing price of a share of our common stock on October 7 ($2.60). In the October 8 LOI, Odyssey agreed to a go-shop period of 30 days from the date of the definitive merger agreement, subject to SM&A paying Odyssey a termination fee of 1% of SM&A’s equity value plus Odyssey’s out-of-pocket expenses, together not to exceed 3%. Following the go-shop period, SM&A would be required to pay Odyssey a termination fee equal to 4% of SM&A’s equity value (inclusive of expenses). In addition, Odyssey agreed to a reverse termination fee of 3% payable by Odyssey if the merger did not close due to Odyssey’s failure to obtain financing or Odyssey’s failure otherwise to close, with such fee being SM&A’s sole remedy against Odyssey. Finally, Odyssey requested that the period of exclusivity under the existing exclusivity agreement be extended to October 24, 2008. Odyssey stated that it would commence its remaining work on the transaction once SM&A agreed to so extend exclusivity, and requested SM&A’s response by October 13, 2008.

Upon receipt of the revised proposal, Wedbush Morgan called Mr. Hopkins, seeking the reasons behind the reduction in the price Odyssey was offering. Mr. Hopkins cited as reasons for lowering Odyssey’s proposed price the unavailability of senior bank financing given the deteriorating financial markets, Caltius reducing the amount of financing it was prepared to provide based on lower revenue and EDITDA projections included in the financial forecasts that were provided by SM&A’s management in early September 2008 at Odyssey’s request, deteriorating macroeconomic conditions generally, and indications that the U.S. government might decrease its defense industry spending under the new presidential administration.

The special committee met on October 8 with its legal and financial advisors to discuss the October 8 LOI, and engaged in a lengthy discussion with respect to Odyssey’s reduced proposal. The special committee discussed the advantages and disadvantages of approving a merger at $6.00 per share, focusing on the risks and benefits of SM&A continuing as a standalone public company or pursuing other alternatives available to it and whether this was an appropriate time to engage in a sale of SM&A. The special committee reviewed the reasons provided by Mr. Hopkins for the downward revision in the proposed price and also noted the decrease in SM&A’s closing price per share since the date of the first proposal on July 30 ($3.81) to the closing price per share on October 7 ($2.60), and the fall in the S&P 500 index from 1,284 to 996 during the same period. The special committee also revisited the Wedbush Morgan valuation analysis discussed at its previous meetings, discussing at length the appropriate valuation methodology with respect to SM&A, and considered the efficacy of relying on a post-signing go-shop to maximize stockholder value in light of the difficult credit markets. After discussion, Wedbush Morgan was instructed to tell Odyssey that the $6.00 per share proposal was not acceptable and that Odyssey should propose its best and final price.

On October 10, 2008, Mr. Hopkins called Wedbush Morgan and proposed $6.25 per share as Odyssey’s best and final offer. Wedbush Morgan responded that it would relay the revised offer to the special committee, but that the decline in price from the original proposal of $6.50 per share would require renegotiation of the terms of the go-shop and the termination and reverse termination fees given that the special committee was focused on achieving both optimal price and certainty for stockholders. Also on October 10, Wedbush Morgan spoke with Caltius, which indicated that the material terms of its financing commitment had been discussed with Mr. Hopkins and that it expected to a deliver a final commitment letter early the following week.

Later on October 10, the special committee, together with its legal and financial advisors, vigorously discussed Odyssey’s revised proposal. The special committee weighed the decrease in the price originally offered by Odyssey in light of current market conditions, Wedbush Morgan’s valuation analysis, and the premium over the current market price of our common stock represented by Odyssey’s revised offer. In addition, the special committee reviewed the terms that each party had proposed with respect to termination and reverse termination fees. After a significant amount of discussion, the special committee concluded that it was willing to pursue a transaction with Odyssey on the following terms:

•	Per Share Price: $6.25.

•	Go-Shop: A period of 45 days, with a 15-day tail period in which SM&A could enter into a transaction with a party solicited during the go-shop period but still pay a lower termination fee.

•	Termination Fee: A bifurcated fee of 1%, plus up to an additional 2% for accountable expenses, for a termination during the go-shop period, and 4% for a termination after the go-shop and tail periods expired.

•	Reverse Termination Fee: 4%.

The special committee authorized Mr. Untracht to negotiate the terms of a merger agreement with Odyssey, with Mr. Untracht keeping the remaining special committee members appropriately informed. That afternoon, Munger, Tolles circulated to Odyssey’s legal counsel a draft merger agreement, reflecting the terms proposed by the special committee.

On October 12, 2008, Odyssey submitted a revised, non-binding letter of intent (“October 12 LOI”), reflecting its willingness to accept the special committee’s proposed terms for the per share merger consideration and bifurcated termination fees. However, Odyssey proposed a go-shop period of 45 days, without a 15-day tail period. In addition, Odyssey proposed a reverse termination fee of 3% in the event Odyssey failed to obtain financing or Odyssey otherwise breached its obligation to consummate the merger, with such reverse termination fee to be SM&A’s sole remedy against Odyssey. Finally, Odyssey proposed for the first time that SM&A reimburse Odyssey for its out-of-pocket expenses if SM&A’s stockholders failed to approve the merger (the “naked no-vote” provision).

Between October 12 and October 14, 2008, representatives of the special committee and Odyssey attempted to negotiate the terms of the October 12 LOI. The parties ultimately agreed on an equal amount of 3.5% of equity value payable for both the termination fee and the reverse termination fee, but the special committee refused to agree to the naked no-vote provision. On October 14, 2008, Mr. Hopkins and Mr. Untracht discussed the issue, and agreed to proceed to negotiate final documentation without resolving the issue or executing the October 12 LOI. The special committee did agree, however, to extend Odyssey’s period of exclusivity through October 24, 2008.

The legal advisors to the special committee and Odyssey then commenced negotiation of the terms of the definitive merger agreement based on the draft previously circulated by the special committee’s legal advisors. On October 17, Odyssey’s legal counsel delivered Odyssey’s comments to the draft agreement, which included Odyssey’s request for reimbursement of up to $2.25 million of its expenses upon a naked no-vote.

Final Negotiations with Odyssey; Recommendation by the Committee, and Approval of the Board, of the Merger.  On October 22, 2008, Munger, Tolles made a detailed presentation to the special committee concerning the material terms and conditions of the draft merger agreement, a copy of which had been previously distributed to the special committee along with a separate summary, answered the directors’ questions, and outlined the significant issues that remained open, which included the definition of “Company Material Adverse Effect,” Odyssey’s request for reimbursement of its expenses upon a naked no-vote, the events that would trigger termination of the agreement and payment of a termination fee by SM&A, and the payment of attorney’s fees in the event of a dispute between the parties. Specific attention was paid to the relative risks and concerns associated with reimbursement of Odyssey’s expenses upon a naked no-vote. Munger, Tolles noted that Odyssey had not yet provided drafts of the equity or debt financing commitment letters. The special committee discussed these and other open issues.

During the next several days, negotiations continued on the terms of the merger agreement and ancillary documents. As part of these negotiations, on October 24, Mr. Untracht, Ms. McCarthy, Mr. Hopkins and legal advisors for both Odyssey and the special committee had a telephone conversation to discuss open issues. After this conversation, Mr. Untracht met with Munger, Tolles to consider a compromise proposal, which Munger, Tolles then communicated to Odyssey’s legal counsel: SM&A would agree to Odyssey’s definition of “Company Material Adverse Effect,” Odyssey would agree to SM&A’s position on the trigger events for termination of the agreement and payment of termination and reverse termination fees, and SM&A would agree to reimburse Odyssey for up to $1 million in expenses upon a naked no-vote. Odyssey substantially accepted this compromise proposal, but disagreed with the amount of the naked no-vote expense reimbursement.

During the next few days, the legal advisors to Odyssey and the special committee continued to negotiate the terms of the merger agreement. Among other things, Odyssey agreed that each party would bear its own attorney’s fees in the event of a dispute and that Odyssey would accept a naked no-vote expense reimbursement of $1.5 million. The special committee countered with a proposal for $1.25 million.

On the evening of October 27, the special committee met for an update on the negotiations with Odyssey, and considered whether to recommend that the full board of directors approve the merger agreement, a revised copy of which had been distributed to the special committee prior to the meeting. Munger, Tolles updated the special committee on the resolution of issues relating to the merger agreement. Munger, Tolles noted, however, that the amount of the naked no-vote expense reimbursement remained open.

Following this update, Wedbush Morgan provided the special committee a detailed financial presentation, including descriptions of and comparisons to public companies in SM&A’s industry, and transactions with comparable companies, as well as discounted cash flow, leveraged buy-out and premiums paid analyses. In the presentation, Wedbush Morgan delivered its oral opinion (subsequently confirmed in writing) that the proposed merger consideration of $6.25 per share was fair, from a financial point of view, to SM&A’s public stockholders. After considering, among other things, the factors described below under “The Merger — Reasons for the Merger,” and the financial analysis and fairness opinion of Wedbush Morgan, the special committee determined that the merger and merger agreement were advisable and in the best interests of SM&A’s stockholders and unanimously approved resolutions recommending that the board of directors approve the merger and the merger agreement, subject to delivery of Wedbush Morgan’s fairness opinion and to Odyssey obtaining debt commitment letters for financing sufficient to consummate the transaction.

Following the conclusion of the special committee meeting, SM&A’s full board of directors convened to consider the then-current draft of the negotiated merger agreement. Munger, Tolles and Wedbush Morgan explained the special committee’s process in evaluating the Odyssey proposal and Munger, Tolles described in detail the material terms of the merger agreement to the board of directors, a copy of which had been distributed to the board of directors in advance of the meeting. Munger, Tolles directed the board of directors’ particular attention to material terms and conditions, including, but not limited to, the per share merger consideration, the impact of the merger on outstanding option and restricted stock units awards, the terms of the post-signing go-shop, the parties’ remedies in the event of termination of the merger agreement, the payment of Odyssey’s expenses up to a proposed cap of $1.25 million (which amount Odyssey had not yet accepted) in the event SM&A’s stockholders failed to approve the merger, and conditions to closing. Wedbush Morgan then made a financial presentation to the board of directors and delivered to the board of directors its oral opinion (subsequently confirmed in writing) that the proposed merger consideration of $6.25 was fair, from a financial point of view, to SM&A’s public stockholders. After considering, among other things, the factors described below under “The Merger — Reasons for the Merger,” the financial analysis and fairness opinion of Wedbush Morgan, and the recommendation of the special committee, the members of the board of directors present at the meeting (constituting a quorum) unanimously determined that the merger and merger agreement were advisable and in the best interests of SM&A’s stockholders and unanimously approved resolutions approving the merger and the merger agreement and recommending that our stockholders approve the same.

During the next few days, the legal advisors to the special committee and Odyssey continued to finalize the definitive agreements, and Odyssey and its advisors continued to work with its financing sources to finalize the terms of their commitments to provide the financing required for the transaction. Among other things, on October 29, Odyssey agreed to a naked no-vote expense reimbursement of up to $1.25 million. Odyssey requested, and the special committee agreed to, two additional closing conditions: that SM&A have no indebtedness and at least $5 million in cash and cash equivalents at closing, and that SM&A’s Chief Financial Officer deliver a solvency certificate at closing in the form attached to the merger agreement.

On October 29, all of the members of the board of directors other than Mr. Lewis met for an update regarding the proposed merger. Mr. Untracht updated the other special committee members on the additional closing conditions relating to SM&A’s indebtedness and cash and the solvency certificate. He noted that the terms of the solvency certificate had been negotiated, and that management had indicated that it was comfortable that SM&A could comply with both conditions. Wedbush Morgan orally reaffirmed its opinion delivered on October 27 that the merger consideration was fair, from a financial point of view, to SM&A’s public stockholders. Following the discussion, the board of directors approved the terms of the merger agreement, the terms of any ancillary agreements to which SM&A would be a party and which were contemplated by the merger agreement, and the transactions contemplated by the merger agreement (including the merger), subject to such changes and modifications as appropriate officers of SM&A might consider necessary or appropriate. The board of directors also discussed Odyssey’s request for unanimous board of directors approval of the merger agreement and circulated a written consent, which was signed by all members of SM&A’s board of directors.

Thereafter, upon disclosure to SM&A of executed equity and debt financing commitment letters, the merger agreement was executed and delivered on October 31, 2008, as disclosed in SM&A’s Current Report on Form 8-K, filed with the SEC on October 31, 2008, which contained a copy of the executed merger agreement.

During the due diligence process and negotiations described above, the special committee, together with its legal and financial advisors, met on nineteen occasions to discuss the status of the negotiations with Odyssey, including the material open issues and how they were resolved. During these meetings, members of the special committee had the opportunity to, and did, question representatives of Munger, Tolles and Wedbush Morgan, and representatives of Munger, Tolles and Wedbush Morgan made themselves available to members of the special committee who wished to contact them individually to ask questions. In addition, at various meetings of the special committee, the special committee solicited the views of management and requested updates regarding the due diligence process, after which the special committee typically continued in executive session without members of management present. Our board of directors, together with its advisors, met on eight occasions during the same period to discuss the matters described above.

SM&A obtained amendments of its settlement agreement with Mr. Myers during the process described above, extending the time in which SM&A is required to obtain the resignations of two of its directors and appoint certain replacements, all of which amendments have been filed with the SEC on Current Reports on Form 8-K.

Reasons for the Merger

At the meeting of the special committee on October 27, 2008, the special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SM&A and our stockholders and recommended to our board of directors that the board (i) authorize the officers of SM&A to execute and deliver the merger agreement in substantially the form presented to the special committee (with such changes as our authorized officers may deem necessary or appropriate), (ii) approve the transactions contemplated by the merger agreement (including the merger), and (iii) recommend to our stockholders that they adopt and approve the merger and the merger agreement. See “The Merger — Background of the Merger” and “The Merger — SM&A Board of Directors’ and Special Committee’s Recommendation.”

In the course of its deliberations, the special committee considered, among other factors, the following material positive factors regarding the merger:

•	the consideration of $6.25 per share in cash to be paid to our stockholders pursuant to the merger and the premium it represents to the historical market price of our common stock, including the closing price per share of $3.81 on July 30, 2008 (the date on which Odyssey made its initial written proposal to acquire SM&A) and the closing price per share of $2.65 on October 27, 2008 (the date the special committee made its recommendation to our board of directors as described above);

•	historical and current information concerning our business, financial performance and condition, results of operations, and prospects and long-term strategy;

•	the risk that our stock price will not consistently trade in the near term at or above $6.25 per share, which belief is based on a number of factors, including (i) the committee members’ knowledge and understanding of our company and its industries and (ii) the current condition of the U.S. financial markets;

•	the ability of our stockholders to recognize significant cash value through the proceeds of the merger versus the continued risk of holding common stock while we operate as a stand-alone company, taking into account the uncertainty of achieving management’s projections, the unpredictability of our operating results going forward, and the fact that the merger consideration is all cash, which provides certainty of value to SM&A’s stockholders;

•	the relatively illiquid market for SM&A’s common stock due to its small market capitalization, lack of trading volume and relative lack of analyst coverage;

•	the costs and constraints of being a public company given SM&A’s business model;

•	the uncertainty of SM&A’s governance going forward due to the past proxy contest with our founder, Mr. Myers, and the possibility of additional proxy contests with Mr. Myers in the future;

•	the committee’s belief that, based in part on our historical and current financial performance, projections of our financial performance prepared by our management and Wedbush Morgan’s fairness opinion, the merger consideration would result in greater value to our stockholders than either pursuing our management’s current business plan or undertaking any alternative course of action;

•	the terms of the merger agreement, including the merger consideration, and our go-shop right to actively solicit acquisition proposals for 45 days following the effective date of the merger agreement, subject to certain conditions;

•	the amount of the termination fee payable by SM&A to Parent and the circumstances under which it is payable (including the fact that the termination fee payable during the go-shop period if we enter into a superior proposal is lower than the fee otherwise payable), which the committee believed should not unduly discourage a third party from offering a proposal that is more favorable than the proposed merger transaction;

•	the amount of the reverse termination fee payable by Parent to SM&A, including the guaranty thereof, and the circumstances under which it is payable;

•	the fact that the merger agreement permits SM&A to provide information and participate in negotiations with respect to third parties who have submitted written, unsolicited acquisition proposals (including indications of interest) that meet the requirements set forth in the merger agreement after the conclusion of the go-shop period, and to terminate the merger agreement to accept a superior proposal from any such third party;

•	the fact that, as a public company, the market price of our common stock would be susceptible to adverse effects of earnings fluctuations that may result from changes in our operations specifically and the industries in which we operate generally;

•	the likelihood that the proposed merger would be completed, in light of the financial capabilities and reputation of Odyssey, and certain terms and conditions of the merger agreement;

•	the timing of the merger and the risk that if SM&A did not accept Odyssey’s offer at the time that it did, SM&A might not have had another opportunity to do so, particularly if the financial markets fluctuate in a manner that makes it more difficult to finance an acquisition of SM&A; and

•	the opinion of Wedbush Morgan that, from a financial point of view, the $6.25 per share cash merger consideration to be offered to our stockholders pursuant to the merger is fair to such stockholders.

Factors relating to the procedural fairness of the merger upon the terms and subject to the conditions set forth in the merger agreement and supporting the special committee’s recommendation and determination include, among others, the following:

•	the board of directors appointed the special committee to evaluate the proposed transaction and to consider and negotiate the terms of the merger agreement on behalf of SM&A (with the assistance of management and the committee’s advisors), and the committee retained the services of independent counsel and an independent financial advisor;

•	no member of the special committee is an officer or employee or principal stockholder of SM&A, each member is independent from SM&A (as such term is defined and interpreted under applicable Delaware law), and no member has any economic interest or expectancy of economic interest in Odyssey or any of its affiliates or the surviving corporation of the merger;

•	the special committee, together with its legal and financial advisors, met on nineteen occasions to discuss the status of the negotiations with Odyssey, including the material open issues and how they were resolved, during which meetings, the members of the special committee had the opportunity to, and did, question members of management and representatives of Munger, Tolles and Wedbush Morgan;

•	representatives of Munger, Tolles and Wedbush Morgan made themselves available to members of the special committee who wished to contact them individually to ask questions;

•	the merger requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

•	the fact that SM&A’s stockholders will have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law.

In the course of its deliberations, the special committee also considered, among other factors, the following potentially negative factors regarding the merger:

•	the possibility that the merger might not be consummated and the effect of the public announcement of the merger on (i) our ability to attract and retain key management, marketing, technical, administrative and other personnel and (ii) the progress and status of certain of our projects;

•	our stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that such stockholders will cease to participate in SM&A’s future earnings or growth, or to benefit from any future increases in the value of SM&A’s common stock;

•	our stockholders, upon completion of the merger, will receive in exchange for their shares (upon surrendering them) a cash price determined by our board of directors (subject to our stockholders’ right to pursue appraisal rights pursuant to applicable law), and our stockholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing;

•	if the merger is not consummated due to the failure of our stockholders to vote in favor of the merger, we may be required to reimburse Parent for its reasonably documented expenses incurred in connection with the transaction, up to $1.25 million;

•	if the merger is not consummated for certain reasons, SM&A may be required to pay a termination fee to Parent;

•	the merger is conditioned upon the receipt of certain regulatory consents, which are beyond our control;

•	between the signing of the merger agreement and the consummation of the merger, we will not be able to take certain actions without the consent of Parent;

•	Parent and Merger Sub are newly formed entities with no substantial assets, and our recovery in the event of a breach by them of the merger agreement will be contractually limited to the amount of the reverse termination fee payable by Parent;

•	SM&A did not undertake an auction of the entire company prior to entering into the merger agreement, although the committee was satisfied that, in light of SM&A’s recent proxy contest, the 45-day go-shop period provided under the merger agreement ensures that our board of directors will have an adequate opportunity to conduct an affirmative post-signing market test to confirm that the $6.25 per share merger consideration is the best available to our stockholders; and

•	for U.S. income tax purposes, the merger will be a taxable transaction for our stockholders whose shares will be converted into the right to receive cash in the merger.

The special committee concluded that these potentially negative factors were sufficiently outweighed by the opportunity presented by the merger for our stockholders to monetize their SM&A investment for $6.25 per share in cash within a relatively short period of time if the merger is consummated, which the special committee believed would maximize the value of our shares and eliminate the risk that the inherent uncertainty affecting our future prospects could result in a diminution in the market value of our shares. Accordingly, the special committee concluded that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SM&A and our stockholders, and unanimously recommended to our board of directors that the board of directors (i) authorize the officers of SM&A to execute and deliver the merger agreement in substantially the form presented to the special committee (with such changes as our authorized officers may deem necessary or appropriate), (ii) approve the transactions contemplated by the merger agreement (including the merger), and (iii) recommend to our stockholders that they adopt and approve the merger and the merger agreement.

In making its determination and recommendation set forth above, the special committee relied on the business experience of its members and their active role in overseeing, with the assistance of our management and experienced legal and financial advisors, the negotiation and execution of the merger agreement with Parent.

The preceding discussion of the factors considered by the special committee is not, and is not intended to be, exhaustive, but sets forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the special committee found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, the special committee reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have assigned differing significance to different factors.

SM&A Board of Directors’ and Special Committee’s Recommendation

As noted above, at its meeting on October 27, 2008, the special committee unanimously determined that the merger agreement and the merger are advisable and in the best interests of SM&A and our stockholders and recommended to our board of directors that the board (i) authorize the officers of SM&A to execute and deliver the merger agreement in substantially the form presented to the special committee (with such changes as our authorized officers may deem necessary or appropriate), (ii) approve the transactions contemplated by the merger agreement (including the merger), and (iii) recommend to our stockholders that they adopt and approve the merger and the merger agreement.

Our board of directors, acting upon the unanimous recommendation of the special committee, by unanimous written consent dated October 30, 2008, (i) determined that the merger agreement and the merger, are advisable and in the best interests of SM&A and our stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended the adoption and approval by our stockholders of the merger agreement. In reaching these determinations, our board of directors considered (A) the financial presentations of Wedbush Morgan that were prepared for the special committee and which were each delivered to the board of directors at the request of the special committee, as well as the fact that the board of directors received an opinion delivered by Wedbush Morgan as to the fairness, from a financial point of view, to our public stockholders of the consideration to be received by such holders in the merger (the full text of the written opinion of Wedbush Morgan, dated October 31, 2008, which set forth the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement), and (B) the unanimous recommendation and analysis of the special committee, as described above.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger agreement and the transactions contemplated thereby, including the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The board of directors, upon the unanimous recommendation of the independent special committee of the board of directors, recommends that our stockholders vote “FOR” the approval and the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if determined necessary by SM&A, to facilitate the approval and adoption of the merger proposal by permitting the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Projected Financial Data

In July 2008, in connection with Odyssey’s expression of interest in acquiring SM&A, our management prepared a financial forecast of our operating performance for fiscal years 2008 through 2012 and provided that forecast to Wedbush Morgan. The projections for years 2008 through 2010 included in that financial forecast were also provided to Odyssey on July 17, 2008, as described in “The Merger — Background of the Merger,” but modified to project the estimated savings in selling, general and administrative expenses expected to be realized from SM&A becoming a private company. In early September 2008 our management revised the July financial forecast of our operating performance for fiscal years 2008 through 2012 and provided that revised forecast to Wedbush Morgan. That September financial forecast was utilized by Wedbush Morgan, at the direction of the special committee of our board of directors, for purposes of its analyses in connection with its opinion described in “The Merger — Opinion of Wedbush Morgan Securities Inc.” The reason for the revised September forecast was that SM&A had gained greater visibility into the likely actual operating performance to be achieved in fiscal year 2008 and, as noted below, the projected financial data for fiscal years 2009 through 2012 included in both financial forecasts are a function of the projected numbers for fiscal year 2008. We refer to all financial forecasts set forth in this proxy statement as the “Projections.”

The Projections provided to Wedbush Morgan in July were as follows:

FY2008-2012(1)

	FY08	FY09	FY10	FY11	FY12
	(Amounts in thousands, except per share data)

Revenue
Competition management	$47,337	$49,704	$52,189	$54,798	$57,538
Program services	58,095	69,714	83,657	96,205	110,636
Total revenue	105,432	119,418	135,846	151,004	168,174
Cost of services	64,299	72,248	82,187	91,358	101,745
Gross profit	41,133	47,170	53,659	59,646	66,429
Gross margin	39.0%	39.5%	39.5%	39.5%	39.5%
Selling, general and administrative expenses	32,801	32,286	32,197	33,613	35,367
Operating income	8,332	14,884	21,462	26,034	31,062
Interest income (expense), net	217	320	(320)	(320)	(320)
Income before taxes	8,549	15,204	21,142	25,714	30,742
Taxes at 42%	3,601	6,386	8,879	10,800	12,912
Net income	4,948	8,818	12,262	14,914	17,830
EBITDA	9,552	16,404	22,982	27,554	32,582
Earnings per share	$0.26	$0.46	$0.65	$0.79	$0.94
Weighted average shares	18,800	18,985	18,985	18,985	18,985

(1)	These Projections were based on revenue growth, gross margin and selling, general and administrative expenses assumptions for the years 2009 to 2012. The revenue growth assumptions factored in specific assumptions for SM&A’s two business lines. For competition management, the revenue growth rate applied for the period 2009 to 2012 was 5%. The revenue growth rates applied for program services for the years 2009 and 2010 was 20% and for the years 2011 and 2012 was 15%. The assumption for gross margin was kept constant at 39.5% for 2009 to 2012. Specific assumptions for selling, general and administrative expenses were made for year-over-year growth rates for each of sales and marketing, operations, enterprise management and human capital. Each of these year-over-year growth rates ranged from 4% to 6% for the years 2009 to 2012.

The Projections provided to Wedbush Morgan in September were as follows:

FY2008-2012(1)

	FY08	FY09	FY10	FY11	FY12
	(Amounts in thousands, except per share data)

Revenue(2)
Competition management(2)	$47,373	$49,742	$52,229	$54,840	$57,582
Program services(2)	55,827	66,992	80,391	92,449	106,317
Total revenue(2)	103,200	116,734	132,619	147,289	163,899
Cost of services	62,941	70,624	80,235	89,110	99,159
Gross profit	40,259	46,110	52,385	58,179	64,740
Gross margin	39.0%	39.5%	39.5%	39.5%	39.5%
Selling, general and administrative expenses	32,791	32,276	32,186	33,601	35,355
Operating income	7,468	13,834	20,198	24,578	29,385
Interest income (expense), net	217	320	(320)	(320)	(320)
Income before taxes	7,685	14,154	19,878	24,258	29,065
Taxes at 42%	3,239	5,945	8,349	10,188	12,207
Net income	4,446	8,209	11,529	14,070	16,858
EBITDA	8,688	15,354	21,718	26,098	30,905
Earnings per share	$0.24	$0.43	$0.61	$0.74	$0.89
Weighted average shares	18,800	18,985	18,985	18,985	18,985

(1)	These Projections were based on revenue growth, gross margin and selling, general and administrative expenses assumptions for the years 2009 to 2012. The revenue growth assumptions factored in specific assumptions for SM&A’s two business lines. For competition management, the revenue growth rate applied for the period 2009 to 2012 was 5%. The revenue growth rates applied for program services for the years 2009 and 2010 was 20% and for the years 2011 and 2012 was 15%. The assumption for gross margin was kept constant at 39.5% for 2009 to 2012. Specific assumptions for selling, general and administrative expenses were made for year-over-year growth rates for each of sales and marketing, operations, enterprise management and human capital. Each of these year-over-year growth rates ranged from 4% to 6% for the years 2009 to 2012.

(2)	At Odyssey’s request, in early September 2008 our management also adjusted the numbers in the indicated line items of the Projections downward slightly for inclusion in information delivered to Odyssey’s prospective financing sources. The as-adjusted numbers, which reflect a more conservative estimate of SM&A’s projected revenues, are set forth below. Wedbush Morgan did not factor in this subsequent adjustment, and relied solely on the Projections shown above, for purposes of its analyses in connection with its fairness opinion.

	FY08	FY09	FY10	FY11	FY12

Revenue
Competition Management	$47,373	$49,268	$51,731	$54,318	$57,034
Program Services	55,827	64,201	77,041	88,597	101,887
Total Revenue	103,200	113,469	128,772	142,915	158,921

The development of the Projections entailed numerous assumptions about SM&A’s industry, markets and services, and SM&A’s ability to execute on its strategic growth plan. Although the Projections are presented with numerical specificity, the Projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Projections were prepared. These Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after completion of the merger. For the foregoing reasons, the inclusion of Projections in this proxy statement should not be regarded as an indication that such Projections will be necessarily predictive of actual future events, and they should not be relied on as such.

SM&A does not, as a matter of course, publicly disclose projections as to its future financial performance. The Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to Odyssey and its financing sources, in connection with their due diligence review of SM&A, and to Wedbush Morgan in connection with its opinion. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them.

No one has made or makes any representation to any stockholder or other third party regarding the information included in the Projections. The inclusion of this information should not be regarded as an indication that SM&A, our board of directors or the special committee, Parent, Merger Sub, Odyssey, Wedbush Morgan or any other recipient of this information considered, or now considers, the Projections to be necessarily predictive of actual future results. Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, even in the event that any of the assumptions underlying the Projections are shown to be in error.

Opinion of Wedbush Morgan Securities Inc.

Scope of the Assignment

Our board of directors engaged Wedbush Morgan to serve as the exclusive financial advisor to the independent special committee of the board of directors in connection with the potential sale of SM&A, and to render an opinion as to whether the consideration to be received in the merger by the holders of our common stock was fair to such holders from a financial point of view. Wedbush Morgan had no prior or current relationship with Odyssey and no prior relationship with SM&A or our management other than previous advisory work for which it was not paid. Wedbush Morgan rendered its oral opinion to our board of directors that, as of October 27, 2008, and based upon the assumptions made, matters considered, and qualifications and limitations of the review set forth in its form of written opinion presented to the board of directors, the merger consideration of $6.25 per share to be received by our public stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders. Wedbush Morgan confirmed its opinion on October 29, 2008, and delivered its written opinion on October 31, 2008.

The full text of Wedbush Morgan’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. Wedbush Morgan’s opinion was intended for the use and benefit of our board of directors in connection with their evaluation of the merger. Wedbush Morgan’s opinion does not address our underlying business decision to enter into the merger agreement or complete the merger or the relative merits of the merger compared to any alternative business strategies that may exist for us, and does not constitute a recommendation to the board of directors or any stockholder as to how that person should vote on the merger or any related matter. The following summary of Wedbush Morgan’s opinion is qualified in its entirety by reference to the full text of the opinion, and our stockholders are urged to read the opinion in its entirety.

For purposes of its opinion and in connection with its review of the merger, Wedbush Morgan, among other things:

•	reviewed a draft of the merger agreement dated October 30, 2008, which Wedbush Morgan assumed would be similar in all material respects to the final form of the merger agreement;

•	reviewed certain publicly available business and financial information relating to us that Wedbush Morgan deemed to be relevant;

•	reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data furnished to Wedbush Morgan by us;

•	reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, our common stock;

•	reviewed certain publicly available information with respect to other companies that Wedbush Morgan believed to be comparable in certain respects to us;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the consulting services industry that Wedbush Morgan deemed to be comparable, in whole or in part, to the merger; and

•	made inquiries regarding and discussed the merger agreement and other matters related thereto with our counsel.

In addition to the foregoing, Wedbush Morgan discussed with our management our views as to the financial and other information described in the bullet points above and conducted such other analyses and examinations and considered such other financial, economic and market criteria as Wedbush Morgan deemed appropriate to arrive at its opinion.

In arriving at its opinion, Wedbush Morgan assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by it or publicly available, and did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by it, Wedbush Morgan was advised by our management that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our expected future financial performance, but with our consent Wedbush Morgan did not take into account the reduction in estimates we made at the request of Odyssey for inclusion in information delivered to Odyssey’s prospective financing sources. Wedbush Morgan further relied on the assurances of our management that we are unaware of any facts that would make the information or projections provided to Wedbush Morgan incomplete or misleading. Wedbush Morgan did not make and was not provided with any independent evaluations or appraisals of any of our assets, properties, liabilities or securities, nor did Wedbush Morgan make any physical inspection of our properties or assets. Wedbush Morgan does not have any opinion on any financial forecast by our management, or the assumptions upon which any financial forecast was based, nor does it have any opinion as to the price of our common stock in the future. Wedbush Morgan assumed that the final form of the merger agreement would be similar in all material respects to the draft reviewed by it.

The opinion is based on economic, market and other conditions as in effect on, and the information made available to Wedbush Morgan as of, the date of the opinion. Wedbush Morgan also relied on the accuracy and completeness of our representations and warranties in the merger agreement. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Wedbush Morgan has not undertaken to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion.

Wedbush Morgan is an investment banking firm and a member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Wedbush Morgan was selected by the independent special committee of our board of directors based on Wedbush Morgan’s experience, expertise, reputation and familiarity with SM&A.

In rendering its opinion, Wedbush Morgan expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of SM&A, or any class of such persons, relative to the consideration to be received by the public holders of the common stock of SM&A in the merger or with respect to the fairness of any such compensation. Wedbush Morgan did not opine as to the merits of the merger compared to any alternative transactions that may be available to us should we desire to pursue such alternatives.

Wedbush Morgan has acted as financial advisor to the independent special committee of our board of directors with respect to the merger and will receive a fee from us upon the consummation of the merger. Wedbush Morgan also received a retainer fee in relation to this engagement, and an additional fee for rendering its opinion for the merger, which was not contingent upon the conclusions reached in its opinion. In the ordinary course of its business, Wedbush Morgan and its affiliates may actively trade our common stock for its own account and for the accounts of its customers and, accordingly, it may at any time hold a long or short position in our common stock.

Summary of Analyses

The following is a summary of the financial analyses performed by Wedbush Morgan in connection with reaching its opinion:

•	SM&A Share Trading Analysis;

•	Public Companies Selected for Comparison Analysis;

•	Public Companies Selected for Comparison Analysis with Control Premium;

•	Merger and Acquisition Transaction Analysis;

•	Discounted Cash Flow Analysis; and

•	Leveraged Buyout Analysis.

While the following summaries describe some analyses and examinations that Wedbush Morgan deemed material to the opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Wedbush Morgan. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Wedbush Morgan believes that such analyses and the following summaries must be considered as a whole, and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses.

In performing its analyses, Wedbush Morgan made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond our control and the control of Wedbush Morgan. Any estimates contained in Wedbush Morgan’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

The financial analyses summarized below include information presented in tabular format. In order to understand Wedbush Morgan’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Wedbush Morgan’s analyses.

Share Trading Analysis

Wedbush Morgan reviewed the average daily closing price and average daily trading volume of SM&A’s common stock for each of the quarters of SM&A’s fiscal years from 2006 through 2008 year-to-date. The average daily closing price of SM&A’s common stock decreased 65.6% from $7.26 for the quarter ended January 31, 2006 to $2.50 for the fourth quarter in fiscal 2008 (period to date as of October 27, 2008). The average daily trading volume of the common stock from January 1, 2006 to October 27, 2008 was 52,725 shares, which indicated a low number and dollar volume of traded shares.

Public Companies Selected for Comparison Analysis

Using publicly available information, Wedbush Morgan compared selected financial data of SM&A with similar data of selected publicly traded consulting and services companies considered by Wedbush Morgan to be comparable to SM&A. The analysis assumed that companies in the same industry share similar markets. The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and this analysis assumed that companies in the same industry experience similar operating characteristics. In this regard, Wedbush Morgan noted that, although such companies were considered similar, none of the companies has the same management, make-up, size or mix of business as SM&A. Wedbush Morgan reviewed and analyzed the following U.S. publicly-traded companies, which Wedbush Morgan deemed to be comparable to SM&A: CRA International, Inc., Exponent Inc., Huron Consulting Group, Inc., ICF International, Inc., LECG Corp., Navigant Consulting, Inc., Resources Connection, Inc., SRA International, Inc. and Stanley, Inc. (collectively, the “Comparison Companies”). This analysis assumed that the Comparison Companies are ongoing concerns.

Wedbush Morgan analyzed the following financial data for SM&A and each of the Comparison Companies:

•	the “enterprise value” or “EV” (defined as the market value of the common equity, plus total debt and preferred stock, less cash) as a multiple of: (i) revenues for the latest twelve months (four most recent fiscal quarters) for which revenue figures had been reported (“LTM”); (ii) calendar year 2008 and 2009 estimated revenue (which revenue estimates reflected a mean consensus of research analysts’ revenue estimates as reported by Reuters); (iii) LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”); and (iv) calendar year 2008 and 2009 estimated EBITDA (which EBITDA estimates reflected a mean consensus of research analysts’ EBITDA estimates as reported by Reuters); and

•	the closing price of the common stock of the Comparison Companies on October 27, 2008 as a multiple of: (i) earnings per share (“EPS”) for the latest twelve months for which EPS has been publicly reported; and (ii) calendar year 2008 and 2009 estimated EPS (which EPS estimates reflected a mean consensus of research analysts’ EPS estimates as reported by Reuters).

This analysis indicated that our public valuation multiples, based on the merger consideration price of $6.25 per share, are above all the median trading multiples of the Comparison Companies.

Wedbush Morgan performed this valuation analysis by applying certain market trading statistics of the Comparison Companies to SM&A’s historical and estimated financial results. As of October 27, 2008, the Comparison Companies were trading at the following median valuation multiples:

	Multiple		Implied Company Valuation
Valuation Metric	Applied		Equity Value	Price per Share
	($ millions, except per share data)

EV to LTM Revenue	0.63	x	$72.4	$3.83
EV to CY 2008 estimated Revenue	0.64	x	$75.7	$4.01
EV to CY 2009 estimated Revenue	0.65	x	$79.2	$4.19
EV to LTM EBITDA	5.8	x	$67.9	$3.59
EV to LTM Fully Adjusted EBITDA	5.8	x	$86.1	$4.55
EV to CY 2008 estimated EBITDA	5.9	x	$60.7	$3.21
EV to CY 2008 estimated Fully Adjusted EBITDA	5.9	x	$86.6	$4.58
EV to CY 2009 estimated EBITDA	6.1	x	$91.8	$4.86
Price to LTM EPS	15.9	x	$68.6	$3.63
Price to CY 2008 estimated EPS	14.9	x	$69.0	$3.65
Price to CY 2009 estimated EPS	12.1	x	$91.5	$4.84

	Average		$77.2	$4.09

As a result of this comparison company analysis, Wedbush Morgan derived an average implied market value of approximately $77.2 million, or $4.09 per share, for SM&A’s common stock, compared to the merger consideration of $6.25 per share, as of October 27, 2008. The range of values for the various valuation multiples was $3.21 to $4.86 per share.

Public Companies Selected for Comparison Analysis with Control Premium

This analysis is similar to the “Public Companies Selected for Comparison Analysis” described above, except that the Comparison Companies’ public valuation multiples included an appropriate control premium. Wedbush Morgan reviewed selected merger and acquisition transactions to analyze the premiums paid compared to the stock price of the relevant target company at various times prior to the announcement of the acquisition. As a result of its analysis, Wedbush Morgan considered a 25% acquisition premium to be appropriate. For purposes of this analysis, Wedbush Morgan used the same Comparison Companies as in its “Public Companies Selected for Comparison Analysis” described above. Wedbush Morgan compared the merger consideration of $6.25 per share to the Comparison Companies’ common stock public valuation multiples, including a 25% acquisition premium applied to the Comparison Companies’ market value.

The analysis indicated that SM&A’s common stock public valuation multiples, based on the merger consideration price of $6.25 per share, are above all the mean and median trading multiples of the Comparison Companies, including a 25% acquisition premium applied to the Comparison Companies’ market value. As a result of this analysis, Wedbush Morgan derived an average implied market value of approximately $96.5 million, or $5.11 per share, for SM&A’s common stock, compared to the merger consideration of $6.25 per share, as of October 27, 2008. The range of values for the various valuation multiples was $4.02 to $6.07 per share.

Merger and Acquisition Transaction Analysis

Wedbush Morgan reviewed certain publicly available information relating to 18 selected merger and acquisition transactions (the “Selected Transactions for Comparison”) from June 1, 2003 to October 27, 2008, involving consulting companies. The Selected Transactions for Comparison considered were as follows:

Company	Buyer

SI International	Serco
Dominion Technology Resources	QinetiQ Group
Booz Allen Hamilton (Government Business)	The Carlyle Group
MTC Technologies	BAE Systems
Vega Group	Finmeccanica
Simat Helliesen & Eichner	ICF International
ITS Corporation	QinetiQ Group
Analex Corporation	QinetiQ Group
Anteon International	General Dynamics
Competition Policy Associates	FTI Consulting
Galaxy Scientific	SRA International
InteCap	Charles River Associates
American Management Systems’ Defense and Intelligence Group	CACI International
Tucker Alan	Navigant Consulting
MATCOM International	SI International
Lexecon	FTI Consulting
ACS (Federal Government IT Business)	Lockheed Martin
Veridian	General Dynamics

Information reviewed in the Selected Transactions for Comparison consisted of, if available, EV divided by, if available, LTM revenue and LTM EBITDA, as of the time of the announcement of the acquisition. Price to Earnings analysis was not included because such data were available only for public companies and the companies analyzed had different capital structures than ours. Wedbush Morgan noted that the median EV multiples for the Selected Transactions for Comparison with EV less than $250 million were 1.29x LTM revenue and 10.9x LTM EBITDA. Based on these multiples, Wedbush Morgan derived enterprise values of $119.8 million to $153.9 million, or $6.34 to $8.15 per share.

Wedbush Morgan also reviewed the Selected Transactions for Comparison, as well as transactions involving take private acquisitions of public companies (“Take Private Transactions”), where pricing information was available, to analyze premiums paid compared to the target’s stock price at various times prior to the announcement of the acquisition. Wedbush Morgan compared premiums paid in three transaction categories (Selected Transactions for Comparison, Take Private Transactions with Equity Value $100 million to $500 million and Take Private Transactions with Equity Value greater than $100 million) to the premium that would be paid to the holders of

SM&A common stock based on the merger consideration of $6.25 per share. Wedbush Morgan analyzed both the actual closing prices and the Volume Weighted Average Price (“VWAP”), which is intended to provide a better indication of the price at which our common stock actually traded over the relevant period. VWAP represents the total value of shares traded in a particular stock over a specific period of time, divided by the total volume of shares traded over the same period of time. Premiums in these transaction categories ranged from 18% to 40% over the target’s pre-acquisition stock price, compared to a premium of 95% to 158% for the merger consideration of $6.25 per share.

Wedbush Morgan noted that this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of us and the companies included in the Selected Transactions for Comparison and Take Private Transactions and other factors that could affect the acquisition value of the companies to which SM&A is being compared. A mathematical analysis such as determining the median or average is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Wedbush Morgan reviewed the discounted cash flow (“DCF”) methodology, which assumes that the present value of our common stock is equal to the sum of the present value of the projected available cash flow streams to our stockholders and the future value of our equity. Wedbush Morgan noted that it assumed SM&A remained independent during the term of the analysis.

Using financial projections furnished by SM&A management for the five years ending December 31, 2008 through 2012, Wedbush Morgan calculated the projected cash flow available for distribution, and projected future values of our common stock, by applying assumed EBITDA multiples of 6.0x, 7.0x and 8.0x to SM&A’s projected EBITDA for the year ending December 31, 2012. The projected future values were then discounted using a range of discount rates of 14.0% to 16.0%, which yielded an implied range of discounted equity present values of $142.7 million to $188.2 million, representing $7.56 to $9.96 per share.

In determining the discount rates (14.0% to 16.0%) used in the discounted present value analysis, Wedbush Morgan noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. Wedbush Morgan calculated the Weighted Average Cost of Capital (“WACC”) for SM&A as 14.5%, including in its calculation a higher than overall equity market risk premium to factor in SM&A’s small capitalization status. The WACC represents the theoretical cost of capital taking into account the cost of debt and the cost of equity based upon a prescribed capital structure. In determining the appropriate EBITDA multiple range (6.0x to 8.0x EBITDA) used in calculating SM&A’s projected future equity value, Wedbush Morgan noted, among other things, the multiples at which public companies which Wedbush Morgan deemed comparable to SM&A had historically traded, and the multiples observed in historical mergers and acquisition transactions which Wedbush Morgan deemed relevant.

Leveraged Buyout Analysis

Wedbush Morgan performed an illustrative analysis of the theoretical maximum consideration that could be paid in an acquisition of SM&A by a financial buyer using management estimates of future financial performance and considering capital structures typically employed by financial buyers. In performing this analysis, based on its experience and judgment and consideration of data which it deemed relevant, Wedbush Morgan assumed:

•	Acquisition financing could be obtained in the mezzanine and bank finance markets at the time of acquisition in amounts representing 4.0x projected 2008 EBITDA, which Wedbush Morgan deemed could be reasonable financing terms for SM&A to expect in normal financing markets;

•	An internal rate of return of 25% to 35% on equity held over a five-year period; and

•	An exit multiple range of 6.0x to 8.0x of the LTM EBITDA immediately prior to the exit.

Given current credit market conditions, it is possible that banks would not be prepared to lend debt in an amount equal to 4.0x EBITDA.

Based on these projections and assumptions, using the Projections, which were “base case” financial projections furnished by SM&A’s management for the five years ending December 31, 2008 through 2012 (see “The Merger — Projected Financial Data”), Wedbush Morgan estimated that the theoretical maximum consideration that could be paid in an acquisition of SM&A by a financial buyer ranged from $6.00 to $7.00 per share of SM&A common stock.

Conclusion

The preparation of a fairness opinion is a complex process involving multiple elements and assumptions and is not necessarily susceptible or conducive to a partial or single-point analysis or summary description. Focus on one or more elements of the analyses or of the foregoing summary to the exclusion of all other elements or to the exclusion of the analyses as a whole may result in an incomplete understanding of the processes underlying the Wedbush Morgan opinion. In preparing its fairness opinion, Wedbush Morgan considered the outcome of all its analyses and did not attribute a particular weight to any single analysis or element that entered into its determination. Wedbush Morgan’s conclusion as to fairness from an economic point of view was made upon the basis of its experience and professional judgment after taking into account all of the analyses and factors as a whole. No company or transaction included in the foregoing analyses for purposes of illustration and comparison is directly comparable to SM&A or to the merger transaction.

Based upon its analyses, and subject to the assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, Wedbush Morgan is of the opinion that, as of the date of the opinion, the merger consideration to be received by the public holders of SM&A’s common stock as provided in the merger agreement is fair to such holders from a financial point of view.

Interests of SM&A’s Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors and the special committee with respect to the merger agreement and merger, you should be aware that some of our executive officers and directors may have interests in the merger that are in addition to or different from the interests of SM&A stockholders generally. Our board of directors and the special committee were aware of and considered these interests in approving the merger agreement and the merger.

Merger Proceeds and Other Payments to be Received by Directors and Executive Officers.  Each of our directors and executive officers beneficially owns shares of our common stock, restricted stock units and/or in-the-money stock options to purchase shares of our common stock. Shares of our common stock and common stock underlying restricted stock units will be exchanged for the right to receive $6.25 per share in cash as described in this proxy statement. Options not assumed by Parent pursuant to the mutual agreement of SM&A and Parent prior to closing will be cancelled in exchange for a cash payment for each underlying share equal to the positive difference, if any, between (1) the cash price of $6.25 to be paid with respect to a share of our common stock in the merger and (2) the exercise price per share of the options, less applicable withholding taxes. The vesting of all stock options not assumed by Parent and all restricted stock units will be accelerated in full immediately prior the effective time of the merger.

The following table sets forth the approximate cash proceeds that each of our current executive officers and directors will receive, without interest and less any applicable withholding taxes, at the completion of the merger on the basis of the shares of SM&A common stock, restricted stock units and in-the-money options to purchase shares of SM&A common stock that they hold as of December 1, 2008:

			Proceeds from
			Shares of Common
			Stock Issuable on
	Proceeds from	Proceeds from	Vesting of
	Shares of Common	In-The-Money	Restricted Stock	Total
Name	Stock Held	Options	Units	Payments

Executive Officers
McCarthy, Cathy L.	$170,981	$198,013	$1,093,750	$1,462,745
Pace, Peter	—	$80,000	$312,500	$392,500
Aguirre, Anna L.	—	$44,600	$156,250	$200,850
Eckstaedt, James R.	—	$58,200	$156,250	$214,450
Reiners, Kevin L.	$51,075	$32,000	$406,250	$489,325
Directors (excluding Ms. McCarthy and Mr. Pace)
Hanger, Dwight L.	$42,044	$60,120	—	$102,164
Bowes, William C.	$11,650	$22,920	—	$34,570
Lewis, J. Christopher	$2,045,350	$137,450	—	$2,182,800
Reagan, Joseph B.	$17,900	$29,040	—	$46,940
Rodin, Robert	$5,400	—	—	$5,400
Stenbit, John P.	$5,400	$24,100	—	$29,500
Untracht, Robert J.	$5,400	$355,360	—	$360,760

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of our share of common stock, please see the information below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Change In Control Payments.  Following the completion of the merger, certain of our executive officers may be entitled to a change in control payment if their employment is terminated under certain circumstances pursuant to written employment arrangements between the respective officers and SM&A.

Pursuant to our employment arrangements with Ms. McCarthy, if Ms. McCarthy’s employment is terminated by SM&A without cause or by Ms. McCarthy for good reason within 24 months following a change in control of SM&A, she will be entitled to receive, provided that she executes a general release of claims in favor of SM&A and complies with the restrictive covenants under her employment agreement: (i) for a period of 12 months following the effective date of her termination, on a monthly basis paid in accordance with SM&A’s customary payroll practices, 1/12 of her highest average annual base salary and target bonus during the immediately preceding three-year period; (ii) until the longer of 6 months following the effective date of her termination or the date that her employment agreement would have expired in accordance with its terms absent such termination, continuation of coverage under the group health plans of SM&A at no cost or premium charge (provided that she makes a timely election and is eligible for such coverage continuation); and (iii) reimbursement of out-of-pocket healthcare costs under SM&A’s “Executive Edge” plan for a period of 12 months following the effective date of her termination (capped at $10,000). The merger would constitute a change in control of SM&A for the purposes of our employment arrangements with Ms. McCarthy.

Pursuant to our employment arrangements with Mr. Pace, if Mr. Pace’s employment is terminated by SM&A without cause or by Mr. Pace for good reason within 24 months following a change in control of SM&A, Mr. Pace will be entitled to receive, provided that he executes a general release of claims in favor of SM&A and complies with the restrictive covenants under his employment agreement: for a period of eighteen 18 months following the effective date of his termination, (i) on a monthly basis paid in accordance with SM&A’s customary payroll practices, 1/12 of his highest average annual base salary and during the immediately preceding three-year period,

(ii) continuation of coverage under the group health plans of SM&A at no cost or premium charge (provided that he makes a timely election and is eligible for such coverage continuation); and (iii) reimbursement of out-of-pocket healthcare costs under SM&A’s “Executive Edge” plan (capped at $10,000). Mr. Pace would also be entitled to receive incentive bonus payments, if applicable, under his employment agreement. The merger would constitute a change of control of SM&A for the purposes of our employment arrangements with Mr. Pace.

Pursuant to our employment arrangements with each of Mr. Reiners, Mr. Eckstaedt and Ms. Aguirre, if the applicable executive officer’s employment is terminated by SM&A without cause or by the executive officer for good reason within 24 months following a change in control, the executive officer will be entitled to receive, provided that he or she executes a general release of claims in favor of SM&A and complies with the restrictive covenants under his or her employment agreement, for a period of 18 months following the effective date of his or her termination: (i) on a monthly basis paid in accordance with SM&A’s customary payroll practices, 1/12 of his or her highest average annual base salary and target bonus during the immediately preceding three-year period; (ii) continuation of coverage under the group health plans of SM&A at no cost or premium charge (provided that he or she makes a timely election and is eligible for such coverage continuation); and (iii) reimbursement of out-of-pocket healthcare costs under SM&A’s “Executive Edge” plan (capped at $10,000). The merger would constitute a change in control of SM&A for the purposes of our employment arrangements with the foregoing executive officers.

The following table sets forth an estimate of the potential cash change in control payments that would be payable as described above, with respect to each of the foregoing officers, in the event that he or she becomes entitled to such amount pursuant to the foregoing change in control agreements following the merger (assuming, for illustrative purposes, that the respective officer’s employment is terminated (either by SM&A without cause or by the officer for good reason) immediately following a change in control on December 31, 2008, his or her base salary remains at current levels, and in the case of each officer, SM&A is on track to achieve its performance targets for the applicable performance periods). The table further assumes that no stock options or other equity awards held by the applicable officer are assumed by Parent or Merger Sub in connection with the merger. The table does not include amounts attributable to costs of health and welfare benefits (other than a maximum benefit of $10,000 reimbursed under SM&A’s “Executive Edge” plan), outplacement services or payment of accrued vacation, holiday and personal leave days to be received by the respective officer following a termination. The table also does not include any amounts reflected above under “The Merger — Interests of SM&A’s Executive Officers and Directors in the Merger — Merger Proceeds and Other Payments to be Received by Directors and Executive Officers.”

		Potential Cash
		Change in Control Payments

McCarthy, Cathy L.	Base Salary	$450,000
	Cash Incentive	$292,500
	Executive Edge	$10,000

	Total:	$752,500
Pace, Peter	Base Salary	$450,000
	Cash Incentive	—
	Executive Edge	$10,000

	Total:	$460,000
Aguirre, Anna L.	Base Salary	$300,000
	Cash Incentive	$150,000
	Executive Edge	$10,000

	Total:	$460,000
Eckstaedt, James R.	Base Salary	$390,000
	Cash Incentive	$214,500
	Executive Edge	$10,000

	Total:	$614,500
Reiners, Kevin L.	Base Salary	$450,000
	Cash Incentive	$270,000
	Executive Edge	$10,000

	Total:	$730,000

Arrangements with the Surviving Corporation.  Parent has previously indicated its belief that the continued involvement of our existing management team is integral to SM&A’s future success. However, as of the date of this proxy statement, no members of our current management team have entered into any agreement, arrangement or understanding with SM&A or its subsidiaries (other than their existing employment arrangements in effect as of the date of the merger agreement) or with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Pursuant to the terms of the merger agreement, Parent and SM&A may agree prior to the closing that Parent will assume certain outstanding options to purchase our common stock. Parent currently does not have any obligation to assume any such options. Further, Parent has informed SM&A that it may allow some members of SM&A management to exchange their shares of SM&A common stock into equity of Parent prior to completion of the merger in transactions not contemplated by the merger agreement and/or establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any equity-based compensation plans adopted by Parent would generally vest following completion of the merger over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment with, and the right to exchange their shares of SM&A common stock into Parent equity, or purchase or otherwise participate in the equity of Parent (and/or a subsidiary of Parent after the merger), as of the date of this proxy statement no discussions about specific terms of any such arrangements have occurred between members of our current management and representatives of Parent, and there can be no assurance that any parties will agree as to any such arrangements or whether such arrangements will be put in place before or after the merger is completed. Pursuant to the terms of the merger agreement, Parent has generally agreed to, for one year after the effective time of the merger agreement, provide continuing SM&A employees (including our management team) certain salary and bonus opportunities, other employee benefits, and severance benefits consistent with similar benefits that were in effect on the date of the merger agreement.

Indemnification of Directors and Officers.  From and after the effective time of the merger, Parent shall, and shall cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the applicable governing documents of SM&A and its subsidiaries, and to advance expenses as incurred to the fullest extent permitted under applicable law and such applicable governing documents, each present and former director and officer of SM&A and its subsidiaries against costs, damages or liabilities incurred in connection with claims arising out of or related to such person’s service as a director or officer of SM&A or its subsidiaries. Prior to the effective time of the merger, SM&A shall, and if SM&A is unable to, Parent shall cause the surviving corporation to obtain and maintain and extension of (i) SM&A’s existing directors’ and officers’ liability insurance policies, and (ii) SM&A’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least 6 years from and after the effective time of the merger. If SM&A and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation shall, and Parent shall cause the surviving corporation to, continue to maintain in effect for a period of at least 6 years from and after the effective time of the merger such directors’ and officers’ liability insurance policies and fiduciary liability insurance policies in place as of the date of the merger agreement, provided that in no event will the surviving corporation be required to expend for such policies an annual premium amount in excess of 150% of the annual premiums paid by SM&A for such insurance as of the date of the merger agreement.

Financing

The payments required to be made by Parent and Merger Sub to complete the merger and the related transactions are expected to be funded by a combination of equity and debt financing together with cash on-hand at SM&A.

Equity Financing.  Parent has received an equity commitment letter, dated as of October 31, 2008, from Odyssey Investment Partners Fund III, LP, which we refer to as the “fund,” pursuant to which the fund has agreed to contribute, or cause to be contributed, an aggregate amount of $50,000,000 to Parent contemporaneous with the closing of the merger. The equity commitment is generally subject to the satisfaction or waiver of all of the conditions to the obligations of Parent and Merger Sub to effect the closing of the merger under the merger agreement as well as the satisfaction or waiver of all of the conditions set forth in the definitive agreements evidencing the debt financing.

The equity commitment letter will terminate automatically upon the earliest to occur of (a) the termination of the merger agreement in accordance with its terms, (b) the breach by Parent or Merger Sub of any covenant or agreement under the Merger Agreement that gives rise to an obligation by Parent to pay the termination fee specified in the merger agreement, (c) the commencement by SM&A or any of its affiliates of a lawsuit or other proceeding asserting any claim under the limited guaranty provided by the fund to SM&A, (d) any person or entity, other than Parent, seeking to enforce the equity commitment, and (e) payment in full by the fund of the guarantied obligation as provided in the limited guaranty.

The fund may assign all or a portion of its obligations to fund the equity commitment letter, but if the assignment is to any person or entity other than Odyssey Investment Partners Fund IV, LP the assignment will not relieve the fund of any of its obligations under the equity commitment letter.

In addition, affiliates of Caltius have committed to Parent to provide $5.0 million in equity financing (subject to similar conditions as the fund’s equity commitment), which will comprise a portion of the equity to be provided by the fund.

Debt Financing.  In connection with its execution and delivery of the merger agreement, Merger Sub obtained commitment letters to obtain (i) debt financing in an aggregate principal amount of $65,000,000, pursuant to senior and senior subordinated secured credit facilities from affiliates of Caltius, which we refer to collectively as the “Caltius Facilities,” and (ii) debt financing in an aggregate principal amount of $10,000,000, pursuant to a senior secured revolving line of credit with City National Bank, which we refer to as the “CNB Facility.” The debt financing commitments described in this proxy statement expire on April 30, 2009.

The commitments of the lenders under the Caltius Facilities commitment letter are conditioned on the merger being consummated in accordance with the merger agreement, as well as, among other things:

•	the absence of any “Company Material Adverse Effect” (as defined in the merger agreement) since December 31, 2007;

•	the making of a minimum equity contribution by Odyssey;

•	the negotiation, execution and delivery of satisfactory definitive documentation with respect to the Caltius Facilities;

•	the creation of security interests;

•	SM&A not having more than specified levels of permitted indebtedness;

•	entry into a permitted revolving credit facility (which would include the CNB Facility) with no drawings thereunder at closing of the merger;

•	liquidity of SM&A after giving effect to the merger must be not less than $7,500,000; and

•	delivery of a solvency certificate in the form attached to the Caltius Facilities commitment letter.

The commitment of the lender under the CNB Facility commitment letter is conditioned upon the merger being consummated in accordance with the merger agreement, as well as, among other things:

•	the absence of any “Company Material Adverse Effect” (as defined in the merger agreement) since December 31, 2007;

•	the making of a minimum equity contribution by Odyssey;

•	the negotiation, execution and delivery of satisfactory definitive documentation with respect to the CNB Facility;

•	the creation of security interests; and

•	Parent and SM&A not having more than specified levels of permitted indebtedness.

Although the debt financing described in this proxy statement is not subject to “due diligence” or “market out” contingencies, such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Appraisal Rights

In connection with the merger, record holders of SM&A common stock will be entitled to appraisal rights if certain procedures are complied with and the merger is completed. Under Section 262 of the DGCL (“Section 262”), in lieu of receiving the merger consideration, SM&A stockholders whose appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the “fair value” of their shares of SM&A common stock at the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262.

A stockholder who does not vote in favor of the merger and who strictly complies with other applicable procedures of Delaware law as summarized below and set forth in Annex C may exercise statutory appraisal rights under Delaware law.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a SM&A stockholder’s statutory appraisal rights under Delaware law.

An SM&A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the merger and (b) deliver a written demand for appraisal of such stockholder’s shares to the Secretary of SM&A before the vote to approve and adopt the merger agreement at the special meeting.

A demand for appraisal must be executed by or for the SM&A stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing the shares of SM&A common stock. If these shares of SM&A common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of SM&A common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a SM&A stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the SM&A stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

A record owner, such as a broker, who holds shares of SM&A common stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares of SM&A common stock as to which the holder is the record owner. In that case, the written demand must set forth the number of shares of SM&A common stock covered by the demand. Where the number of shares of SM&A common stock is not expressly stated, the demand will be presumed to cover all shares of SM&A common stock issued and outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the approval and adoption of the merger agreement at the special meeting. SM&A stockholders with shares held in “street name” who desire appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owners of the shares. Shares of SM&A common stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any SM&A stockholder desiring appraisal rights with respect to such stockholder’s shares held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder and should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares of SM&A common stock have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform SM&A of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

SM&A stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: SM&A, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, Attention: Corporate Secretary. The written demand for appraisal should specify the SM&A stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of such stockholder’s shares. The written demand must be received by SM&A prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, SM&A stockholders exercising appraisal rights must not vote their shares of SM&A common stock in favor of approval and adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement, a SM&A stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation or any SM&A stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of SM&A common stock of all SM&A stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which SM&A stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares of SM&A common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

SM&A stockholders considering seeking appraisal should bear in mind that the fair value of their shares of SM&A common stock determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to, and do not in any way address, fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application by an SM&A stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of SM&A common stock entitled to appraisal. In the absence of such a determination, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within sixty (60) days after the effective time of the merger, any SM&A stockholder who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration. After this sixty (60) day period, the SM&A stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, SM&A stockholders’ rights to appraisal shall cease and all SM&A stockholders shall be entitled only to receive the merger consideration. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any SM&A stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any SM&A stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Delisting and Deregistration of SM&A Common Stock

If the merger is completed, our common stock will no longer be traded on The NASDAQ Stock Market and will be deregistered under the Exchange Act.

Consequences if the Merger is Not Completed

If the merger is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders would not receive any merger consideration for their shares of our common stock. Instead, SM&A would remain an independent public company, its common stock would continue to be listed and traded on The Nasdaq Stock Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of SM&A’s shares, including the risk that the market price of our common stock may decline to the extent that the current market price of that stock reflects a market assumption that the merger will be completed. From time to time, our board of directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our board of directors might seek to identify strategic alternatives to maximize stockholder value. If the merger is not approved by our stockholders or if the merger is not consummated for any other reason, we cannot guarantee that any other transaction acceptable to SM&A would be offered or that our business, prospects or results of operations would not be adversely impacted. Additionally, the merger agreement requires that we pay Parent specified termination and/or expense reimbursement fees in certain circumstances if we or Parent terminate the merger agreement and that Parent pay us a specified termination fee if the merger agreement is terminated under certain other circumstances. See “The Merger Agreement — Effect of Termination; Termination Fees; Limited Guaranty.”

Material United States Federal Income Tax Consequences of the Merger

General.  The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to beneficial holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may be retroactive, could materially alter the tax consequences described in this proxy statement. This discussion assumes that you hold your shares of our common stock as capital assets for investment.

This summary does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	broker-dealers;

•	dealers or traders in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	expatriates;

•	S corporations;

•	stockholders treated as partnerships or otherwise as pass-through entities for U.S. federal income tax purposes;

•	stockholders that have a functional currency other than the United States dollar;

•	stockholders who do not hold their SM&A stock as a capital asset within the meaning of Section 1221 of the Code;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired their SM&A stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold their SM&A stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their SM&A shares through SM&A’s 401(k) plan, equity incentive plans, or employee stock purchase plan; or

•	stockholders whose SM&A stock is “qualified small business stock” for purposes of Section 1202 of the Code or “small business stock” for purposes of Section 1244 of the Code.

The tax treatment of a partnership and each partner thereof will generally depend on the status and activities of the partnership and such partner. Accordingly, partnerships and other pass-through entities, and persons holding shares through such entities, should consult with their own tax advisors regarding the consequences of a disposition of shares pursuant to the merger.

This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than U.S. federal income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options, restricted stock units or similar rights to purchase stock.

WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, IN VIEW OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders.  As used in this proxy statement, a “U.S. holder” means a beneficial holder of our common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States or any state within the United States or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place under applicable Treasury Regulations to be treated as a domestic trust.

Consequences of the merger to U.S. holders.  The receipt of cash by a U.S. holder in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (determined before reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares of our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares exchanged in the merger, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss (and thus eligible for reduced rates of taxation for noncorporate U.S. holders) if the U.S. holder held such shares for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Backup withholding.  A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions and tax-exempt organizations) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Amounts withheld under the backup withholding taxes rules are not additional taxes, and any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders.  As used in this proxy statement, a “Non-U.S. holder” means a beneficial holder of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a “U.S. holder” as defined above.

Consequences of the merger to Non-U.S. holders.  A Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of our common stock in the merger unless:

•	the gain is effectively connected with a U.S. trade or business of the Non-U.S. holder (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. holder), in which case the Non-U.S. holder will, unless an applicable income tax treaty provides otherwise, generally be taxed on its net gain (determined before reduction for any applicable withholding taxes) derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to a branch profits tax of 30% (or, possibly, a reduced rate under an applicable income tax treaty) on its effectively connected earnings and profits;

•	the Non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the Non-U.S. holder may be subject to a flat 30% tax on the net gain (determined before reduction for any applicable withholding taxes) realized in connection with the merger, which may be offset by certain U.S. capital losses; or

•	SM&A is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. holder owned, actually or constructively, more than 5% of our common stock at any time during the shorter of the five-year period preceding the merger or the period that such Non-U.S. holder held shares of our common stock. SM&A believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five years preceding the merger.

Backup withholding.  Non-U.S. holders may be subject to federal income tax backup withholding at a rate of 28% with respect to a payment of cash in the merger unless the Non-U.S. holder certifies under penalties of perjury that it is not a U.S. person under the Code (and the payor does not have actual knowledge or reason to know otherwise), usually on an applicable IRS Form W-8 BEN (or other applicable IRS Form W-8), or such holder otherwise establishes an exemption. Amounts withheld under the backup withholding tax rules are not additional taxes, and any amount withheld under these rules may be credited against a Non-U.S. holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. holder furnishes the required information to the IRS in a timely manner.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about SM&A, Parent, or Merger Sub. Such information can be found elsewhere in this proxy statement and in other public filings made by SM&A and Parent, if any, with the SEC, which are available without charge at www.sec.gov or as more fully described in the section titled “Where You Can Find More Information.” Our stockholders are urged to read the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Merger Sub will merge with and into SM&A, with SM&A surviving the merger. Following completion of the merger, SM&A will be a wholly-owned subsidiary of Parent.

Effective Time

Unless otherwise mutually agreed in writing by SM&A and Parent, the closing of the merger will take place on the first business day following the day on which the last to be satisfied or waived of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the merger agreement. The merger will become effective upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as Parent and SM&A shall agree and shall specify in such certificate of merger. We are working with Parent to complete the merger as soon as practicable and are targeting completion of the merger near the end of 2008. However, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Merger Consideration

At the effective time of the merger, except as otherwise provided in the merger agreement, each share of our common stock issued and outstanding prior to the effective time of the merger (other than (i) dissenting shares, as described below, (ii) shares directly or indirectly owned by Parent, Merger Sub or any of their direct or indirect wholly owned subsidiaries, and (iii) any shares owned or held in treasury by SM&A or any of our direct or indirect wholly owned subsidiaries), will be automatically converted into and thereafter represent the right to receive $6.25 in cash, without interest, subject to deduction for any required withholding of tax, and will be automatically cancelled and cease to exist. The per share merger consideration will be equitably adjusted in the event of any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to our common stock that occurs prior to the effective time of the merger.

Equity Plans

Options

As of the record date, options to purchase 2,644,776 shares of common stock of SM&A were issued and outstanding. At the effective time of the merger, each outstanding option to purchase common stock, all of which were granted under our 2007 Equity Incentive Plan or Second Amended and Restated Equity Incentive Plan, (except for stock options which may be assumed by Parent in connection with the merger and remain outstanding thereafter, as discussed below) will become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (and in any event within 3 business days after the effective time), an amount in cash equal to the product of (A) the total number of shares subject to the option immediately prior to the effective time, multiplied by (B) the excess, if any, of $6.25 over the exercise price per share of the applicable option, less any applicable withholding taxes.

Certain outstanding options to purchase common stock of SM&A may be assumed by Parent in connection with the merger and remain outstanding after the effective time of the merger. Prior to the fifth business day preceding the closing, Parent and SM&A will mutually agree as to which options, if any, will be assumed by Parent in connection with the merger. If any such options are assumed, at the effective time of the merger, each assumed option will be converted into an option to acquire, on substantially similar terms and conditions applicable to the assumed option immediately prior to the effective time of the merger (except for the adjustments provided herein), the number of shares of common stock, rounded down to the nearest whole share, of Parent that is equal to the product, rounded down to the nearest whole share, of (i) the number of shares of SM&A common stock subject to the assumed option immediately prior to the effective time of the merger multiplied by (ii) an option exchange ratio (as described below), at an exercise price per share of Parent common stock equal to the quotient, rounded down to the nearest whole cent, of (x) the exercise price per share of SM&A common stock applicable under such assumed option immediately prior to the effective time of the merger divided by (y) the option exchange ratio; provided, however, that the foregoing adjustments will comply with Sections 424(a) and 409A of the Code and the rules and regulations promulgated thereunder. The “option exchange ratio” applicable to the assumed options will be a fraction, the numerator of which is $6.25 and the denominator of which is the per share fair market value of Parent common stock as of immediately following the effective time of the merger (as determined in good faith by Parent).

Restricted Stock Units

At the effective time of the merger, each outstanding SM&A restricted stock unit will become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time), an amount in cash equal to the product of (A) the total number of shares of SM&A common stock subject to such SM&A restricted stock unit immediately prior to the effective time of the merger, multiplied by (B) $6.25, less any applicable withholding taxes.

We have agreed that, at or prior to the effective time of the merger, our board of directors and our compensation committee, as applicable, will adopt resolutions and take all other actions reasonably required to implement the foregoing treatment of our outstanding equity awards and to ensure that (i) our Amended and Restated Employee Stock Purchase Plan will terminate and (ii) no holder of any options to purchase common stock of SM&A or any restricted stock units or any participant in any of our equity incentive plans or other employee benefit arrangement of SM&A will have any rights to acquire, or other rights in respect of, the capital stock of SM&A, the surviving corporation or any of their subsidiaries following the effective time of the merger, except as specifically contemplated by the merger agreement.

Exchange and Payment

At the effective time of the merger, Parent and/or Merger Sub will deposit with a paying agent cash in an amount necessary for the paying agent to make all required payments of the merger consideration to our stockholders, option holders and holders of restricted stock units pursuant to the terms of the merger agreement. Promptly after the effective time of the merger, Parent is required to cause the paying agent to mail to each holder of record of our common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal in customary form and instructions for use in effecting the surrender of certificates or book-entry shares in exchange for the merger consideration payable. Until surrendered, each stock certificate or book-entry share will be deemed to represent only the right to receive, upon its surrender, the merger consideration into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate or book-entry shares. Any portion of the exchange fund deposited with the paying agent that remains unclaimed by our security holders for 180 days after the effective time of the merger will be delivered to the surviving corporation, and thereafter security holders will only be able to look to the surviving corporation for the payment of any applicable merger consideration they may be due in connection with the merger.

Dissenting Shares

Notwithstanding anything in the merger agreement to the contrary, shares issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has not voted in favor of the merger and who is entitled to demand and properly demands, exercises, and perfects his or her demand for appraisal of such shares pursuant to Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but instead shall be converted into the right to receive payment from the surviving corporation with respect to such dissenting shares in accordance with the DGCL, unless and until such holder shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL. Shares subject to a demand for appraisal will be treated in accordance with Section 262 of the DGCL and will be entitled to receive such consideration thereunder. If any such holder fails to perfect or effectively withdraws or loses any such right to appraisal, each such holder’s shares will be converted into and become exchangeable only for the right to receive the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of SM&A, Parent and Merger Sub customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations made by SM&A relate to the following:

•	our corporate organization and standing and other corporate matters;

•	our capital structure and outstanding securities;

•	the authorization, execution, delivery and performance of the merger agreement;

•	the enforceability of the merger agreement;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•	documents filed by SM&A with governmental and regulatory authorities, including the SEC, the accuracy of the financial statements and other information contained in those documents, our disclosure and internal controls and procedures;

•	absence of changes or certain events involving SM&A since December 31, 2007, including any occurrence of a “Company Material Adverse Effect” (as that term is defined in the merger agreement and described below in the section captioned “The Merger Agreement — Definition of Company Material Adverse Effect”) with respect to SM&A;

•	pending or threatened litigation, or claims that could give rise to litigation, involving us;

•	the absence of certain liabilities;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	our compliance with applicable laws and licensing requirements;

•	the inapplicability of anti-takeover statutes and regulations to the merger agreement and the merger;

•	environmental matters;

•	our filing of tax returns, payment of taxes and other tax matters;

•	labor matters;

•	our intellectual property;

•	insurance matters;

•	the absence of fees payable to any broker or finder other than Wedbush Morgan;

•	our material contracts;

•	good title to our properties and assets;

•	any material interest of our executive officers, directors or stockholders, or their affiliates or immediate family members, in property owned by us or our subsidiaries or in transactions to which we or our subsidiaries are or were a party;

•	the absence of a rights plan or “poison pill” applicable to SM&A;

•	our compliance with the Foreign Corrupt Practices Act of 1977 and related matters;

•	our government contracts; and

•	our customers.

In the merger agreement, Parent and Merger Sub made representations and warranties to SM&A relating to the following:

•	their respective corporate organization and standing and other corporate matters;

•	their respective authorization, execution, delivery and performance and the enforceability of, the merger agreement and the merger;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•	pending or threatened litigation involving them that could prevent or impede the completion of the merger;

•	the receipt, delivery and effectiveness of debt and equity commitment letters sufficient to satisfy their obligations under the merger agreement;

•	the enforceability of the limited guaranty by Odyssey Investment Partners Fund III, LP of payment of any applicable termination fee;

•	the absence of ownership by Parent or Merger Sub of any of our stock;

•	the absence of fees payable to any broker or finder;

•	the solvency of each of Parent and the surviving corporation as of the effective time of the merger and immediately after the consummation of the transactions contemplated by the merger agreement; and

•	the absence of subsidiaries of Parent other than Merger Sub.

The assertions embodied in our representations and warranties contained in the merger agreement, including those identified above, are qualified by information contained in a confidential disclosure schedule that we provided to Parent in connection with the signing of the merger agreement. The disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties of SM&A contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

Definition of Company Material Adverse Effect

Several of the representations and warranties made by SM&A in the merger agreement and certain conditions to Parent’s and Merger Sub’s performance of their respective obligations under the merger agreement, as well as certain other provisions of the merger agreement, are qualified by reference to whether the item in question would have a “Company Material Adverse Effect” on SM&A.

The merger agreement provides that a “Company Material Adverse Effect” means an event, change, effect, development, condition or occurrence that materially impairs the ability of SM&A to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, or is materially adverse to the business, assets, liabilities, financial condition or results of operations of SM&A and its subsidiaries taken as a whole; provided that no event, change, effect, development, condition or occurrence, to the extent resulting from any of the following events, changes, effects, developments, conditions or occurrences, will constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect except, in the cases of clauses items (A) and (C) below, to the extent that any such event, change, effect, development, condition or occurrence has a disproportionately adverse effect on SM&A or any of its subsidiaries as compared to businesses generally:

(A) changes in the economy or financial markets, or in the political environment, generally in the United States or other countries in which SM&A or any of its subsidiaries conduct operations;

(B) the performance by SM&A of its obligations under the merger agreement;

(C) changes in GAAP or any interpretation thereof after the date of the merger agreement;

(D) any failure by SM&A to meet any estimates of revenues or earnings for any period; and

(E) a decline in the price or trading volume of SM&A’s common stock on The NASDAQ Stock Market.

In the case of (D) and (E) above, however, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect.

Covenants Relating to the Conduct of Our Business Prior to the Effective Time

We have agreed with Parent that, after the date of the merger agreement and prior to the effective time of the merger (unless Parent shall otherwise approve in writing, which approval is not to be unreasonably withheld, conditioned or delayed, and except as otherwise expressly required or permitted under the merger agreement) and except as required by applicable law, the business of SM&A and its subsidiaries will be conducted in the ordinary and usual course consistent with past practice and we will use reasonable efforts to preserve intact our business organization, preserve our assets, rights and properties in good repair and condition, keep available the services of our current officers, employees and consultants and preserve our goodwill and our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us. Without limiting the generality of the foregoing, from the date of the merger agreement until the effective time of the merger, except (i) as Parent may approve in writing, which approval is not to be unreasonably withheld; (ii) as is expressly required or permitted by the merger agreement; (iii) as is required by applicable law or by any governmental entity, or (iv) as disclosed in writing to Parent in connection with our execution of the merger agreement, we will not and will not permit our subsidiaries to, undertake certain actions prohibited by the terms of the merger agreement, including:

•	adopt or propose any change in our certificate of incorporation, bylaws or other applicable governing instruments;

•	directly or indirectly make or agree to make any material acquisitions of other businesses or assets;

•	issue, sell, grant or subject to any lien any shares of capital stock or other securities of SM&A or any of our subsidiaries (other than the issuance or grant of shares of SM&A common stock upon the exercise of stock options that are outstanding as of the date of the merger agreement and the issuance of equity interests by a wholly owned subsidiary of SM&A to SM&A or another wholly owned subsidiary of SM&A);

•	make any loans, advances or capital contributions to or investments in any third party in excess of $100,000 in the aggregate, subject to limited exceptions;

•	invest any cash of SM&A or its subsidiaries that is not needed to pay current operating expenses in anything other than certain highly rated obligations;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our capital stock or other equity interests, subject to limited exceptions;

•	reclassify, split, redeem or acquire any of our capital stock or other securities, subject to limited exceptions;

•	incur or otherwise become liable for, or repay or prepay, certain indebtedness (including through the issuance of debt securities) or guarantee the indebtedness of any third party, enter into any “keepwell” or other agreement to maintain any financial statement condition of any third party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such indebtedness, subject to limited exceptions;

•	incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $500,000;

•	(i) pay or otherwise satisfy any liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement of liabilities reflected or reserved against in our most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive, release, grant or transfer any right of material value, subject to limited exceptions;

•	except with respect to entry into and modification, amendment, termination, cancellation or extension of customer contracts in the ordinary course of business consistent with past practice, enter into, amend, terminate or extend any material contract;

•	change our financial or tax accounting practices (except as may have be required by a change in GAAP or applicable law), or revalue any of our material assets;

•	subject to limited exceptions, commence or settle any legal action other than settlements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $250,000 individually or $500,000 in the aggregate;

•	make or change any tax election or tax accounting method, amend any tax return, or settle or compromise any material tax liability;

•	change our fiscal year;

•	transfer, sell or otherwise dispose of, or subject to any lien, any material assets or businesses of SM&A, subject to limited exceptions;

•	subject to limited exceptions, (i) grant or provide any severance or termination payments or benefits to any officers, employees, independent contractors or consultants of SM&A other than payments or benefits to non-officer employees, independent contractors, or consultants in the ordinary course of business consistent with past practices, (ii) increase the compensation or other benefits payable to any director, officer, employee, independent contractor, or consultant of SM&A, other than increases in compensation or other benefits payable to non-officer employees, independent contractors, or consultants in the ordinary course of business consistent with past practice, (iii) grant any equity or equity-based awards that may be settled in equity securities of SM&A, (iv) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (v) change the terms of any outstanding option to purchase SM&A common stock, or (vi) terminate or materially amend any existing, or adopt any new, employee benefit plan;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

•	fail to keep in force our insurance coverage in effect as of the date of the merger agreement;

•	renew or enter into any non-compete or similar agreement that would restrict or limit our operations in any material respect;

•	waive, modify or fail to enforce any confidentiality, standstill or similar agreement to which we are a party, subject to limited exceptions;

•	enter into any new line of business;

•	enter into any new, or amend the terms of any existing, real property lease that would require payments over the remaining term in excess of $300,000;

•	take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the closing conditions set forth in the merger agreement not being satisfied; or

•	except as provided in the merger agreement, agree, authorize or commit to do any of the foregoing.

Financing

Pursuant to the terms of the merger agreement, Parent has agreed to use its commercially reasonable efforts to take, or cause Merger Sub to take, all actions reasonably necessary, proper or advisable to arrange, and consummate in a timely manner, the equity and debt financing related to the merger on the terms and conditions described in the financing commitments Parent received prior to its execution of the merger agreement, including using commercially reasonable efforts to (i) maintain in effect the financing commitments it received, subject to limited replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing set forth in the financing commitments that are within their control, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the financing commitments or on other terms acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, and (iv) consummate the debt and equity financing at or prior to the closing date, but in no event later than the April 30, 2009 outside date (including using commercially reasonable efforts to cause the lenders and other parties providing the financing to provide such financing). Parent further agreed to not, and to cause Merger Sub not to, without the prior written consent of SM&A, amend, modify or supplement (including in the definitive documents) (x) any of the conditions or contingencies to funding contained in the financing commitments, or (y) any other provision of the financing commitments, in either case to the extent it could reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by the merger agreement. In the event that any portion of the financing contemplated by the financing commitments becomes unavailable other than due to the breach of representations and warranties or covenants of SM&A or a failure of a condition to be satisfied by SM&A after providing notice to SM&A and a reasonable opportunity to cure, Parent and Merger Sub will notify SM&A and use their commercially reasonable efforts to arrange alternative financing from the same or other sources on terms not less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), and in an amount sufficient to timely consummate the transactions contemplated by the merger agreement on the terms and conditions set forth therein. In the event all conditions applicable to the financing commitments (other than in connection with the debt financing, the availability or funding of the equity financing) have been satisfied, Parent and Merger Sub have agreed to use their commercially reasonable efforts to cause the lenders and the other parties providing the financing to fund the financing required to consummate the merger on the closing date. Parent and Merger Sub have agreed to use their commercially reasonable efforts to satisfy on or before the closing all requirements of the definitive agreements pursuant to which the financing will be obtained, and to keep SM&A informed on a reasonably current basis in reasonable detail of the status of the financing.

SM&A has agreed to, prior to the closing, provide to Parent and Merger Sub, and to cause its subsidiaries to, and to use commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of SM&A and its subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the financing or any alternative financing. Parent has agreed to, promptly upon request by SM&A, reimburse SM&A for all out-of-pocket accounting costs incurred by SM&A or its subsidiaries in connection with that cooperation.

Go-Shop; Non-Solicitation; No Change in Company Recommendation

Go-Shop

Notwithstanding any other provision of the merger agreement to the contrary, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Los Angeles time) on December 15, 2008 (which we refer to as the “Solicitation Period End-Date”), SM&A and its directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals (as defined in the merger agreement, see “The Merger Agreement — Definitions of Acquisition Proposal and Superior Proposal” below), including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements, provided that SM&A must promptly provide to Parent any material non-public information relating to SM&A or its subsidiaries that is provided to any third party given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

Non-Solicitation

Subject to certain limitations and except with respect to any third party who made an Acquisition Proposal received by SM&A on or prior to the Solicitation Period End-Date with respect to which specified requirements of the merger agreement have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any third party so submitting such Acquisition Proposal being referred to herein as an “Excluded Party”), from the Solicitation Period End-Date until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, SM&A cannot, and must cause its subsidiaries and must exercise its reasonable best efforts to cause its representatives not to, directly or indirectly: (i) initiate or solicit or knowingly encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations, or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring SM&A to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which specified requirements of the merger agreement have been satisfied as of the Solicitation Period End-Date and continuously thereafter, as determined, with respect to any Excluded Party, by SM&A’s board of directors no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two (2) business days prior to the Solicitation Period End-Date, the second business day following the date on which SM&A received such Excluded Party’s Acquisition Proposal, SM&A must immediately cease, and must cause its subsidiaries and must exercise its reasonable best efforts to cause its representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of, any such inquiries, proposals, discussions or negotiations with any parties conducted theretofore by SM&A, its subsidiaries or any of its representatives with respect to any Acquisition Proposal, and must request to be returned or destroyed all non-public information provided by or on behalf of SM&A or any of its subsidiaries to such third party. An Excluded Party will cease to be an Excluded Party for all purposes under the merger agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such third party is withdrawn, terminated or fails in the determination by SM&A’s board of directors to satisfy specified requirements of the merger agreement.

Certain Exceptions

If at any time following the date of the merger agreement and prior to obtaining the required approval of the agreement of merger by SM&A’s stockholders (i) SM&A has received a written Acquisition Proposal from a third party that SM&A’s board of directors believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of SM&A’s non-solicitation obligations contained in the merger agreement, (iii) SM&A’s board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal (as defined in the merger agreement, see “The Merger Agreement — Definitions of Acquisition Proposal and Superior Proposal” below) and (iv) after consultation with its outside counsel, SM&A’s board of directors determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to SM&A’s stockholders under applicable law, then SM&A may (A) furnish information (including non-public information) with respect to SM&A and its subsidiaries to the third party making such Acquisition Proposal and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding the Acquisition Proposal; provided that SM&A (x) must not, and must not allow its subsidiaries to, and has agreed to use reasonable best efforts to cause its representatives not to, disclose any non-

public information to such third party without first entering or having entered into an acceptable confidentiality agreement and (y) will promptly provide to Parent any material non-public information concerning SM&A or its subsidiaries provided to such third party which was not previously made available to Parent. Subject to specified limitations, prior to obtaining the requisite vote of its stockholders with respect to the merger agreement, SM&A is permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

Notice to Parent

SM&A has agreed, within two business days following the Solicitation Period End-Date, to notify Parent in writing of the identity of each Excluded Party, if any, and provide Parent a copy of the Acquisition Proposal received from such Excluded Party (or a summary of its material terms if no copy is available). From and after the Solicitation Period End-Date, in the event that SM&A or any of its subsidiaries or representatives receives any of the following, SM&A has agreed to promptly (but not more than one business day after such receipt) notify Parent in writing thereof: (i) any Acquisition Proposal or indication by any third party that it is considering making an Acquisition Proposal; (ii) any request (other than from an Excluded Party) for non-public information relating to SM&A or any of its subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal; or (iii) any inquiry or request for (other than from or by an Excluded Party) discussions or negotiations regarding any Acquisition Proposal. In addition, following the Solicitation Period End-Date, SM&A is obligated to keep Parent reasonably informed in all material respects on a timely basis (and in any event no later than one business day after the occurrence of any significant changes, developments, discussions or negotiations) of the status and details of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence. Without limiting the foregoing, SM&A has agreed to promptly (within one business day) notify Parent if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to the merger agreement other than with an Excluded Party, in each case after the Solicitation Period End-Date. SM&A has agreed to not, and to cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the merger agreement that prohibits SM&A from providing such information to Parent. Subject to the terms of the merger agreement, SM&A has agreed to not, and to cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its subsidiaries is a party, and SM&A will, and must cause its subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that SM&A may permit a proposal to be made under a standstill or confidentiality agreement if it determines in good faith, after consultation with outside counsel, that its failure to do so would be inconsistent with the fiduciary duties of its board of directors to its stockholders under applicable law.

Accepting Superior Proposals; Parent Match Rights

Notwithstanding anything in the merger agreement to the contrary, if SM&A receives an Acquisition Proposal which its board of directors concludes in good faith, after consultation with outside counsel and its financial advisor, and taking into account adjustments to the terms of the merger agreement that may be offered by Parent, constitutes a Superior Proposal, SM&A’s board of directors may at any time prior to obtaining the requisite vote of SM&A’s stockholders with respect to the merger agreement, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with its fiduciary duties to SM&A’s stockholders under applicable law, (x) withhold, withdraw, modify, qualify, or amend or propose publicly to withhold, withdraw, modify, qualify, or amend, in a manner adverse to Parent or Merger Sub, the board of director’s recommendation to stockholders as set forth in this proxy statement (which we refer to as a “Change of Company Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal. However, SM&A’s board of directors may not take the foregoing actions unless (A) such Superior Proposal did not result from a breach by SM&A of its non-solicitation obligations contained in the merger agreement; (B) SM&A provides prior written notice (containing information specified in the merger agreement) to Parent of its intention to take any action with respect to a Superior Proposal at least four business days in advance of taking such action, and contemporaneously provides a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (C) during such four business day period, SM&A negotiates, and causes its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the applicable Superior Proposal ceases to constitute a Superior Proposal. SM&A has agreed not to withhold, withdraw, qualify, modify or amend the recommendation of its board of directors to its stockholders in a manner adverse to Parent and Merger Sub if, prior to the expiration of the applicable four business day period, Parent makes a proposal to adjust the terms and conditions of the merger agreement that SM&A’s board of the directors determines in good faith (after consultation with outside counsel and its financial advisor) causes such Superior Proposal to cease to constitute a Superior Proposal, after giving effect to, among other things, the payment of any applicable termination fee payable pursuant to the merger agreement.

Nothing contained in the merger agreement prohibits SM&A from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that its board of directors has received an Acquisition Proposal and the terms of such proposal, if its board of directors determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable law or to comply with obligations under federal securities Laws or the rules and regulations of The NASDAQ Stock Market or any U.S. securities exchange upon which the capital stock of SM&A is listed; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) will be deemed to be a Change of Company Recommendation for the purposes of the merger agreement unless SM&A’s board of directors expressly reaffirms its recommendation to its stockholders in favor of the adoption of the merger agreement and the merger at least two business days prior to the special stockholders meeting.

SM&A has agreed not to take any action to exempt any third party (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any similar takeover statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, unless such actions are taken substantially concurrently with a permitted termination of the merger agreement in accordance with its terms.

No Change in Company Recommendation

Other than in accordance with the terms summarized in the section above or in this section, SM&A has agreed that its board of directors will not:

•	withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, its recommendation to SM&A’s stockholders with respect to the merger; and/or

•	approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit SM&A to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring SM&A to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder.

However, notwithstanding anything to the contrary contained in the merger agreement, prior to the receipt of the requisite approval of SM&A’s stockholders with respect to the merger, SM&A’s board of directors has the right to withhold, withdraw, qualify, modify or amend its recommendation in a manner adverse to Parent and Merger Sub if the board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties to SM&A’s stockholders under applicable law; provided that SM&A must have provided at least four business days’ prior written notice to Parent of its board of directors’ intention to take any such action.

Definitions of Acquisition Proposal and Superior Proposal

As used in the merger agreement, “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a party or group at any time which is structured to permit such party or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, SM&A and its subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger.

As used in the merger agreement, “Superior Proposal” means any bona fide Acquisition Proposal made in writing that is on terms that SM&A’s board of directors has determined in good faith (after consultation with SM&A’s outside counsel and financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and third party making the proposal, including the financing terms thereof and the degree to which such financing is then committed, (A) are more favorable to SM&A’s stockholders from a financial point of view than the transactions contemplated by the merger agreement, and (B) is reasonably likely to be consummated (if accepted) on such terms on a timely basis; provided, that, for purposes of the definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” are deemed to be references to “75%.”

Access to Information

We have agreed, subject to applicable law and certain limitations, to (and to cause our subsidiaries to) afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger, to our officers and other senior employees, properties, books, contracts and records and, during such period, to furnish promptly to Parent all information concerning our business, properties and personnel as may reasonably be requested.

Regulatory and Other Approvals

The merger agreement obligates SM&A and Parent to use reasonable best efforts to make appropriate filings under and take all reasonable steps as may be necessary to receive approval from, or to avoid an action or proceeding under, any antitrust law and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and to obtain all approvals, consents, registrations, licenses, permits, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement and to preserve the benefits of any contracts or agreements to which we or any of our subsidiaries are a party after the consummation of the transactions contemplated by the merger agreement.

On November 21, 2008, SM&A and Parent filed HSR Act notification forms with the Department of Justice and the Federal Trade Commission. Early termination of the applicable waiting periods under the HSR Act was granted on December 2, 2008.

We are not aware of any other regulatory approvals or actions that are required for completion of the merger.

Employee Matters

Parent has agreed that, during the period commencing at the effective time of the merger and ending on the first anniversary thereafter, the employees of SM&A and its subsidiaries as of the effective time will be provided with (i) base salary and bonus opportunities (excluding equity-based incentive opportunities) which are no less than the aggregate base salary and bonus opportunities provided to each employee immediately prior to the effective time, (ii) other employee benefits (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by SM&A and its subsidiaries immediately prior to the effective time and (iii) severance benefits that are no less favorable than those set forth in SM&A’s executive severance plan or any employment or severance agreement between SM&A and any employee or any severance policy of SM&A or its subsidiaries with respect to such employees in effect on the date of the merger agreement.

Parent has also agreed to cause any employee benefit plans of Parent or the surviving corporation which such employees are entitled to participate in from and after the effective time to take into account for purposes of eligibility and vesting and benefit accrual thereunder, service by the employees with SM&A or any of its subsidiaries prior to the effective time as if such service were with Parent, to the same extent such service was credited under a comparable plan of SM&A or any of its subsidiaries prior to the effective time.

Indemnification; Directors’ and Officers’ Insurance

Parent has agreed that, subject to certain limitations, from and after the effective time of the merger, it will, and will cause the surviving corporation to, indemnify and hold harmless (and advance expenses as incurred) to the fullest extent permitted under applicable law and the applicable certificate of incorporation or bylaws (or similar governing documents) of SM&A and its subsidiaries, each present and former director (or person in a similar position) and officer of SM&A and its subsidiaries (which we collectively refer to as “indemnified parties”) against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (which we collectively refer to as “costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director or officer of SM&A or its subsidiaries or services performed by such persons at the request thereof at or prior to the effective time, including the transactions contemplated by the merger agreement.

Prior to the Effective Time, SM&A has agreed to and, if SM&A is unable to, Parent has agreed to cause the surviving corporation to, obtain and maintain an extension of (i) the Side A coverage part (directors’ and officers’ liability) of SM&A’s existing directors’ and officers’ insurance policies, and (ii) SM&A’s fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger, with terms, conditions, retentions and limits of liability that are at least as favorable as SM&A’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of SM&A or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated hereby). If SM&A and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and Parent has agreed to cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time the insurance SM&A had in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable to SM&A’s directors and officers as provided in SM&A’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent has agreed to cause the surviving corporation to, use reasonable best efforts to purchase comparable insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to SM&A’s directors and officers as provided in SM&A’s existing policies as of the date of the merger agreement. However, in no event will the surviving corporation be required to expend for such policies an annual premium amount in excess of 150% of the annual premiums currently paid by SM&A for such insurance, and if the annual premiums of the insurance coverage exceed such amount, the surviving corporation is required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Stockholders Meeting

We have agreed to take all reasonable action necessary to convene the special meeting of our stockholders referred to in this proxy statement as promptly as practicable after this proxy statement is cleared by the SEC for mailing to our stockholders (but in any event within 22 business days after the date that this proxy statement is first mailed to stockholders, or later if necessary to accommodate any amendments of this proxy statement needed to be filed with the SEC after this proxy statement is first mailed) to consider and vote upon the approval of the merger agreement.

Conditions to the Closing of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver in writing at or prior to the effective time of each of the following conditions, each of which may be waived in whole or in part by the party to whose benefit they inure:

•	The merger agreement must have been duly approved by the stockholders of SM&A;

•	The waiting period applicable to the consummation of the merger under the HSR Act must have expired or been earlier terminated without any limitation, restriction or condition that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the merger and the other transactions contemplated by the merger agreement); and

•	No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition may be in effect preventing, restraining, imposing materially burdensome conditions on or rendering illegal the consummation of the merger.

Conditions to Obligations of Parent and Merger Sub to Effect the Merger

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver in writing by Parent at or prior to the effective time of the following conditions, each of which may be waived in whole or in part by Parent:

•	The representations and warranties of SM&A contained in the merger agreement must be true and correct (without giving effect to any materiality, or Company Material Adverse Effect qualifiers) as of the date of the merger agreement and, except for representations and warranties that speak as of a specific date other than the closing date, which must only be true and correct (without giving effect to any materiality, or Company Material Adverse Effect qualifiers) as of such specific date, as of the closing date, with the same force and effect as though such representations and warranties had been made on and as of the closing date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties of SM&A regarding its capitalization and certain related matters must be true and correct in all respects (other than inaccuracies that are immaterial in the aggregate), as of the closing as though made at and as of the closing.

•	SM&A must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

•	Since the date of the merger agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

•	The time period for the exercise by any stockholder of SM&A of any appraisal rights, dissenters’ rights or similar rights applicable as a result of the merger, including any such rights under Section 262 of the DGCL, must have expired and the holders of shares representing less than 10% of the outstanding shares of our common stock must have demanded and perfected their right to an appraisal of such shares and not withdrawn such demand.

•	Merger Sub must have obtained an aggregate of $75,000,000 of debt financing (of which $10,000,000 must be available on an undrawn revolving credit facility) on the terms and for the purposes set forth in the debt financing commitments received by Parent prior to its execution of the merger agreement, as such terms may be modified as provided in the merger agreement.

•	Each of the directors of SM&A and each of its subsidiaries must have delivered a letter of resignation effective as of the closing, in form and substance reasonably satisfactory to Parent.

•	SM&A must have, as of immediately prior to the closing, (i) no less than $5.0 million in cash and cash equivalents (which cash equivalents must consist solely of obligations of or guaranteed by the United States of America or state or local municipal bonds or commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively), and (ii) no outstanding indebtedness for borrowed money, letters or credit or outstanding guarantees of indebtedness for borrowed money.

•	SM&A must have delivered to Parent a solvency certificate in the form attached to the merger agreement, duly executed by the Chief Financial Officer of SM&A, provided that this condition is subject to confirmation by Parent that Merger Sub will have no assets or liabilities other than the amount of debt financing set forth in the debt financing commitments, and the amount of the equity financing set forth in the equity financing commitment, in each case as delivered to SM&A as of the date of the merger agreement.

Conditions to Obligation of SM&A to Effect the Merger

The obligation of SM&A to effect the merger is also subject to the satisfaction or waiver in writing by SM&A at or prior to the effective time of the merger of the following conditions, each of which may (to the extent permitted by applicable law) be waived in whole or in part by SM&A:

•	The representations and warranties of Parent and Merger Sub contained in the merger agreement must be true and correct (without giving effect to any materiality qualifiers) as of the date of the merger agreement and, except for representations and warranties that speak as of a specific date other than the closing date, which must only be true and correct (without giving effect to any materiality qualifiers) as of such specific date, as of the closing date, with the same force and effect as though such representations and warranties had been made on and as of the closing date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent Parent or Merger Sub from consummating the merger and performing their respective obligations under the merger agreement.

•	Each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding approval of the merger agreement by our stockholders) prior to the effective time of the merger by:

(A) the mutual written consent of SM&A and Parent;

(B) either SM&A or Parent upon any legal restraint permanently restraining, enjoining, otherwise prohibiting, or imposing materially burdensome conditions on, consummation of the merger becoming final and non-appealable, subject to the terminating party having used its reasonable best efforts to oppose, or to have vacated, the legal restraint in accordance with its obligations under the merger agreement;

(C) either SM&A or Parent, if the merger is not consummated by April 30, 2009, provided that neither party may exercise its right to terminate the merger agreement if the terminating party is in material breach of the merger agreement at that time;

(D) either SM&A or Parent, if the special stockholders meeting (including any adjournments or postponements thereof) has been convened and a vote to approve the merger agreement has been taken thereat and the approval of the merger agreement by the required vote of our stockholders is not obtained;

(E) SM&A, if there has been any breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of SM&A’s closing conditions set forth in the merger agreement to be satisfied and which is not cured by the earlier of (i) April 30, 2009 and (ii) 15 days following written notice to Parent from SM&A, or which by its nature or timing cannot be cured within that time period, provided, that we will not have the right to terminate the merger agreement under this provision if we are then in material breach of any of our covenants or agreements or representations and warranties contained in the merger agreement;

(F) Parent, if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of SM&A, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of Parent’s closing conditions set forth in the merger agreement to be satisfied and which is not cured by the earlier of (i) April 30, 2009 and (ii) 15 days following written notice to SM&A from Parent, or which by its nature or timing cannot be cured within such time period, provided that Parent will not have the right to terminate the merger agreement under this provision if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in the merger agreement;

(G) Parent, if (i) our board of directors changes or is deemed to have changed its recommendation to our stockholders regarding the merger agreement, (ii) our board of directors withholds, withdraws, qualifies, modifies or amends its recommendation to our stockholders regarding the merger agreement in a manner adverse to Parent or Merger Sub, (iii) our board of directors (or any committee thereof) approves, adopts or recommends, or enters into or allows SM&A or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for, any Superior Proposal or Acquisition Proposal, (iv) our board of directors fails publicly to reaffirm its recommendation of the merger within 10 business days after the date any Acquisition Proposal or any material modification thereto is first published or sent or given to our stockholders (with the understanding being that taking no position with respect to the acceptance of an Acquisition Proposal or modification thereto will constitute a failure to reject the Acquisition Proposal), or (v) we breach specified obligations under the merger agreement (generally relating to non-solicitation, our board of directors’ recommendation and the special meeting) in any manner that adversely affects Parent or Merger Sub;

(H) SM&A, at any time prior to receipt of our stockholders’ approval of the merger agreement, in accordance with, and subject to the terms and conditions of, certain provisions of the merger agreement relating to our entry into a competing transaction that constitutes a Superior Proposal, provided that we must simultaneously with such termination enter into a definitive agreement relating to the Superior Proposal;

(I) SM&A, if (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger (other than the condition relating to the debt financing) have been satisfied or waived, and (ii) Parent or Merger Sub fails for any reason to consummate the closing on the second business day following the day on which the last to be satisfied or waived of all of the closing conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived in accordance with the merger agreement; or

(J) Parent, if (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger (other than the applicable conditions relating to the debt financing, our cash position and indebtedness and our delivery of the required solvency certificate) have been satisfied or waived, and (ii) we fail for any reason to satisfy either the condition related to our cash position and indebtedness or the condition related to our delivery of the required solvency certificate after Parent has requested that such conditions be satisfied, provided that in the case of the condition related to our delivery of the required solvency certificate, Parent must furnish the confirmation contemplated by that condition, and provided further that Parent will not have the right to terminate the merger agreement as described in this paragraph if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations or warranties contained in the merger agreement.

The party desiring to terminate the merger agreement (other than as described under paragraph (A) above), must give written notice of termination to each other party in accordance with the terms of the merger agreement, specifying the provision or provisions pursuant to which the termination is effected.

Effect of Termination; Termination Fees; Limited Guaranty

Generally

With limited exceptions regarding specified covenants, including those regarding publicity and expenses, if the merger agreement is terminated in accordance with its terms it will, to the fullest extent permitted by applicable law, become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) in respect thereof. However,

(A) subject to the liability limitations set forth below, no party will be relieved from liability for any breach of the merger agreement that occurs prior to the date of termination;

(B) if (i) either Parent or SM&A terminates the merger agreement as described in paragraph (C) or (D) under “The Merger Agreement — Termination” above, (ii) an Acquisition Proposal (whether or not conditional) has been made directly to our stockholders, otherwise publicly disclosed or otherwise communicated to our senior management or board of directors, and not withdrawn, prior to the special stockholders meeting or the outside date, as applicable, and (iii) within 180 days after the date of such termination, we enter into, or submit to our stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that had been made, publicly disclosed or communicated prior to the special stockholders meeting or the outside date, as applicable), within five business days after the consummation of that definitive agreement, we must pay the applicable “Termination Fee” (as defined below) (less the amount of any expenses of Parent previously paid pursuant to the terms of the merger agreement) to Parent;

(C) if (i) Parent terminates this the merger agreement as described in paragraphs (F) or (J) under “The Merger Agreement — Termination” above, (ii) an Acquisition Proposal (whether or not conditional) has been made directly to our stockholders, otherwise publicly disclosed or otherwise communicated to our senior management or board of directors, and (iii) within 12 months after the date of such termination, we enter into, or submit to our stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that had been made, publicly disclosed or communicated prior to termination of the merger agreement), within five business days after the consummation of that definitive agreement, SM&A must pay the applicable Termination Fee to Parent;

(D) if Parent terminates the merger agreement (x) upon the occurrence of an event described in clauses (i) or (ii) of paragraph (G) under “The Merger Agreement — Termination” above and, prior to such occurrence an Acquisition Proposal (whether or not conditional) has been made directly to our stockholders, otherwise publicly disclosed or otherwise communicated to our senior management or our board of directors, and not withdrawn prior to such termination of the merger agreement or (y) upon the occurrence of an event described in clauses (iii), (iv) or (v) of paragraph (G) under “The Merger Agreement — Termination” above, within five business days after the date of such termination of the merger agreement, SM&A must pay the applicable Termination Fee to Parent;

(E) if SM&A terminates the merger agreement as described in paragraph (H) under “The Merger Agreement — Termination” above, at or prior to the time of such termination, SM&A must pay the applicable Termination Fee to Parent; and

(F) if SM&A terminates the merger agreement as described in paragraph (E) under “The Merger Agreement — Termination” above based on a breach by Parent or Merger Sub of covenants applicable to them, or as described in paragraph (I) under “The Merger Agreement — Termination” above, within five business days after the date of such termination, Parent must pay the Parent Termination Fee to SM&A. For purposes of the merger agreement, the “Parent Termination Fee” means $4,185,112.

For purposes of the provisions described above regarding the effect of termination of the merger agreement, the term “Acquisition Proposal” (including, for the purposes of paragraph (D) above, as such term is used in the definition of “Superior Proposal”) has the meaning described above under “The Merger Agreement — Definition of Acquisition Proposal and Superior Proposal,” except that the phrase “at least 15%” therein is deemed to state “more than 50%.”

For purposes of the merger agreement, “Termination Fee” means $4,185,112; provided that, if the merger agreement is terminated (i) by Parent as described in paragraph (G) under “The Merger Agreement — Termination” above in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party (and which is an Excluded Party as of the date of termination), or (ii) by SM&A as described in paragraph (H) under “The Merger Agreement — Termination” above in order to enter into an agreement with respect to an alternative acquisition with an Excluded Party (and which is an Excluded Party as of the date of termination), the term “Termination Fee” means an amount equal to the sum of $1,195,746 plus all reasonably documented expenses of Parent, which sum will not exceed $3,578,384 in the aggregate.

Limited Guaranty

Concurrently with the execution and delivery of the merger agreement by the parties thereto, Odyssey Investment Partners Fund III, LP executed and delivered to SM&A a limited guaranty with respect to Parent’s obligation to pay the Parent Termination Fee, if applicable, pursuant to the terms of the merger agreement.

Limitation of Liability

Notwithstanding anything in the merger agreement to the contrary:

•	in the event the Termination Fee is due and payable to Parent, the payment of the Termination Fee will be the sole and exclusive remedy of Parent and Merger Sub with respect to a termination of the merger agreement, provided that if the merger agreement is terminated by SM&A or Parent as described in paragraph (D) under “The Merger Agreement — Termination” above under circumstances in which the Termination Fee is not then payable, then SM&A must promptly reimburse Parent for all reasonably documented expenses of Parent, up to a maximum amount of $1,250,000, provided that the payment by SM&A of those expenses will not relieve SM&A of any subsequent obligation to pay the Termination Fee; and

•	the parties to the merger agreement agreed that in no event will SM&A or Parent be required to pay the Termination Fee or Parent Termination Fee, as the case may be, on more than one occasion.

In the event of a termination of the merger agreement in connection with which SM&A is entitled to receive the Termination Fee, SM&A’s right to receive payment of the Termination Fee from Parent, or from Odyssey Investment Partners Fund III, LP pursuant to its limited guaranty described above, will be the sole and exclusive remedy of SM&A and its affiliates against Parent, Merger Sub, Odyssey Investment Partners Fund III, LP and any of their respective former, current or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, affiliates, employees or agents (which we collectively refer to as the “Parent Parties”) for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with the merger agreement (which we refer to as the “Company Damages”), and upon payment of the Termination Fee, none of Parent, Merger Sub, Odyssey Investment Partners Fund III, LP or any of such other parties will have any further liability or obligation arising out of or relating to the merger agreement or the transactions contemplated thereby.

The maximum aggregate liability of Parent and Merger Sub for all Company Damages is limited to $4,185,112 (inclusive of the Termination Fee), the maximum liability of Odyssey Investment Partners Fund III, LP, directly or indirectly, is limited to its express obligations under its limited guaranty and in no event may SM&A or any of its affiliates seek any equitable remedies (including specific performance) or money damages (including consequential, indirect or punitive damages) of any kind in excess of $4,185,112, in each case against or from Parent, Merger Sub, Odyssey Investment Partners Fund III, LP or any of their respective affiliates or representatives. The parties have further agreed that recourse against Odyssey Investment Partners Fund III, LP under the limited guaranty is the sole and exclusive remedy of SM&A and its affiliates against Odyssey Investment Partners Fund III, LP and its affiliates and representatives in respect of any liabilities or obligations arising in connection with the merger agreement, including by piercing of the corporate veil or by a claim by or on behalf of Parent.

In the event of a termination of the merger agreement in connection with which Parent is entitled to receive the Termination Fee, Parent’s right to receive payment of the Termination Fee from SM&A will be the sole and exclusive remedy of the Parent Parties against SM&A, and any of its former, current or future directors, officers, stockholders, controlling persons, affiliates, employees or agents for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with the merger agreement, and upon payment of the Termination Fee, neither SM&A nor any of such other parties will have any further liability or obligation arising out of or relating to the merger agreement or the transactions contemplated thereby.

NASDAQ Delisting and Deregistration

Prior to the closing date, we have agreed to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on our part under applicable laws and rules and policies of The NASDAQ Stock Market and the other exchanges on which our common stock is listed to enable the delisting by the surviving corporation of our shares of common stock from The NASDAQ Stock Market and the other exchanges on which our common stock is listed and the deregistration of such shares under the Exchange Act as promptly as practicable after the effective time of the merger. From and after the effective time of the merger, our common stock will no longer be publicly traded.

Expenses

Except for the termination fee payable by either party under certain circumstances in a termination of the merger agreement, whether or not the merger is completed, Parent and SM&A are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated in the merger agreement. Parent will, or will cause either Merger Sub or the surviving corporation to, pay the fees of the payment agent in connection with the merger. Parent and Merger Sub have agreed to pay all transfer, documentary, sales, use, stamp, registration and other such taxes and fees incurred in connection with the merger. In the event of any dispute, claim or action arising out of, relating to or in connection with the merger agreement, or the merger or other transactions contemplated by the merger agreement, each party to the merger agreement will bear all attorney’s fees and expenses and other related costs incurred by it or on its behalf in connection therewith.

No Third Party Beneficiaries

Except with respect to the indemnification and directors’ and officer’s insurance provisions discussed above, each party to the merger agreement has agreed that its respective representations, warranties and covenants set forth therein are solely for the benefit of the other parties thereto, and that the merger agreement is not intended to, and does not, confer upon any third party any rights or remedies thereunder.

Amendment or Modification

Subject to applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and SM&A. However, after approval of the merger agreement and the merger by SM&A’s stockholders pursuant to the DGCL, no amendment may be made to the merger agreement which would have the effect of reducing the amount or changing the type of consideration into which the shares are converted into the right to receive upon consummation of the merger.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve any adjournments of the special meeting if there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting or any adjournment or postponement of that meeting. Even though a quorum may be present at the special meeting or any such adjournment or postponement, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement by the time of the special meeting or such adjournment or postponement. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of our common stock present or represented at the special meeting in person or by proxy and entitled to vote on the proposal.

To allow the proxies that have been received by SM&A at the time of the special meeting to be voted for an adjournment, if determined necessary by SM&A, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. Our board recommends that you vote “FOR”

the adjournment proposal so that proxies may be used for that purpose, should SM&A determine it is necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval and adoption of the merger agreement proposal in the event that there are insufficient votes to approve and adopt that proposal. Our board retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently quoted on The NASDAQ Stock Market under the symbol “WINS.” The following table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on The NASDAQ Stock Market:

	Price per Share
	High	Low

Fiscal Year Ended December 31, 2006:
First Quarter	$8.51	$6.35
Second Quarter	$6.55	$5.73
Third Quarter	$6.48	$5.75
Fourth Quarter	$6.42	$5.44
Fiscal Year Ended December 31, 2007:
First Quarter	$7.78	$5.86
Second Quarter	$7.59	$6.94
Third Quarter	$7.36	$5.68
Fourth Quarter	$6.96	$5.10
Fiscal Year Ending December 31, 2008:
First Quarter	$6.36	$3.99
Second Quarter	$5.24	$4.25
Third Quarter	$4.91	$2.63
Fourth Quarter (through December 5, 2008)	$5.99	$1.90

On October 30, 2008, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $2.41 per share as quoted on The NASDAQ Stock Market. On December 5, 2008, the last trading day prior to the date of this proxy statement, our common stock closed at $5.79 per share as quoted on The NASDAQ Stock Market.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying dividends on our common stock in the foreseeable future. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders

As of December 1, 2008, we had 18,450,860 shares of common stock outstanding. The only persons known by us, as of this date, to be beneficial owners of more than five percent of our common stock are noted below.

	Amount and
	Nature of	Percentage of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock Owned

Steven S. Myers(1)	2,829,609	15.34%
Mill Road Capital, L.P.(2)	2,086,414	11.31%
Rutabaga Capital Management LLC(3)	2,027,405	10.99%
Sarbit Asset Management, Inc.(4)	1,837,583	9.96%
Heartland Advisors, Inc.(5)	1,000,000	5.42%
Royce & Associates, Inc., LLC(6)	935,700	5.07%

(1)	Based on information contained in a Form 4 filed with the SEC on August 6, 2008. Mailing address is 1523 Dolphin Terrace, Corona Del Mar, CA 92625.

(2)	Based on information contained in a Schedule 13D/A filed with the SEC on November 14, 2008. Mailing address is Two Sound View Drive, Suite 300, Greenwich, CT 06830.

(3)	Based on information contained in a Schedule 13F filed with the SEC on November 10, 2008. Mailing address is 64 Broad Street, Boston, MA 02109.

(4)	Based on information contained in a Schedule 13F filed with the SEC on June 30, 2008. Mailing address is 100-1 Evergreen Place, Winnipeg, A2 R3L OE9 Canada.

(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2008. Mailing address is 789 North Water Street, Suite 500, Milwaukee, WI 53202.

(6)	Based on information contained in a Schedule 13G/A filed with the SEC on January 31, 2008. Mailing address is 1414 Avenue of Americas, New York, NY 10019.

Current Named Executive Officers and Directors

The following table sets forth the shares of our common stock beneficially owned by our current named executive officers and directors as of December 1, 2008. All current named executive officers and directors as a group, consisting of twelve (12) persons, beneficially owned, 1,638,859 shares of our common stock, which amount represents 8.88% of the total outstanding shares of our common stock as of that date.

		Amount and
		Nature of		Percentage of
		Beneficial		Common Stock
Name and Title of Beneficial Owner		Ownership		Owned

McCarthy, Cathy L.	President, Chief Executive Officer and Director	527,107	(1),(2)	2.86%
Pace, Peter	President, Chief Executive Officer SM&A Strategic Advisors and SM&A Director	50,000	(1),(3)	*	%
Aguirre, Anna L.	Senior Vice President, Human Resources	12,500	(1),(4)	*	%
Eckstaedt, James R.	Executive Vice President, Finance, CFO and Secretary	15,000	(1),(5)	*	%
Reiners, Kevin L.	Executive Vice President, Operations	83,172	(1),(6)	*	%
Dwight L. Hanger	Chairman of the Board	65,727	(1),(7)	*	%
Bowes, William C.	Director	101,864	(1)	*	%
Lewis, J. Christopher	Director	365,256	(1)	1.98%
Reagan, Joseph B.	Director	102,864	(1)	*	%
Rodin, Robert	Director	75,864	(1)	*	%
Stenbit, John P.	Director	113,682	(1)	*	%
Untracht, Robert J.	Director	125,823	(1)	*	%
	Total Current Named Executive Officers and
	Directors (12 persons)	1,638,859		8.88%

*	Less than 1%

(1)	Includes the following shares which could be acquired upon the exercise of stock options exercisable within 60 days of December 1, 2008:

Ms. Aguirre	12,500
Mr. Bowes	100,000
Mr. Eckstaedt	15,000
Mr. Hanger	59,000
Mr. Lewis	38,000
Ms. McCarthy	499,750
General Pace	50,000
Dr. Reagan	100,000
Mr. Reiners	75,000
Mr. Rodin	75,000
Mr. Stenbit	112,818
Mr. Untracht	124,959

(2)	Ms. McCarthy was appointed as President, Chief Executive Officer, and a Director of our company in July 2007.

(3)	General Pace was hired as President and Chief Executive Officer of SM&A Strategic Advisors, Inc., and appointed as a Director of SM&A in January 2008.

(4)	Ms. Aguirre was hired as our Senior Vice President, Human Resources in September 2007.

(5)	Mr. Eckstaedt was hired as our Executive Vice President, Finance, Chief Financial Officer and Secretary in January 2008.

(6)	Mr. Reiners was promoted to Executive Vice President, Operations in August 2007.

(7)	Mr. Hanger was appointed as Chairman of the Board of Directors in April 2007.

Former Named Executive Officers

The following table sets forth the shares of our common stock beneficially owned, to our knowledge, as of December 1, 2008, by our former named executive officers who served during 2007 but are no longer executive officers of our company. All former named executive officers as a group, consisting of six (6) persons, to our knowledge, beneficially owned 2,845,374 shares of our common stock, which represented 15.42% of the total outstanding shares of our common stock as of December 1, 2008.

		Amount and
		Nature of		Percentage of
		Beneficial		Common Stock
Name and Title of Beneficial Owner		Ownership		Owned

Myers, Steven S.	Former Chief Executive Officer and Former Chairman of the Board	2,829,609	(1),(2)	15.34%
Davis, Cynthia A.	Former Chief Executive Officer and Former Director	—	(1),(3)	—
Bauman, G. Timothy	Former Executive Vice President, Sales and Marketing	5,015	(1),(4)	*	%
Eide, Thomas A.	Former Senior Vice President, Professional Services	—	(1),(5)	—
Handy, Steve A.	Former Senior Vice President, Chief Financial Officer and Secretary	—	(1),(6)	—
Hart, Daniel R.	Vice President, Controller and Former Interim CFO and Secretary	10,750	(1),(7)	*	%
	Total Former Named Executive Officers	2,845,374		15.42%

*	Less than 1%

(1)	Includes the following shares which could be acquired upon the exercise of stock options exercisable within 60 days of December 1, 2008:

Myers, S.	—
Davis, C.	—
Bauman, T.	—
Eide, T.	—
Handy, S.	—
Hart, D.	10,750

(2)	Mr. Myers, former Chief Executive Officer and former Chairman of the Board, retired from our company on March 31, 2007.

(3)	Ms. Davis resigned from our company on July 18, 2007.

(4)	Mr. Bauman resigned from our company on October 3, 2007.

(5)	Mr. Eide terminated employment with our company effective February 29, 2008 and provided consulting services to us through April 30, 2008.

(6)	Mr. Handy resigned from our company on November 9, 2007.

(7)	Mr. Hart assumed the role of Interim Chief Financial Officer & Secretary, in addition to his role as Vice President, Controller following the departure of Mr. Handy and until the hiring of Mr. Eckstaedt.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings so long as you are a beneficial owner of our common stock, and we will hold a 2009 Annual Meeting of Stockholders.

If we hold a 2009 Annual Meeting of Stockholders, stockholders are advised (as previously indicated in our proxy statement for our 2008 Annual Meeting of Stockholders) that any stockholder proposals and director nominations intended for consideration at the 2009 Annual Meeting of Stockholders and for consideration for inclusion in the proxy materials for that meeting, must be received by SM&A no later than December 19, 2008, and must be in accordance with the requirements of our bylaws. Stockholders submitting proposals must direct them to our Corporate Secretary. It is recommended that stockholders utilize certified mail, return-receipt requested, in order to ensure timely delivery, at: Corporate Secretary, SM&A, 4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660.

OTHER MATTERS

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

Some brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a request to Corporate Secretary, SM&A, 4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660, (949) 975-1550. If any stockholders in your household wish to receive a separate copy of this proxy statement, please contact us, and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC. Our SEC filings are also available at the office of

The NASDAQ Stock Market. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call (212) 656-5060.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Our stockholders should not send in their SM&A stock certificates until they receive the transmittal materials from the payment agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the payment agent.

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) if you are an individual stockholder or at (212) 929-5500 (collect) if you are a bank or broker, or by e-mail at winsproxy@mackenziepartners.com, or you can contact SM&A at SM&A, 4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660, (949) 975-1550.

Whether or not you intend to be present at the special meeting, we urge you to promptly submit your signed proxy card or vote by telephone or the Internet by following the instructions on the enclosed proxy card.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
SM&A,
PROJECT VICTOR HOLDINGS, INC.
and
PROJECT VICTOR MERGER SUB, INC.
Dated as of October 31, 2008

A-i

Page
ARTICLE VIII	TERMINATION	A-36
8.1	Termination	A-36
8.2	Effect of Termination	A-38

ARTICLE IX	MISCELLANEOUS AND GENERAL	A-40
9.1	Survival	A-40
9.2	Modification or Amendment	A-40
9.3	Waiver of Conditions	A-41
9.4	Counterparts	A-41
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	A-41
9.6	Enforcement	A-41
9.7	Notices	A-42
9.8	Entire Agreement	A-43
9.9	No Third Party Beneficiaries	A-43
9.10	Obligations of Parent and of the Company	A-43
9.11	Transfer Taxes	A-43
9.12	Definitions	A-43
9.13	Severability	A-43
9.14	No Personal Liability	A-44
9.15	Interpretation; Construction	A-44
9.16	Assignment	A-44
9.17	Knowledge	A-44
Annex A		A-1

EXHIBITS

Exhibit A	Limited Guaranty
Exhibit B	Solvency Certificate

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2008 (this “Agreement”), by and among SM&A, a Delaware corporation (the “Company”), Project Victor Holdings, Inc., a Delaware corporation (“Parent”), and Project Victor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

R E C I T A L S:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

WHEREAS, in furtherance of the foregoing and in accordance with the Delaware General Corporation Law (the “DGCL”), the respective boards of directors or comparable governing bodies of each of Parent, Merger Sub and, based upon the recommendation of the special committee of its Board of Directors (the “Special Committee”), the Company have approved and adopted this Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”), and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors or comparable governing bodies of each of Parent, Merger Sub and, based upon the recommendation of the Special Committee, the Company have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of their respective equityholders and have recommended that their respective equityholders adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Odyssey Investment Partners Fund III, LP (the “Guarantor”) is executing and delivering to the Company a limited guaranty in the form attached hereto as Exhibit A (the “Limited Guaranty”), with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the Section 259 of the DGCL.

1.2 Closing.  Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California, at 9:00 a.m. (Los Angeles time) on the Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The date of the Closing is referred to as the “Closing Date.” For purposes of this Agreement, the term “Business Day” shall mean any day ending at 5:00 p.m. (Los Angeles time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in Los Angeles, California.

1.3 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation.  The certificate of incorporation of Merger Sub, as amended and in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law, except that Article I thereof shall read as follows: “The name of the Corporation is SM&A.”

2.2 The Bylaws.  The bylaws of Merger Sub, as amended and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that the name of the corporation as reflected therein shall be SM&A.

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1 Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1 Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the common stock, par value $0.0001 per share, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned or held in treasury by the Company or any direct or indirect wholly owned subsidiary of the Company (each, an “Excluded Share”)) shall be converted into the right to receive $6.25 per Share in cash, without interest, and subject to deduction for any required withholding Taxes as described in Section 4.2(f) (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Certificate”) (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares.  Each Excluded Share (other than the Dissenting Shares, which are addressed in clause (d) below) referred to in Section 4.1(a), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has not voted in favor of the Merger and who is entitled to demand and validly demands payment of the fair value for such Shares as determined in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. If any such holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, each Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 4.1(a). The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of Shares pursuant to Section 262 of the DGCL, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands.

4.2 Exchange of Certificates.

(a) Paying Agent.  At the Effective Time, Parent and/or Merger Sub shall deposit, or shall cause to be deposited, with a paying agent selected by Parent that is reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make all payments under Section 4.1(a) and Section 4.3(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guarantied by the United States of America, or in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) and Section 4.3(a) shall be paid to Parent, upon demand. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a) and Section 4.3(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments required under Section 4.1(a) and Section 4.3(a).

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Dissenting Shares or Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the applicable Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, and such letter of transmittal having been duly completed and validly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (less any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), multiplied by (B) the Per Share Merger Consideration, and the Certificate so

surrendered shall forthwith be cancelled and extinguished of no further force or effect. No interest will accrue or be paid on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to the transferee of such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, properly endorsed with signature guaranteed, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and extinguished and exchanged for the Per Share Merger Consideration (payable in cash in immediately available funds) to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the securityholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Dissenting Shares or Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of each of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond as Parent or the Paying Agent may deem reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax deductions or withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.

4.3 Treatment of Stock Plans.

(a) Options; RSUs.

(i) At the Effective Time: Each outstanding Company Option granted under the 2007 Equity Incentive Plan and the Second Amended and Restated Equity Incentive Plan, other than the Assumed Options, shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less any applicable Taxes required to be deducted or withheld with respect to such payment.

As used herein, the term “Company Option” shall mean any outstanding option to purchase Shares under any Stock Plan. Notwithstanding the foregoing, the Company and Parent may mutually agree prior to the date that is five (5) Business Days before the Closing Date that certain Company Options will not become fully vested and be cancelled as provided above and instead be assumed by Parent concurrently with the consummation of the Merger (any Company Option to be so assumed, an “Assumed Option”).

(ii) At the Effective Time: Each Assumed Option, shall be converted into an option to acquire, on substantially similar terms and conditions applicable to such Assumed Option immediately prior to the Effective Time (except for the adjustments provided herein), the number of shares of common stock, rounded down to the nearest whole share, par value $0.01 per share, of Parent (the “Parent Common Stock”), that is equal to the product, rounded down to the nearest whole share, of (i) the number of Shares subject to such Assumed Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient, rounded down to the nearest whole cent, of (x) the exercise price per Share applicable under such Assumed Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, however, that the foregoing adjustments shall comply with Sections 424(a) and 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder. As used herein, the term “Option Exchange Ratio” shall mean a fraction, the numerator of which is the Per Share Merger Consideration and the denominator of which is the per share fair market value of the Parent Common Stock as of immediately following the Effective Time (as determined in good faith by Parent).

(iii) At the Effective Time: Each outstanding Company RSU granted under the 2007 Equity Incentive Plan pursuant to the 2007 — 2009 Long Term Incentive Plan and 2008 — 2010 Long Term Incentive Plan implemented under the Executive Incentive Plan shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration, less any applicable Taxes required to be deducted or withheld with respect to such payment. As used herein, the term “Company RSU” shall mean any outstanding restricted stock unit granted under the 2007 Equity Incentive Plan pursuant to the 2007 — 2009 Long Term Incentive Plan or 2008 — 2010 Long Term Incentive Plan implemented under the Executive Incentive Plan.

(b) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions and take all such other actions reasonably required to (i) implement the provisions of Section 4.3(a), (ii) ensure that the Amended and Restated Employee Stock Purchase Plan shall terminate and (iii) ensure that no holder of any Company Options (other than Assumed Options) or Company RSUs or any participant in any Stock Plan or other employee benefit arrangement of the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries following the Effective Time, except the right to receive the payment contemplated by Section 4.3(a) in cancellation and settlement thereof.

4.4 Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), division or subdivision of Shares, stock dividend or distribution, consolidation of Shares, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 4.4 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company.  Except as set forth in the disclosure schedule delivered to Parent by the Company in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (iii) where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the board of directors of the Company and each committee of the board of directors of the Company held since January 1, 2006, other than the minutes of the Special Committee of the board of directors of the Company convened in order to evaluate the Merger and the other transactions contemplated by this Agreement and any issues related thereto. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such other Person is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means an event, change, effect, development, condition or occurrence that materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that no event, change, effect, development, condition or occurrence, to the extent resulting from any of the following events, changes, effects, developments, conditions or occurrences, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, except, in the cases of clauses (A) and (C) below, to the extent that any such event, change, effect, development, condition or occurrence has a disproportionately adverse effect on the Company or any of its Subsidiaries as compared to businesses generally:

(A) changes in the economy or financial markets, or in the political environment, generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including, without limitation, any such changes that are the result of acts of war or terrorism;

(B) the performance by the Company of its obligations under this Agreement, including, without limitation, the failure by the Company to take any action prohibited by this Agreement;

(C) changes in GAAP or any interpretation thereof after the date hereof;

(D) any failure by the Company to meet any estimates of revenues or earnings for any period (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and

(E) a decline in the price or trading volume of the Company’s common stock on the NASDAQ Stock Market (“NASDAQ”) (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect).

(b) Capital Structure.  The authorized capital stock of the Company consists of 50,000,000 Shares, of which 18,450,860 Shares were outstanding as of the close of business on October 24, 2008, and 10,000,000 shares of preferred stock, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of October 24, 2008, other than 3,730, 444 Shares reserved for issuance under the Company’s 2007 Equity Incentive Plan, the Amended and Restated Employee Stock Purchase Plan, the Second Amended and Restated Equity Incentive Plan, and the 1995 Nonqualified Stock Option Plan of Space Applications Corporation (each, a “Stock Plan”), the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Schedule contains a correct and complete list of options, restricted stock, performance stock units, restricted stock units and any other equity or equity-based awards (including cash-settled awards), if any, outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares, the Stock Plan under which such award was granted and, where applicable, the exercise price. To the Knowledge of the Company, each Company Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the exercise price of each other Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Stock Plans and the forms of all agreements evidencing outstanding equity or equity based awards thereunder. The outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, right of first refusal, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or preferred shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company). Except as set forth on Section 5.1(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan (other than trade accounts receivable), capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement subject only, in the case of the consummation of the Merger, to approval of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (collectively, the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has: (A) at a meeting duly called and held at which all of the directors of the Company were present, and acting on the unanimous recommendation of the Special Committee, duly adopted resolutions determining that the Merger is in the best interests of the Company and its stockholders, adopting and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby and resolving to recommend approval of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement to the holders of Shares (the “Company Recommendation”), which resolutions have not been subsequently rescinded, withdrawn or modified in any way; (B) directed that this Agreement be submitted to the holders of Shares for their approval of the “agreement of merger” contained in this Agreement at a stockholders’ meeting duly called and held for such purpose; (C) taken all actions necessary to provide that restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the Merger; (D) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any Takeover Statute; and (E) received a written opinion of its financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (it being agreed and understood that such opinion is solely for the benefit of the Company’s board of directors and may not be relied upon by the Company’s stockholders or by Parent, Merger Sub or any of their respective directors, officers, employees, Affiliates, advisor or representatives). As used herein, the term “Affiliate” means, with respect to any Person, (A) each Person that, directly or indirectly, owns or controls such Person, and (B) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided that, for the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

(iii) The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of transactions contemplated hereby to be consummated by the Company other than the Merger.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, and (D) under the rules of NASDAQ (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations, the loss of a benefit under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any material bond, debenture, guarantee, purchase or sale order, agreement, commitment, instrument, lease, license, contract, note, mortgage, indenture, arrangement, understanding, undertaking, permit, concession or franchise or other obligation, whether oral or written (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination (or right thereof), default, creation, acceleration, loss or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed with or furnished to (as applicable) the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC by the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2006 (the “Applicable Date”) (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), each of the Company Reports complied, and all documents required to be filed by the Company with the SEC after the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(iii) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since December 31, 2007, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule, regulation or policy or applicable Law.

(iv) The Company and its Subsidiaries have implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s outside auditors and audit committee is set forth in Section 5.1(e) of the Company Disclosure Schedule.

(v) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is subject to ongoing review or outstanding SEC comment or investigation.

(vi) Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or executive officer has received any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company, any committee thereof, or any director or executive officer of the Company.

(vii) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(f) Absence of Certain Changes.  Since December 31, 2007, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses and there has not been:

(i) events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, constitute or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company);

(iii) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iv) other than any stock repurchases or buybacks, or pursuant to any stock repurchase or buyback program, disclosed in the Company Reports, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

(v) except as expressly contemplated by this Agreement, required pursuant to the Benefit Plans or the Stock Plans in effect on the date of this Agreement, as otherwise required by applicable Law or in the ordinary course of business, any (A) grant or provision for severance or termination payments or benefits to any director or officer of the Company or employee, independent contractor or consultant of the Company or any of its Subsidiaries, (B) increase in the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, (C) grant of equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (E) change in the terms of any outstanding Company Option, or (F) establishment or adoption of any new arrangement that would be a Benefit Plan or would terminate or materially amend any existing Benefit Plan (other than changes necessary to comply with applicable Law or the Company’s obligations under this Agreement);

(vi) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries; or

(vii) any action by the Company or its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(b), (c), (d), (i), (o), (r), (v), or (w).

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, inquiry, investigation, grievance or other proceedings (each, an “Action”) pending against or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries, or any present or former director, officer, employee of the Company in such individual’s capacity as such, which are material to the Company. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of December 31, 2007 or in the notes thereto included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2007 and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (C) incurred in connection with the Merger or the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries (collectively, the “Employees”) or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation or other liability (contingent or otherwise) of the Company or any of its Subsidiaries, including, but not limited to, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all deferred compensation, retirement, pension, profit sharing, savings, stock option, stock purchase, stock appreciation rights, other stock or stock based, incentive and bonus, medical, dental, disability, accident or life insurance, vacation, employment, retention, consulting, change in control, salary continuation, termination, severance or other benefit plans, programs, policies, practices, arrangements or agreements (collectively, the “Benefits Plans”) are listed in Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of all Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Schedule have been made available to Parent. In addition, with respect to each material Benefit Plan listed in Section 5.1(h)(i) of the Company Disclosure Schedule (as applicable), the Company has made available to Parent true and complete copies of (i) the summary plan descriptions (or other written description of the terms of any Benefit Plan that is not in writing); (ii) the most recent two years’ annual reports on Form 5500, including all schedules thereto; (iii) the most recent determination letter from the Internal Revenue Service for any Benefit Plan that is intended to qualify under Section 401(a) of the Code; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(ii)

(A) all Benefit Plans have been established, maintained and operated in material compliance with their terms, ERISA and the Code and all other applicable Laws, and each Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the date of such letter that has or is reasonably likely to materially and adversely affect such qualification;

(B) the Company and each ERISA Affiliate have timely performed all material obligations required to be performed by them under, are not in default under or violation of, in any material respect, and have no Knowledge of any default or violation by any other party to, any of the Benefit Plans;

(C) neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. Law;

(D) neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred or is expected to incur any liability (contingent or otherwise) under Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, any “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) or any “multiple employer plan”, within the meaning of Section 4063/4064 of ERISA or Section 413(c) of the Code;

(E) the Company and its ERISA Affiliates do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA;

(F) neither the Company nor any of its Subsidiaries maintains, contributes or has any liability (contingent or otherwise) with respect to any plan or arrangement that provides for life, health, medical or other welfare benefits for former officers, employees, directors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any similar state, local or non-U.S. Law;

(G) each Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414 of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Subsidiary pursuant to Section 4001(a)(14) of ERISA; and

(H) no action, suit, claim, hearing, arbitration or other proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, and no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material liability, other than routine claims for benefits.

(iii) Except with respect to the agreements set forth on Section 5.1(h)(iii) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any Employee, independent contractor or consultant (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code or will not be deductible by the Company by reason of Section 280G of the Code. No payments will be made by the Company pursuant to any Benefit Plan that would not be deductible by the Company under Section 162(m) of the Code.

(iv) Each Benefit Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

(v) In accordance with applicable Law, each Benefit Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule or regulation of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have each obtained and are in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, operating certificates and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their respective businesses as presently conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Licenses, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except for those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j) Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement. The resolutions adopting this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as used in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or Parent or Merger Sub or any of their Affiliates.

(k) Environmental Matters.  Except in each case for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental Laws; (ii) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted; (iii) neither the Company nor any Subsidiary has received any written claim, notice of violation, citation, demand letter or request for information concerning any violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law, in each case since January 1, 2006; and (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law.

As used herein, the term “Environmental Law” means, as currently in effect, any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances. The term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

(l) Taxes.

(i) The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, except where such failures to prepare or file Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Tax Returns were, at the time they were filed, true, correct and complete in all material respects; (B) have timely paid all Taxes that are shown on all such Tax Returns and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholder, affiliate or third party, and except where such failure to so pay or remit would not, individually or in the aggregate, reasonably be expected to have a Company Material

Adverse Effect; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii) The charges, accruals and reserves with respect to Taxes on the financial statements of the Company and its Subsidiaries are adequate (determined in accordance with GAAP consistently applied).

(iii) The Company and its Subsidiaries have no liability for any Tax of any Person by reason of having been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code), other than the affiliated group of which the Company is the common parent, except for such amounts as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iv) Since January 1, 2006, the Company has not received written notice of any claim made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by its jurisdiction.

(v) To the Knowledge of the Company, as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of any material amount of Taxes. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for the 2004 through 2007 fiscal years.

(vi) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.

(vii) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(viii) Neither the Company nor its Subsidiaries have engaged in any “reportable transaction” (as such term is defined in Treasury Regulations Section 1.6011-4(b)(1)) or any similar provision of state, local or foreign Tax Law.

(ix) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, escheat, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, tax sharing agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined or unitary group or otherwise and (B) the term “Tax Returns” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of the Company or any of its Subsidiaries represented by a representative body or other labor organization, and there are, to the Knowledge of the Company, no activities or proceedings of any labor union, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union or representative body. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or any other similar event involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. All individuals who are performing or have performed consulting or other services for the Company or any of its Subsidiaries are or were correctly classified in all material respects by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, with respect to those currently performing services, will, at the Closing Date, qualify for such classification. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Act of 1998, as amended (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated by this Agreement). To the Knowledge of the Company, none of the employees set forth on Section 5.1(m) of the Company Disclosure Schedule intends or is expected to terminate their employment, either as a result of the transactions contemplated by this Agreement.

(n) Intellectual Property.  To the Knowledge of the Company, (A) the Company or its Subsidiaries own exclusively, free and clear of any and all Liens, all Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof pursuant to an existing license agreement and used by the Company or such Subsidiary within the scope of such license, and (B) except as would not reasonably be expected to have a Company Material Adverse Effect, all of such rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks. Each current or former consultant or employee of the Company has entered into the Company’s current form of Proprietary Information and Invention Assignment Agreement or a similar customary agreement. To the Knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries. No Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which Intellectual Property is licensed to or by the Company or any of its Subsidiaries and that is material to any of the businesses of the Company or any of its Subsidiaries.

For purposes of this Agreement, the term “Intellectual Property” means all: (i) trademarks or service marks, whether registered or unregistered, brand names, Internet domain names, logos, symbols, trade dress, trade names, and similar indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith, including all renewals of same; (ii) all patents, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) trade secrets, know-how, inventions, methods, processes, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (iv) copyrightable works, whether registered or unregistered, (including databases and other compilations of information) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(o) Insurance.  The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that, in the reasonable judgment of the Company and such Subsidiaries, are adequate for companies of similar size in the industry and locales in which the Company operates business. Section 5.1(o) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

(p) Brokers and Finders.  Except for Wedbush Morgan Securities, the fees and expenses of which will be paid by the Company, neither the Company nor any of its Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which Parent or any of its Affiliates (including the Surviving Corporation from and after the Effective Time) would be liable. The Company has furnished to Parent a true and complete copy of the agreement between the Company and Wedbush Morgan Securities pursuant to which Wedbush Morgan Securities has a right to payment in connection with the transactions contemplated hereby.

(q) Material Contracts.  The Company has made available to Parent true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property), understandings, undertakings, obligations and other instruments, in each case, whether written or oral (collectively, the “Material Contracts”), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that: (i) contain covenants that, following the consummation of the Merger, would reasonably be expected to materially restrict the ability of the Surviving Corporation to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current businesses or that restricts the rights of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights); (ii) relate to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement; (iii) provide for indebtedness for borrowed money or similar obligations to third parties in an amount in excess of $250,000; (iv) provide for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $100,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including, without limitation, acquisitions and dispositions of inventory); (v) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement and has not been filed or incorporated by reference in the Company Reports; (vi) by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract; (vii) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that would likely result in payments in excess of $100,000 (and Section 5.1(q) of the Company Disclosure Schedule sets forth the maximum possible liability thereunder); (viii) is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available; (ix) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000; (x) is not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company; (xi) any Contract with any Governmental Entity providing for payments in excess of $100,000 in any twelve (12) month period; or

(xii) requires a consent to or otherwise contains a provision relating to a “change of control.” Each Material Contract is in full force and effect and, subject to the Bankruptcy and Equity Exception, is valid and binding on the Company and any of its Subsidiaries that is a party thereto. The Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, except where the failure to perform such obligations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of the existence of any such breach or default on the part of the Company or any of its Subsidiaries under any such Material Contract, except for any such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(r) Properties.  The Company or one of its Subsidiaries: (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and except for defects in title that are immaterial), free and clear of all Liens, except (A) statutory liens securing payments not yet due, or (B) such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

(s) Affiliate Transactions.  Except as set forth in Section 5.1(s) of the Company Disclosure Schedule or as disclosed in the Company Reports, to the Knowledge of the Company, no stockholder, director or executive officer of the Company, or any Affiliate or immediate family member of such stockholder, director, or executive officer, has any material interest in any property owned by the Company or any of its Subsidiaries or has, within the last twelve (12) months, engaged in any transaction with the Company or any of its Subsidiaries, in each case, that is of a type that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act.

(t) No/Rights Plan.   There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

(u) Certain Payments.  Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(v) Government Contracts.

(i) (A) The Company and each of its Subsidiaries has complied in all material respects at all times during the last three (3) years with all requirements of any Law pertaining to any Government Contract or Government Bid; (B) all written representations and certifications made by the Company and each of its Subsidiaries with respect to such Government Contracts during the last three (3) years were accurate in all material respects as of the effective date of such representations or certifications, and each of the Company and its Subsidiaries has complied with such representations and certifications made or delivered by it in all material respects; (C) as of the date hereof, no termination or default, cure notice or show cause notice has been issued with respect to any Government Contract or Government Bid that remains unresolved; (D) to the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is (or during the last three (3) years has been) under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business by the Company and its Subsidiaries; (E) to the Knowledge of the Company, there is no pending U.S. governmental investigation of the Company or any of its Subsidiaries, or to the Knowledge of the Company any of its officers, employees or representatives, nor to the Knowledge of the Company within the last three (3) years has there been any material U.S. governmental investigation of the Company or any of its Subsidiaries, or any of its officers, employees or representatives resulting in any material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; (F) during the last three (3) years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure (as defined in the applicable agency regulations) in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (G) as of the date of this Agreement, there are no material outstanding written claims that have been asserted against and received by the Company or any of its Subsidiaries, by any Governmental Authority relating to any Government Contract or Government Bid to which the Company is a party.

(ii) Since January 1, 2003, neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority. Neither the Company nor any of its Subsidiaries has received written notice that a suspension or debarment action with respect to Government Contracts has been commenced or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of its respective officers, directors or employees.

(iii) During the past three (3) years, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, or agent of any of the Company or its Subsidiaries, directly or indirectly (A) in violation of any Law, made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any domestic governmental official or employee, regardless of form, whether in money, property, or services (I) to obtain favorable treatment in securing business or personnel or to pay for favorable treatment for business or personnel secured, or (II) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (B) established or maintained any fund or asset that was required by GAAP or applicable Law to be, but was not, recorded in the books and records of the Company and its Subsidiaries.

(iv) Since January 1, 2003 each of the Company and its Subsidiaries has complied in all material respects with all requirements of the most favored customer terms and conditions of its Government Contracts.

(v) Each of the Company and its Subsidiaries is in compliance in all material respects with the National Industrial Security Program Operating Manual dated January 1995, including “Change One” (dated July 1997) and “Change Two” (dated February 2001), together with all rules and regulations promulgated thereunder (collectively, “NISPOM”). To the Knowledge of the Company, there has never been, nor is there currently pending, any U.S. governmental investigation regarding compliance by the Company or any of its Subsidiaries with NISPOM. As of the date of this Agreement, to the Knowledge of the Company, there is no misconduct in violation of NISPOM by any employee of the Company or any of its Subsidiaries who has national security clearance that would cause such employee, at any time after the date of this Agreement, be denied national security clearance at, or suffer a diminution in, the current level of the respective national security clearance held by such employee.

For purposes of this Section 5.1(v), “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basis ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind between the Company and any of its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any Person which, to the Knowledge of the Company, is a subcontractor with respect to any contract of a type described in the preceding clause (i) or (ii), on the other hand.

For purposes of this Section 5.1(v), “Government Bid” means any offer to sell made by the Company or any of its Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.

(w) Customers.  Section 5.1(w) of the Company Disclosure Schedule sets forth a true and complete list of (i) the names and addresses of all customers of the Company and its Subsidiaries that have been billed $750,000 or more during the 12 months ended September 30, 2008 (such a customer, a “Client”), (ii) the amount for which each such Client was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such Client during such period. Except as disclosed on Section 5.1(w) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice that any such Client (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries, in each case with respect to a Contract between the Company and Client existing as of the date hereof, other than ordinary course fluctuations in the use of the Company’s products or services by such Clients as a result of ordinary course expiration of existing Contracts or the termination, suspension, or delay of the government projects on which such Clients serve as subcontractors.

(x) No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Section 5.1, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Specifically (but without limitation) neither the Company nor any other Person makes any representation or warranty hereunder to Parent or Merger Sub with respect to any projections, estimates or budgets delivered to or made available to Parent and Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), of the Surviving Corporation and its Subsidiaries.

5.2 Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure schedule delivered to the Company by Parent in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur upon its execution and delivery of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act and any other applicable merger control laws (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Financing.  Parent has delivered to the Company (i) true and complete copies of executed written commitments (as the same may be amended pursuant to Section 6.14, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing and continue to make available to the Company a revolving credit facility in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the Company’s ongoing operating expenses (the “Debt Financing”) and (ii) true and complete copies of an executed written commitment (collectively, the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the party thereto has agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub equity financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are due and payable as of the date of this Agreement in connection therewith or pursuant thereto. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any of the Financing Commitments. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any reason why the conditions set forth in the Financing Commitments would not be satisfied on or before the Closing Date. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash on hand of Parent, Merger Sub and the Company on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and to pay the aggregate Per Share Merger Consideration payable pursuant to Section 4.1(a) hereof.

(f) Brokers.  Neither Parent, Merger Sub nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finder’s fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the Surviving Corporation from and after the Effective Time) would be liable.

(g) Limited Guaranty.  As of the date of this Agreement, the Limited Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guaranty. As of the date of this Agreement, the Limited Guaranty has not been amended or modified in any respect.

(h) Ownership of Shares.  As of the date of this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

(i) Solvency.  Assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (iii) the accuracy and completeness of the representations and warranties of the Company contained herein (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Company Material Adverse Effect” qualifications or exceptions contained in such representations and warranties shall be disregarded) and (iv) the Company and its Subsidiaries perform in accordance with the projections and forecasts provided to Parent prior to the date hereof, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt of the Company contemplated in the Financing Commitments, payment of all amounts required to be paid by Parent and the Company in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses by Parent and the Company, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the fair salable value of its assets will, as of such date, exceed the value of all of its probable liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged and (iii) such Person will be able to pay its liabilities, including probable contingent and other liabilities, as they become absolute and mature.

(j) Subsidiaries.  Parent has no Subsidiaries other than Merger Sub.

(k) No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Section 5.2, neither Parent, Merger Sub nor any other Person makes any representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS

6.1  Interim Operations.   The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, and except as otherwise expressly required or permitted hereunder) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and the Company shall use reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as Parent may approve in writing, such approval not to be unreasonably withheld; (ii) as is expressly required or permitted by this Agreement; (iii) as is required by applicable Law or by any Governmental Entity; or

(iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(b) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to (other than as permitted under Section 6.1(d)) or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(c) issue, sell, dispose of, grant, transfer or subject to any Lien, or authorize the issuance, sale, disposition, grant or transfer of or Lien on, any shares of capital stock of the Company or any of its Subsidiaries (other than (i) the issuance or grant of Shares upon the exercise of Company Options that are outstanding, and in accordance with their terms, as of the date hereof, or (ii) the issuance of capital stock or other equity interests by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(d) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned domestic Subsidiary of the Company) in excess of $100,000 in the aggregate (other than advances to employees for expenses in the ordinary course of business);

(e) invest any cash of the Company or its Subsidiaries that is not needed to pay current operating expenses in anything other than obligations of or guaranteed by the United States of America or state or local municipal bonds or commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poors Corporation, respectively;

(f) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent;

(g) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any such capital stock or other securities tendered by current or former employees or directors in connection with the exercise of Company Options);

(h) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations (except as permitted under Section 6.1(i)) or any guarantee of any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness; provided, that the Company may incur indebtedness for borrowed money under credit facilities, lines of credit and other debt or borrowing arrangements reflected in the Company Reports incurred to cover payments, in the first quarter of the Company’s fiscal year ended December 31, 2009, of (x) quarterly tax payments for the Company and its Subsidiaries, (y) annual cash incentives to employees of the Company and its Subsidiaries, and (z) earn-out payments to Richard Bowe pursuant to the terms of that certain Stock Purchase Agreement, dated as of January 30, 2007, by and among the Company, Project Planning, Incorporated, and Richard Bowe;

(i) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $500,000;

(j) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive, release, grant or transfer any right of material value; provided, that the Company and any Subsidiary may pay, discharge, settle or satisfy, in accordance with its terms, any liability or obligation incurred by the Company or such Subsidiary after the date hereof in accordance with the terms of this Agreement;

(k) except with respect to entry into and modification, amendment, termination, cancellation or extension of customer contracts in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(l) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(n) make or change any Tax election or Tax accounting method, amend any Tax Return, or settle or compromise any material Tax liability;

(o) change its fiscal year;

(p) transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or otherwise dispose of, or subject to any Lien, any assets, product lines or businesses of the Company or its Subsidiaries which are material to the Company and its Subsidiaries taken as a whole, other than sales of inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect on the date of this Agreement that have been disclosed to Parent or filed or furnished in or with the Company Reports;

(q) except as expressly required by this Agreement, required pursuant to the Benefit Plans or the Stock Plans in effect on the date of this Agreement, as otherwise required by applicable Law (including to cause any compensation to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder), (i) grant or provide any severance or termination payments or benefits to any officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries other than payments or benefits to non-officer employees, independent contractors, or consultants in the ordinary course of business consistent with past practices, (ii) increase the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor, or consultant of the Company or any of its Subsidiaries, other than increases in compensation, perquisites, or benefits payable to non-officer employees, independent contractors, or consultants in the ordinary course of business consistent with past practice, (iii) grant any equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (iv) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (v) change the terms of any outstanding Company Option, or (vi) terminate or materially amend any existing, or adopt any new, Benefit Plan (other than (I) changes that may be necessary to comply with applicable Law that do not materially increase the costs of any such Benefit Plans or acceleration of Company Options or Company RSUs contemplated by Section 4.3 of this Agreement and (II) termination, at the sole discretion of the Company, of the 1995 Nonqualified Stock Option Plan of Space Applications Corporation);

(r) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(s) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(t) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(u) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, except as contemplated by the provisions of Sections 6.2 and 6.3;

(v) enter into any new line of business outside of its existing business;

(w) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $300,000;

(x) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(y) except as provided in Section 6.2 and Section 6.3, agree, authorize or commit to do any of the foregoing.

Nothing contained in this Agreement (including, without limitation, this Section 6.1) is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2  Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Los Angeles time) on the date that is forty-five (45) calendar days after the date hereof (the “Solicitation Period End-Date”), the Company and its directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements, provided that the Company shall promptly provide to Parent any material non-public information relating to the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

As used herein, the term: (A) “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger; and (B) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 6.2.

(b) Subject to Section 6.2(c) and except with respect to any Person who made an Acquisition Proposal received by the Company on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 6.2(c)(i), 6.2(c)(iii), and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause its Subsidiaries and shall exercise its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations, or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the board of directors of the Company no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two (2) Business Days prior to the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal, the Company shall immediately cease, and shall cause its Subsidiaries and shall exercise its reasonable best efforts to cause its Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal, and shall request to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person. Notwithstanding anything contained in this Section 6.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the determination by the board of directors of the Company to satisfy the requirements of Sections 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv).

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.2, (iii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously made available to Parent. Notwithstanding anything to the contrary contained in Section 6.2(b) or this Section 6.2(c) (other than the proviso in the preceding sentence), prior to obtaining the Requisite Company Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

As used herein, the term “Superior Proposal” means any bona fide Acquisition Proposal made in writing that is on terms that the board of directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof and the degree to which such financing is then committed, (A) are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, and (B) is reasonably likely to be consummated (if accepted) on such terms on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “75%.”

(d) Within two (2) Business Days following the Solicitation Period End-Date, the Company shall notify Parent in writing of the identity of each Excluded Party, if any, and provide Parent a copy of the Acquisition Proposal received from such Excluded Party (or a summary of its material terms if no copy is available). From and after the Solicitation Period End-Date, in the event that the Company or any of its Subsidiaries or Representatives receives any of the following, the Company shall promptly (but not more than one Business Day after such receipt) notify Parent in writing thereof: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal; (ii) any request (other than from an Excluded Party) for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal; or (iii) any inquiry or request for (other than from or by an Excluded Party) discussions or negotiations regarding any Acquisition Proposal. Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed in all material respects on a timely basis (and in any event no later than one Business Day after the occurrence of any significant changes, developments, discussions or negotiations) of the status and details of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence. Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. Subject to this Section 6.2, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill or confidentiality agreement if it determines in good faith, after consultation with outside counsel, that its failure to do so would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law.

(e) Notwithstanding anything in Section 6.2(b)(iii) to the contrary, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, and taking into account adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.2(e), constitutes a Superior Proposal, the board of directors of the Company may at any time prior to obtaining the Requisite Company Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law, (x) withhold, withdraw, modify, qualify, or amend or propose publicly to withhold, withdraw, modify, qualify, or amend, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change of Company Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of the Company may not withhold, withdraw, modify, qualify or amend the Company Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 6.2; (B) the Company shall have provided prior written notice to Parent of its intention to take any action contemplated in this Section 6.2(e) with respect to a Superior Proposal at least four (4) Business Days in advance of taking such action, which notice shall set forth the action the Company intends to take, the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then current form of each definitive agreement with respect to such Superior Proposal (each, an “Alternative Acquisition Agreement”); and (C) during such four (4) Business Day period, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. The Company shall not withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub if, prior to the expiration of such four (4) Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the board of the directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) causes such Superior Proposal to cease to constitute a Superior Proposal, after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.2.

(f) Nothing contained in this Agreement (including, without limitation, this Section 6.2) shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the board of directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the board of directors of the Company determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Company Recommendation (including for purposes of Section 8.1(g)) unless the board of directors of the Company expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement and the Merger at least two (2) Business Days prior to the Stockholders Meeting.

(g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(h).

6.3  No Change in Company Recommendation or Alternative Acquisition Agreement.  Other than in accordance with Section 6.2, and except as otherwise provided in this Section 6.3, the board of directors of the Company shall not:

(a) withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; and/or

(b) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Requisite Company Vote, the board of directors of the Company shall have the right to withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that the Company shall have provided prior written notice to Parent of its board of directors’ intention to take any such action at least four (4) Business Days in advance thereof.

6.4  Proxy Statement.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but in any event within ten (10) Business Days after the date hereof), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the “Proxy Statement”). The Company will provide Parent a reasonable opportunity to review and consult with the Company regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date (but in no event later than five (5) Business Days after the proxy statement is cleared by the SEC).

(b) The Company shall cause the Proxy Statement, and the letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of the Company therewith, in connection with the Merger, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of the Company contained in this Section 6.4(b) shall not apply to any information supplied by Parent or Merger Sub or any of their respective representatives to the Company which is contained or incorporated by reference in the Proxy Statement. If at any time prior to obtaining the Requisite Company Vote, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) Parent shall cause any information supplied by it or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.5  Stockholders Meeting.  The Company acting through its board of directors shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (but in any event within twenty-two (22) Business Days after the date the Proxy Statement is first mailed to stockholders, or later if necessary to accommodate any amendments of the Proxy Statement needed to be filed with the SEC after the Proxy Statement is first mailed) to consider and vote upon the approval of the “agreement of merger” (as such term is used in Section 251 of the

DGCL) contained in this Agreement. Except in the event of a Change of Company Recommendation specifically permitted by Section 6.2(e) or a withholding, withdrawal, qualification, modification or amendment of the Company Recommendation permitted by Section 6.3, (a) the Proxy Statement shall include the Company Recommendation and (b) the board of directors of the Company shall take all reasonable lawful action to solicit the Requisite Company Vote. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Change of Company Recommendation.

6.6  Filings; Other Actions; Notification.

(a) Proxy Statement.  The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(b) Cooperation.   Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (it being understood that the failure to obtain any such consent, registration, approval, permit or authorization shall not be deemed a failure of any condition set forth in Article VII to be satisfied and shall not be considered in the determination of whether any such condition has been satisfied). In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and information provided to unions, works councils or other representative bodies or labor organizations). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or would reasonably be expected to cause any condition set forth in Article VII not to be satisfied in any material respect as of the Closing, or (d) any material failure of the Company, Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(d) Consents and Merger Clearance.

(i) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent, which consent shall not be unreasonably withheld. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(ii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or

(iii) enter into any agreement that limits in any material way the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

6.7  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers and other senior employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (it being understood that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure) or (b) to disclose any information of the Company or any of its Subsidiaries that is subject to attorney-client privilege. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.7 shall be directed to the individual or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8  NASDAQ De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9  Publicity.  The initial press release regarding the Merger shall be a joint press release agreed upon by Parent and the Company and thereafter the Company, Parent and Merger Sub each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.10  Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the Employees of the Company and its Subsidiaries as of the Effective Time (the “Current Employees”) will be provided with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities, but not equity-based incentive opportunities except as agreed to by Parent) which are no less than the aggregate base salary and bonus opportunities provided by the Company and its Subsidiaries to each Current Employee immediately prior to the Effective Time, (ii) other employee benefits (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company’s Executive Severance Plan or any employment or severance agreement between the Company and any such Current Employee or any severance policy of the Company or its Subsidiaries (as applicable) with respect to the Current Employees in effect on the date hereof and made available to Parent.

(b) Parent will cause any employee benefit plans of Parent or the Surviving Corporation which the Current Employees are entitled to participate in from and after the Effective Time to take into account for purposes of eligibility and vesting and benefit accrual thereunder, service by the Current Employees with the Company or any of its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits).

(c) This Section 6.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10. Nothing in this Section 6.10 is intended to amend any Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant, or require the Parent or Surviving Corporation to grant equity-based compensation, including but not limited to stock options, to any director, employee, independent contractor or consultant.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Benefit Plan listed on Section 6.10(d) of the Company Disclosure Schedule will occur upon the Effective Time.

6.11   Expenses.   Parent shall, or shall cause either Merger Sub or the Surviving Corporation to, pay the fees of the Paying Agent in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, except as expressly contemplated by this Agreement (including, without limitation, Article VIII), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12   Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to such indemnification), each present and former director (or Person in a similar position) and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. The Surviving Corporation shall not require any security for such undertaking.

(b) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation to obtain and maintain an extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies (correct and complete copies of which have been previously made available to Parent), and (ii) the Company’s existing fiduciary liability insurance policies (correct and complete copies of which have been previously made available to Parent), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (covering acts or omissions occurring prior to the Effective Time) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof; provided that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 shall survive the Closing, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and its successors and representatives.

(e) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.13   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14  Financing.

(a) Parent shall use its commercially reasonable efforts to take, or cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange, and consummate in a timely manner, the Financing on the terms and conditions described in the Financing Commitments (provided that, subject to the provisions of this Section 6.14(a), Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as such replacement or amendment would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments that are within their control, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, and (iv) consummate the Financing at or prior to the Closing Date, but in no event later than the Outside Date (including using commercially reasonable efforts to cause the lenders and other Persons providing the Financing to provide such financing). Parent shall not and shall cause Merger Sub not to, without the prior written consent of the Company, amend, modify or supplement (including in the definitive documents) (x) any of the conditions or contingencies to funding contained in the Financing Commitments, or (y) any other provision of the Financing Commitments, in either case to the extent such amendment, modification or supplement could reasonably be expected to have the effect of materially adversely affecting the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby. In the event that any portion of the Financing contemplated by the Financing Commitments becomes unavailable other than due to the breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company after providing notice to the Company and a reasonable opportunity to cure, Parent and Merger Sub shall notify Company and use their commercially reasonable efforts to arrange alternative financing from the same or other sources on terms not less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), and in an amount sufficient to timely (taking into account the Outside Date) consummate the transactions contemplated hereby on the terms and conditions set forth herein. In the event all conditions applicable to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of the Equity Financing) have been satisfied, Parent and Merger Sub shall use their commercially reasonable efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. Parent and Merger Sub shall use their commercially reasonable efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained. Parent and Merger Sub shall give the Company prompt notice of any breach by any party to the Financing Commitments of which either Parent or Merger Sub becomes aware or any termination of any of the Financing Commitments. Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the Financing.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing or any alternative financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required or advisable in connection with the Debt Financing or any alternative financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as practical, furnishing Parent and its Debt Financing or alternative financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and its Debt Financing sources or alternative financing sources, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering or private placements pursuant to Rule 144A under the Securities Act, as applicable (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations) to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments or any alternative financing, or as otherwise required in connection with the Debt Financing or any alternative financing and the transactions contemplated by this Agreement or as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments or any alternative financing, (iv) taking all actions reasonably necessary to permit the lenders involved in the Financing or any alternative financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing or any alternative financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket accounting costs incurred by the Company or its Subsidiaries in connection with the performance of the provisions of this Section 6.14(b). The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing or any alternative financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

6.15  Director Resignations.  The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

6.16 Rule 16b-3.  Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

ARTICLE VII

CONDITIONS

7.1   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated without any limitation, restriction or condition that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement).

(c) Injunction.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing, restraining, imposing materially burdensome conditions on, or rendering illegal the consummation of the Merger.

7.2  Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Section 5.1 shall be true and correct (without giving effect to any materiality, or Company Material Adverse Effect qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality, or Company Material Adverse Effect qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties of the Company set forth in Section 5.1(b) shall be true and correct in all respects (other than inaccuracies that are immaterial in the aggregate), as of the Closing as though made at and as of the Closing.

(b) Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Compliance Certificate.  Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(h) have been, or as of immediately prior to the Closing will be, satisfied.

(d) Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Dissenters Rights.  The time period for the exercise by any stockholder of the Company of any appraisal rights, dissenters’ rights or similar rights applicable as a result of the Merger, including any such rights under Section 262 of the DGCL, shall have expired and the holders of Shares representing less than ten percent (10%) of the Shares shall have demanded and perfected their right to an appraisal of the Shares in accordance with Section 262(d) of the DGCL and not withdrawn such demand.

(f) Financing.  Merger Sub shall have obtained an aggregate of $75,000,000 of debt financing (of which $10,000,000 will be available on an undrawn revolving credit facility) on the terms and for the purposes set forth in the Debt Financing Commitments, as such terms may be modified by operation of any so-called

“market flex” provisions in the Debt Financing Commitments or any other agreements as in effect on the date hereof that Parent may have with the lenders that executed the Debt Financing Commitments.

(g) Resignations.  Each of the directors of the Company and each of its Subsidiaries shall have delivered a letter of resignation effective as of the Closing, in form and substance reasonably satisfactory to Parent.

(h) Cash Position/Indebtedness.  The Company shall have, as of immediately prior to the Closing, (i) no less than $5,000,000 in cash and cash equivalents (which cash equivalents shall consist solely of obligations of or guaranteed by the United States of America or state or local municipal bonds or commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively), and (ii) no outstanding indebtedness for borrowed money, letters of credit or outstanding guarantees of indebtedness for borrowed money.

(i) Solvency Certificate.  The Company shall have delivered to Parent the solvency certificate attached hereto as Exhibit B, duly executed by the Chief Financial Officer of the Company, provided that such condition shall be subject to confirmation by Parent that Merger Sub will have no assets or liabilities other than the amount of debt financing set forth in the Debt Financing Commitments, and the amount of Equity Financing set forth in the Equity Financing Commitment, in each case as delivered to the Company as of the date of this Agreement.

7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver in writing by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Section 5.2 shall be true and correct (without giving effect to any materiality qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent Parent or Merger Sub from consummating the Merger and performing their respective obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Compliance Certificate.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of each of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Company Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) by:

(a) mutual written consent of the Company and Parent;

(b) either the Company or Parent upon any Restraint permanently restraining, enjoining, otherwise prohibiting, or imposing materially burdensome conditions on, consummation of the Merger becoming final and non-appealable; provided, however, that no party hereto shall have such right to termination pursuant to this Section 8.1(b) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the Merger, subject to the provisions of Sections 6.6(d)(i) and (ii);

(c) either the Company or Parent, if the Merger shall have not been consummated by April 30, 2009 (the “Outside Date”), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a); provided that neither Parent nor the Company may exercise such right to terminate this Agreement if such party is in material breach of the provisions hereof at such time;

(d) either the Company or Parent, if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the approval of this Agreement by the Requisite Company Vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof);

(e) the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Sections 7.1 and 7.3 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 15 days following written notice to Parent from the Company, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

(f) Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Sections 7.1 and 7.2 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 15 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

(g) Parent, if (i) a Change of Company Recommendation shall have occurred, (ii) the board of directors of the Company withholds, withdraws, qualifies, modifies or amends the Company Recommendation in a manner adverse to Parent or Merger Sub, (iii) the board of directors of the Company (or any committee thereof) shall approve, adopt or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for, any Superior Proposal or Acquisition Proposal, (iv) the board of directors of the Company fails publicly to reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the Company’s stockholders (it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), or (v) the Company shall have breached its obligations under Section 6.2, 6.3, or 6.5 in any manner that adversely affects Parent or Merger Sub;

(h) the Company, at any time prior to receipt of the Requisite Company Vote, in accordance with, and subject to the terms and conditions of, Section 6.2(e); provided that the Company shall have simultaneously with such termination entered into the Alternative Acquisition Agreement;

(i) the Company, if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than the condition specified in Section 7.2(f) (relating to the Debt Financing)) shall have been satisfied or waived, and (ii) Parent or Merger Sub shall have failed for any reason to consummate the Closing on the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or

(j) Parent, if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than the conditions specified in clauses (f), (h) and (i) of Section 7.2) shall have been satisfied or waived, and (ii) the Company shall have failed for any reason to satisfy either the condition specified in Section 7.2(h) or the condition specified in Section 7.2(i) after Parent has requested such conditions be satisfied, provided that in the case of the condition specified in Section 7.2(i), Parent shall have furnished the confirmation contemplated by the proviso in

Section 7.2(i), and provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(j) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 8.1 shall give written notice of such termination to each other party in accordance with Section 9.7, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2  Effect of Termination.  Subject to the provisions of Section 9.1 hereof, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) in respect thereof; provided, however, that:

(a) subject in all respects to the liability limitations contained in this Section 8.2, no party shall be relieved from liability for any breach of this Agreement that occurs prior to the date of termination hereof;

(b) if (i) either Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(d), (ii) an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and not withdrawn, prior to the Stockholders Meeting or the Outside Date, as applicable, and (iii) within 180 days after the date of such termination, the Company enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to the Stockholders Meeting or the Outside Date, as applicable), within five (5) Business Days after the consummation of such definitive agreement, the Company shall pay the applicable Termination Fee (less the amount of any expenses of Parent previously paid pursuant to Section 8.2(g)(i)) to Parent by wire transfer of immediately available funds to an account specified by Parent in writing;

(c) if (i) Parent terminates this Agreement pursuant to Section 8.1(f) or Section 8.1(j), (ii) an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and (iii) within 12 months after the date of such termination, the Company enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), within five (5) Business Days after the consummation of such definitive agreement, the Company shall pay the applicable Termination Fee to Parent by wire transfer of immediately available funds to an account specified by Parent in writing;

(d) if Parent terminates this Agreement pursuant to (i) Section 8.1(g)(i) or 8.1(g)(ii) and, prior to the Change of Company Recommendation described in Section 8.1(g)(i) or the withholding, withdrawal, qualification, modification or amendment of the Company Recommendation described in Section 8.1(g)(ii), an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and not withdrawn prior to such termination or (ii) Section 8.1(g)(iii), 8.1(g)(iv) or 8.1(g)(v) as a result of the board of directors of the Company approving, adopting or recommending any Superior Proposal or Acquisition Proposal, such board failing to reaffirm its recommendation of the Merger or the Company violating its obligations under Section 6.2, 6.3, or 6.5 in any manner that adversely affects Parent or Merger Sub, within five (5) Business Days after the date of such termination, the Company shall pay the applicable Termination Fee to Parent by wire transfer of immediately available funds to an account specified by Parent in writing;

(e) if Company terminates this Agreement pursuant to Section 8.1(h), at or prior to the time of such termination, the Company shall pay the applicable Termination Fee to Parent by wire transfer of immediately available funds to an account specified by Parent in writing; and

(f) if the Company terminates this Agreement pursuant to Section 8.1(e) based on a breach by Parent or Merger Sub of covenants applicable to them, or pursuant to Section 8.1(i), within five (5) Business Days after the date of such termination, Parent shall pay $4,185,112 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account specified by the Company in writing.

For purposes of this Section 8.2, the term “Acquisition Proposal” (including, for the purposes of Section 8.2(d), as such term is used in the definition of “Superior Proposal”) shall have the meaning assigned to such term in Section 6.2(a), except that the phrase “at least 15%” therein shall be deemed to state “more than 50%.”

For purposes of this Agreement, the term “Termination Fee” means $4,185,112; provided that, in the event this Agreement is terminated (i) by Parent pursuant to Section 8.1(g) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party (and which is an Excluded Party as of the date of termination), or (ii) by the Company pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with an Excluded Party (and which is an Excluded Party as of the date of termination), “Termination Fee” shall mean an amount equal to the sum of $1,195,746 plus all reasonably documented expenses of Parent, which sum shall not exceed $3,578,384 in the aggregate.

(g) Notwithstanding anything in this Agreement to the contrary:

(i) in the event the Termination Fee is due and payable, the payment of such Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to Sections 8.1(c), 8.1(d), 8.1(f), 8.1(g), 8.1(h) and 8.1(j); provided that in the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(d) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.2(b), then the Company shall promptly reimburse Parent for all reasonably documented expenses of Parent, up to a maximum amount of $1,250,000; provided, that the payment by the Company of Parent expenses pursuant to this Section 8.2(g)(i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b); and

(ii) the parties hereto agree that in no event shall the Company or Parent be required to pay the Termination Fee or the Parent Termination Fee, as the case may be, on more than one occasion.

(h) Each of the parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement.

(i) In the event of a termination of this Agreement in connection with which the Company is entitled to receive the Parent Termination Fee pursuant to Section 8.2(f), the Company’s right to receive payment of the Parent Termination Fee from Parent or from the Guarantor pursuant to the Limited Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Guarantor and any of their respective former, current or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Parent Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement (the “Company Damages”), and upon payment of such amount, none of Parent, Merger Sub, the Guarantor or any other Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(j) Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages shall be limited to $4,185,112 (inclusive of the Parent Termination Fee) (the “Parent Liability Limitation”), (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligation of the Guarantor under its Limited Guarantee and (iii) in no event shall the Company or any of its Affiliates seek any (A) equitable relief or equitable remedies of any kind whatsoever, including, without limitation, specific performance or (B) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, in excess of the Parent Liability Limitation, in each case against or from Parent, Merger Sub, the Guarantor or any other Parent Party and (iv) the Company acknowledges and agrees that it shall have no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, Parent, Merger Sub, the Guarantor or any other Parent Party (other than the Guarantor to the extent provided in the Limited Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor or any other Parent Party, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, including, without limitation, a claim for specific performance, or by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee and subject to the Parent Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Parent Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent.

(k) In the event of a termination of this Agreement in connection with which the Parent is entitled to receive the Termination Fee pursuant to Sections 8.2(b), 8.2(c), 8.2(d), and 8.2(e), Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of the Parent Parties against the Company, and any of its former, current or future directors, officers, stockholders, controlling persons, Affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement (the “Parent Damages”), and upon payment of such amount, neither the Company nor any of other Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(l) In the event of any dispute, claim or action arising out of, relating to or in connection with this Agreement, or the Merger or other transactions contemplated hereby, each party hereto shall bear all attorney’s fees and expenses and other related costs incurred by it or on its behalf in connection therewith.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Employee Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger for so long as they are operative. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Publicity), Section 6.11 (Expenses) and Section 8.2 (Effect of Termination) shall survive any termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2  Modification or Amendment.  Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto which would have the effect of reducing the amount or changing the type of consideration into which the Shares are converted into the right to receive upon consummation of the Merger.

9.3  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4  Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or PDF format), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6   Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. The Company hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.7  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

Project Victor Holdings, Inc.
c/o Odyssey Investment Partners, LLC
21650 Oxnard Street, Suite 1650
Woodland Hills, CA 91367
Attention: Bill Hopkins
Telephone: (818) 737-1111
Facsimile: (818) 737-1101

with a copy to (which will not constitute notice):

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention: David M. Hernand, Esq.
Telephone: (310) 552-8500
Facsimile: (310) 552-7071

If to the Company:

SM&A
4695 MacArthur Court
8th Floor
Newport Beach, California 92660
Attention: Cathy McCarthy
Telephone: (949) 975-1550
Facsimile: (949) 975-1624

with copies to (which will not constitute notice):

Bingham, McCutchen
600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Attention: James W. Loss
Telephone: (714) 830-0626
Facsimile: (714) 830-0726

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071-1560
Attention: Robert B. Knauss
Telephone: (213) 683-9137
Facsimile: (213) 683-5137

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested); upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.8  Entire Agreement.  This Agreement (including any schedules and exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, and that certain letter agreement, dated August 18, 2008 (as amended from time to time, the “Confidentiality Agreement”), between the Company and Odyssey Investment Partners, LLC (“Odyssey”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties (written and oral), among the parties hereto with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9  No Third-Party Beneficiaries.  Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, each party hereto hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent (including, without limitation, the Surviving Corporation from and after the Effective Time) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

9.11  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.12  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.13  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.14  No Personal Liability.  Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or stockholder of the Company, Parent or (other than Parent) Merger Sub (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or stockholder) shall be liable in his, her or its capacity as such for the performance of such party’s obligations under this Agreement.

9.15  Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.16  Assignment.  This Agreement shall not be assignable by any party (by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided further that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede or adversely affect the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Section 9.16 of this Agreement shall be void ab initio.

9.17  Knowledge.  The term “Knowledge” when used in this Agreement with respect to the Company means (i) the actual knowledge of those persons set forth in Section 9.17 of the Company Disclosure Schedule, or (ii) any fact or matter which any such person in clause (i) could reasonably be expected to discover or otherwise become aware of in the ordinary course of performing such person’s duties.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SM&A

By:	/s/ Cathy L. McCarthy
Name:     Cathy L. McCarthy

Title:	President & CEO

PROJECT VICTOR HOLDINGS, INC.

By:	/s/ William F. Hopkins
Name:     William F. Hopkins

Title:	President

PROJECT VICTOR MERGER SUB, INC.

By:	/s/ William F. Hopkins
Name:     William F. Hopkins

Title:	President

ANNEX A

DEFINED TERMS

Terms	Section

Acceptable Confidentiality Agreement	6.2(a)
Acquisition Proposal	6.2(a), 8.2(f)
Action	5.1(g)(i)
Affiliate	5.1(c)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Applicable Date	5.1(e)(i)
Assumed Option	4.3(a)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefits Plans	5.1(h)(i)
Business Day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Company Recommendation	6.2(e)
Charter	2.1
Client	5.1(w)
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Bylaws	5.1(a)
Company Charter	5.1(a)
Company Damages	8.2(i)
Company Disclosure Schedule	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)(i)
Company Parties	8.2(k)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company RSU	4.3(a)(iii)
Confidentiality Agreement	9.8
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Control	5.1(c)(ii)
Costs	6.12(a)
Current Employees	6.10(a)
D&O Insurance	6.12(b)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)

A-1

Terms	Section

DGCL	Recitals
Dissenting Shares	4.1(d)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(k)
Equity Financing	5.2(e)
Equity Financing Commitment	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(ii)(G)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Party	6.2(b)
Excluded Share	4.1(a)
Financing	5.2(e)
Financing Commitments	5.2(e)
GAAP	5.1(e)(iii)
Government Bid	5.1(v)
Government Contract	5.1(v)
Governmental Entity	5.1(d)(i)
Guarantor	Recitals
Hazardous Substance	5.1(k)
HSR Act	5.1(d)(i)
Indebtedness	6.1(h)
Indemnified Parties	6.12(a)
Intellectual Property	5.1(n)
Knowledge	9.17
Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)
Limited Guaranty	Recitals
Material Contracts	5.1(q)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)(D)
NASDAQ	5.1(a)(E)
NISPOM	5.1(v)(v)
Odyssey	9.8
Option Exchange Ratio	4.3(a)(ii)
Outside Date	8.1(c)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Common Stock	4.3(a)(ii)
Parent Damages	8.2(k)
Parent Disclosure Schedule	5.2

A-2

Terms	Section

Parent Liability Limitation	8.2(j)
Parent Parties	8.2(i)
Parent Termination Fee	8.2(f)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.4(a)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Restraints	7.1(c)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Significant Subsidiary	5.1(a)
Solicitation Period End-Date	6.2(a)
Solvent	5.2(i)
Special Committee	Recitals
Stock Plan	5.1(b)
Stockholders Meeting	6.5
Subsidiary	5.1(a)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(l)
Tax Return	5.1(l)
Taxes	5.1(l)
Termination Fee	8.2(f)
WARN Act	5.1(m)

A-3

ANNEX B

[LETTERHEAD OF WEDBUSH MORGAN SECURITIES INC.]

Board of Directors	October 31, 2008
SM&A
4695 MacArthur Court, 8th Floor
Newport Beach, CA 92660

Members of the Board of Directors:

We understand that SM&A, Inc. (the “Company” or “SM&A”) is planning a potential sale of the Company to a newly formed company organized by Odyssey Investment Partners III LP, Project Victor Holdings, Inc. (“Holdings”). We also understand that the Company and Holdings propose to enter into an agreement and plan of merger. We have reviewed a draft of the agreement and plan of merger dated October 30, 2008 (the “Merger Agreement”), which for the purpose of this fairness opinion (the “Opinion”) we have assumed is identical in all material respects to the agreement and plan of merger that will be entered into by the Company. Pursuant to the Merger Agreement, upon a favorable vote by a majority of the outstanding shares of Company common stock, par value $0.0001 per share (“Company Common Stock”), a wholly-owned subsidiary of Holdings, Project Victor Merger Sub, Inc. (“Merger Sub”), shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation, subject to certain conditions. The capitalized terms in this Opinion shall have the meanings given to them in the Merger Agreement unless otherwise defined herein. Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that, subject to the exercise of dissenters’ rights, each outstanding share of Company Common Stock, other than treasury shares, will be canceled and extinguished and automatically converted into the right to receive cash, without interest, in an amount equal to $6.25 per share (the “Per Share Merger Consideration”). Each Company Option and Company RSU will become fully vested. Each Company Option will be cancelled in exchange for the right to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the per share exercise price under such Company Option. Each Company RSU will be cancelled in exchange for the right to receive an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company RSU, multiplied by (B) the Per Share Merger Consideration. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the consideration to be received by the public holders of Company Common Stock as provided in the Merger Agreement is fair to such holders from a financial point of view.

Wedbush Morgan Securities Inc. (“Wedbush Morgan”) is an investment banking firm and member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

For purposes of this Opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement which we understand is in a form identical in all material respects to the one the Board will be reviewing; (2) reviewed certain publicly available business and financial information relating to the Company that we deem to be relevant; (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data furnished to us by the Company; (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the Company Common Stock; (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company; (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies that we deem to be comparable, in whole or in part, to the Merger; and (7) made inquiries regarding and discussed the Merger Agreement and other matters related thereto with the Company’s counsel. In addition, we have held discussions with the management of the Company concerning their views as to the financial and other information described

B-1

Board of Directors	October 31, 2008

SM&A	Page 2 of 2

above. We understand that the Merger Agreement provides for a 45-day period in which the Company can proactively solicit alternative Acquisition Proposals which may be deemed Superior Proposals. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our Opinion.

In rendering this Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or any other party to the Merger or otherwise reviewed by us. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the management of the Company that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company.

We further relied on the assurances of management of the Company that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of the Company.

Our Opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also relied on the accuracy and completeness of the Company’s representations and warranties in the Merger Agreement. Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof.

In rendering this Opinion, we express no opinion as to the amount or nature of any compensation to any officers, directors, or employees of the Company, or any class of such persons, relative to the consideration to be received by the public holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. We are not opining as to the merits of the Merger compared to any alternative transactions that may be available to the Company should it desire to pursue such alternatives.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company upon the successful completion of the Merger for serving as a financial advisor. We will also receive a fee for rendering the Opinion for the Merger. The fee for rendering our Opinion is not contingent upon the conclusions reached and is payable upon delivery of the Opinion.

In the ordinary course of our business, we and our affiliates may actively trade the common stock of the Company and Parent for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of the Company or Parent.

This Opinion is for the benefit and use of the Board in connection with its evaluation of the Merger and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger. This Opinion may not be used for any other purpose without our prior written consent in each instance, except as expressly provided for in the engagement letter dated as of August 11, 2008 between the Special Committee of the Board and Wedbush Morgan.

This Opinion was approved by a fairness committee in accordance with the requirements of NASD Rule 2290(b).

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the public holders of the Company Common Stock is fair from a financial point of view.

Very truly yours,

/s/  Wedbush Morgan Securities Inc.

Wedbush Morgan Securities Inc.

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE — APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263, or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 29, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/SMAA • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card	C0123456789	12345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

For	Against	Abstain		For	Against	Abstain

1.	APPROVAL OF PROPOSAL 1 REGARDING THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 31, 2008, AMONG SM&A, PROJECT VICTOR HOLDINGS, INC. AND PROJECT VICTOR MERGER SUB, INC., AS SET FORTH IN SM&A’S PROXY STATEMENT FOR THE SPECIAL MEETING.	☐	☐	☐	2.	APPROVAL OF PROPOSAL 2 REGARDING THE ADJOURNMENT OF THE SPECIAL MEETING, AS SET FORTH IN SM&A’S PROXY STATEMENT FOR THE SPECIAL MEETING.

			THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
PLEASE DATE, SIGN, MAIL AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NOTE: Please sign exactly as your name appears herein. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SM&A

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 29, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Cathy L. McCarthy and James R. Eckstaedt, and each of them, with full power of substitution, to vote all shares of Common Stock of any class of SM&A held of record by the undersigned as of December 5, 2008, at the Special Meeting of Stockholders of SM&A to be held at 4685 MacArthur Court, Suite 380, Newport Beach, California 92660 on December 29, 2008, at 9:00 a.m. local time and at all adjournments and postponements thereof, upon the following matters, which are described in SM&A’s Proxy Statement for the Special Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE (i) “FOR” THE APPROVAL OF PROPOSAL 1 REGARDING THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 31, 2008, AMONG SM&A, PROJECT VICTOR HOLDINGS, INC. AND PROJECT VICTOR MERGER SUB, INC., AS SET FORTH IN SM&A’S PROXY STATEMENT FOR THE SPECIAL MEETING; AND (ii) “FOR” APPROVAL OF PROPOSAL 2 REGARDING THE ADJOURNMENT OF THE SPECIAL MEETING, AS SET FORTH IN SM&A’S PROXY STATEMENT FOR THE SPECIAL MEETING.
THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED (i) “FOR” THE APPROVAL OF PROPOSAL 1 REGARDING THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 31, 2008, AMONG SM&A, PROJECT VICTOR HOLDINGS, INC. AND PROJECT VICTOR MERGER SUB, INC., AS SET FORTH IN SM&A’S PROXY STATEMENT FOR THE SPECIAL MEETING; AND (ii) “FOR” APPROVAL OF PROPOSAL 2 REGARDING THE ADJOURNMENT OF THE SPECIAL MEETING, AS SET FORTH IN SM&A’S PROXY STATEMENT FOR THE SPECIAL MEETING.